UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BRIGHTCOVE INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required

☐	Fee paid previously with preliminary materials

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION—

DATED DECEMBER 19, 2024

BRIGHTCOVE INC.

281 Summer Street

Boston, MA 02210

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

[●]

Dear stockholders of Brightcove Inc.:

You are cordially invited to attend a special meeting of the stockholders of Brightcove Inc., a Delaware corporation (“Brightcove,” the “Company,” “we,” “us” or “our”), to be held virtually on [●], 2025 at [●], Eastern Time (including any adjournments or postponements thereof, the “Special Meeting”). Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/BCOV2025SM and using the 16-digit control number included in your proxy materials. You will not be able to attend the Special Meeting in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” shall mean virtually present at the Special Meeting.

We have entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of November 24, 2024, with Bending Spoons US Inc., a Delaware corporation (“Bending Spoons” or “Parent”), Bending Spoons S.p.A., an Italian societá per azioni (solely for the purposes of Section 6.11, Section 6.13 and Section 9.15), and Blossom Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Bending Spoons (“Merger Sub”). Pursuant to and subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into Brightcove, with Brightcove surviving the merger as a wholly-owned subsidiary of Bending Spoons (the “Merger”).

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Merger Agreement (the “Merger Proposal”). The affirmative vote of the holders of a majority of the outstanding shares of Brightcove common stock, par value $0.001 per share (the “Company Shares”), entitled to vote thereon as of the close of business on [●] (the “Record Date”) is required to approve the Merger Proposal. At the Special Meeting, you will also be asked to consider and vote on a special resolution approving an advisory (non-binding) resolution on specified compensation that may be paid or become payable to the named executive officers of Brightcove in connection with the Merger (the “Compensation Proposal”). Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the votes properly cast for and against such matter at the Special Meeting. Additionally, at the Special Meeting, you will be asked to consider and vote on a proposal to approve the adjournment or postponement of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes virtually or by proxy to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”). Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes properly cast for and against such proposal at the Special Meeting.

If the Merger is consummated, you will be entitled to receive $4.45 in cash, without interest, for each Company Share that you own (unless you have properly exercised appraisal rights, including by not voting in favor of the Merger Proposal). Such merger consideration represents a premium of approximately 39% over the closing price of the Company Shares of $3.19 on November 22, 2024, the last trading day before the public announcement that Brightcove entered into the Merger Agreement, and a premium of approximately 90% over the 60-day volume-weighted average price of the Company Shares as of November 22, 2024. On [●], the last practicable day before the printing of this proxy statement, the closing price of the Company Shares on Nasdaq was $[●] per share.

The Board of Directors of Brightcove (the “Board”), after considering the factors more fully described in the enclosed proxy statement, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger (together, the “Transactions”), are in the best interests of Brightcove and the holders of Company Shares, and declared it advisable to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions contemplated thereby, including the Merger, and (iii) resolved to recommend that holders of Company Shares adopt the Merger Agreement and direct that such matter be submitted for consideration of the holders of Company Shares at the Special Meeting. The Board unanimously recommends that holders of Company Shares vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the proxy statement, and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information. You may also obtain more information about Brightcove from documents we file with the Securities and Exchange Commission from time to time.

Whether or not you plan to attend the Special Meeting, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage prepaid envelope or grant your proxy electronically over the Internet or by telephone. Only your last-dated proxy will be counted, and any proxy may be revoked prior to its exercise at the Special Meeting. If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted.

Your vote is very important, regardless of the number of Company Shares that you own. We cannot consummate the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote thereon as of the Record Date.

If you have questions or need assistance voting your Company Shares, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call: (877) 687-1865 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

Banks and brokers call collect: (212) 750-5833

On behalf of the Board, I thank you for your support and appreciate your consideration of this matter.

Very truly yours,

Marc DeBevoise

Chief Executive Officer & Director

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document or the accompanying proxy statement, including the Merger, or determined if the information contained in this document or the accompanying proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. This proxy statement is dated [●] and, together with the enclosed form of proxy card, is first being mailed to stockholders on or about [●].

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION—

DATED DECEMBER 19, 2024

BRIGHTCOVE INC.

281 Summer Street

Boston, MA 02210

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2025

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Brightcove Inc., a Delaware corporation (“Brightcove,” the “Company,” “we,” “us” or “our”), will be held virtually via live webcast at www.virtualshareholdermeeting.com/BCOV2025SM on [●], 2025 at [●], Eastern Time (including any adjournments or postponements thereof, the “Special Meeting”). The Special Meeting is being held for the following purposes:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of November 24, 2024, by and among Bending Spoons US Inc., a Delaware corporation (“Bending Spoons”), Bending Spoons S.p.A., an Italian societá per azioni (solely for the purposes of Section 6.11, Section 6.13 and Section 9.15 of the Merger Agreement), Blossom Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Bending Spoons (“Merger Sub”), and Brightcove, pursuant to which Merger Sub will be merged with and into Brightcove, with Brightcove surviving as a wholly-owned subsidiary of Bending Spoons (the “Merger”);

2.

To consider and vote on the proposal to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger; and

3.

To consider and vote on a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes virtually or by proxy to approve the proposal to adopt the Merger Agreement at the time of the Special Meeting.

Only Company Stockholders of record as of the close of business on [●] (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof.

The Board unanimously recommends that you vote:

1. “FOR” the proposal to adopt the Merger Agreement (the “Merger Proposal”);

2. “FOR” the proposal to approve an advisory (non-binding) resolution on specified compensation that may be paid or become payable to the named executive officers of Brightcove in connection with the Merger (the “Compensation Proposal”); and

3. “FOR” the proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.

Your vote is very important, regardless of the number of shares of Brightcove common stock, par value $0.001 per share (“Company Shares”), that you own. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or attend the Special Meeting, your Company Shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal.

Under Delaware law, stockholders and beneficial owners who do not vote in favor of the Merger Proposal will have the right to seek appraisal of the fair value of their issued and outstanding Company Shares as determined by the Delaware Court of Chancery if the Merger is consummated, but only if they submit a written demand for such an appraisal to Brightcove before the vote on the Merger Proposal and comply with the other Delaware law procedures explained in the accompanying proxy statement.

By Order of the Board of Directors,

Marc DeBevoise

Chief Executive Officer & Director

Boston, Massachusetts

[●]

YOUR VOTE IS VERY IMPORTANT!

Whether or not you plan to attend the Special Meeting, please submit your proxy as soon as possible, whether over the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail in the prepaid reply envelope. You may revoke your proxy or change your vote before it is voted at the Special Meeting.

If your Company Shares are held in the name of a bank, broker or other nominee, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided to you by your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

If your Company Shares are registered directly in your name, voting electronically at the Special Meeting will revoke any proxy that you previously submitted. If you hold your Company Shares through a bank, broker or other nominee and do not have a 16-digit control number, you must obtain a “legal proxy” in order to vote virtually or by proxy at the Special Meeting.

If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or vote by virtual ballot at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, and if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its annexes, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or require assistance in submitting your proxy or voting your Company Shares, please contact our proxy solicitor by using the contact information provided below:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call: (877) 687-1865 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

Banks and brokers call collect: (212) 750-5833

i

ii

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Special Meeting, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (together, the “Transactions”). Please refer to the “Summary” beginning on page 12 of this proxy statement and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety.

Except as otherwise specifically noted in this proxy statement or as the context otherwise requires, “Brightcove,” “we,” “our,” “us,” the “Company” and similar words in this proxy statement refer to Brightcove Inc. Throughout this proxy statement, we refer to Bending Spoons US Inc. as “Bending Spoons” or “Parent,” Bending Spoons S.p.A. as “Guarantor” and Blossom Merger Sub Inc. as “Merger Sub.” In addition, throughout this proxy statement, we refer to: (1) the Agreement and Plan of Merger, dated as of November 24, 2024, as it may be amended from time to time, by and among Bending Spoons, Guarantor (solely for the purposes of Section 6.11, Section 6.13 and Section 9.15), Merger Sub and Brightcove, as the “Merger Agreement”; (2) the merger of Merger Sub with and into Brightcove, with Brightcove surviving as a wholly-owned subsidiary of Bending Spoons, as the “Merger”; (3) shares of our common stock, par value $0.001 per share, as the “Company Shares”; (4) the holders of Company Shares as the “Company Stockholders”; and (5) the special meeting of Company Stockholders described in this proxy statement, including any adjournments or postponements thereof, as the “Special Meeting”. Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Q:	Why am I receiving these materials?

A:

On November 24, 2024, Brightcove entered into the Merger Agreement providing for the merger of Merger Sub, a wholly-owned subsidiary of Bending Spoons, with and into Brightcove, with Brightcove surviving the Merger as a wholly-owned subsidiary of Bending Spoons. The Board of Directors of Brightcove (the “Board”) is furnishing this proxy statement and form of proxy card to the holders of Company Shares in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	What is the proposed transaction?

A:

The proposed transaction is the acquisition of Brightcove by Bending Spoons pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement (the “Merger Proposal”) is approved by the affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote thereon as of [●] (the “Record Date”) and the other closing conditions set forth in the Merger Agreement have been satisfied or, to the extent permitted by applicable law, waived, Merger Sub will be merged with and into Brightcove, with Brightcove surviving the Merger as a wholly-owned subsidiary of Bending Spoons. As a result of the Merger, the Company Shares will no longer be publicly traded and will be delisted from the Nasdaq Global Market (“Nasdaq”). In addition, the Company Shares will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Brightcove will no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”).

Q:	What will holders of Company Shares receive if the Merger is consummated?

A:

Upon consummation of the Merger, you will be entitled to receive $4.45 in cash, without interest (the “Merger Consideration”), less any applicable withholding taxes, for each Company Share that you own as of the effective time of the Merger (the “Effective Time”), unless you have properly exercised and not failed to perfect, waived, withdrawn or otherwise lost your right to appraisal in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”). For example, if you own 100 Company Shares as of the Effective Time, you will receive $445.00 in cash in exchange for your Company Shares

(less any applicable withholding taxes). You will not be entitled to receive shares in the surviving corporation, Guarantor or in Bending Spoons as a result of the Merger.

Q:	How does the Merger Consideration compare to the market price of the Company Shares as of a recent trading date?

A:

The Merger Consideration represents a premium of approximately 39% over the closing price of the Company Shares on Nasdaq of $3.19 on November 22, 2024, the last trading day before the public announcement that Brightcove had entered into the Merger Agreement, and a premium of approximately 90% over the 60-day volume-weighted average price of the Company Shares as of November 22, 2024. On [●], the last practicable day before the printing of this proxy statement, the closing price of the Company Shares on Nasdaq was $[●] per share. You are encouraged to obtain current market quotations for the Company Shares.

Q:	When and where is the Special Meeting?

A:

The Special Meeting will take place virtually on [●], 2025, at [●], Eastern Time. There will not be a physical meeting location. Company Stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/BCOV2025SM and by using the 16-digit control number included in their proxy materials. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” shall mean virtually present at the Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?

A:

Only stockholders of record of Company Shares as of the close of business on [●] will be entitled to notice of, and to vote at, the Special Meeting. As of the close of business on the Record Date, there were [●] Company Shares outstanding. Each outstanding Company Share on that date will entitle its holder to one vote, virtually or by proxy, on all matters to be voted on at the Special Meeting.

Q:	What are Company Stockholders being asked to vote on at the Special Meeting?

A:	You are being asked to consider and vote on the following proposals:

•	The Merger Proposal;

•

A proposal to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger (the “Compensation Proposal”); and

•

A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes virtually or by proxy to adopt the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

Pursuant to Brightcove’s amended and restated bylaws (the “Bylaws”), the only business that will be transacted at the Special Meeting are the Merger Proposal, the Compensation Proposal and the Adjournment Proposal, as stated in the accompanying notice of the Special Meeting.

Q:	Have any Company Stockholders agreed to vote for the Merger Proposal?

A:

There are no contractual voting agreements in place with respect to the Merger. Our directors and executive officers have informed us that they currently intend to vote all of their Company Shares “FOR” the Merger Proposal.

Q:	What vote is required to approve the proposal to adopt the Merger Agreement?

A:

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote thereon as of the Record Date. As a result, the failure to grant a proxy to vote your Company Shares by submitting a signed proxy card, granting a proxy electronically over the Internet or by telephone or to vote virtually at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal.

Q:	What factors did the Board consider in deciding to enter into the Merger Agreement and recommending the adoption of the Merger Agreement by the Company Stockholders?

A:

In reaching its decision to unanimously adopt, approve and declare advisable the Merger Agreement and the Transactions, and to recommend that the Company Stockholders approve the Merger Proposal, the Board consulted with Brightcove’s senior management, as well as its legal and financial advisors, and considered the terms of the proposed Merger Agreement and the Transactions, as well as other alternatives. For a more detailed description of these factors, see “The Merger—Recommendation of the Brightcove Board of Directors and Reasons for the Merger” beginning on page 50 of this proxy statement.

Q:	What is a quorum and how many Company Shares are needed to constitute a quorum? How can the meeting be adjourned if a quorum is not present?

A:

A quorum of Company Stockholders is the presence of Company Stockholders holding the minimum number of shares necessary to transact business at the Special Meeting. The holders of a majority of the Company Shares entitled to vote thereon as of the Record Date at the Special Meeting, either present virtually or represented by proxy, will constitute a quorum at the Special Meeting. If a quorum is not present, then under the Bylaws, either (1) the holders of Company Shares representing a majority of the voting power present at the Special Meeting, or (2) the presiding officer of the Special Meeting, may adjourn the meeting, and the meeting may be held as adjourned without further notice other than an announcement at the meeting at which the adjournment or postponement is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which Company Stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting. However, the Bylaws provide that if any such adjournment is for more than 30 days, or if after an adjournment a new record date for determining stockholders entitled to vote is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

Q:	What vote is required to approve the Compensation Proposal?

A:	Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the votes properly cast for and against such matter at the Special Meeting.

Q:	Why are the Company Stockholders being asked to cast a non-binding advisory vote to approve the Compensation Proposal?

A:

The Exchange Act, and applicable SEC rules thereunder, require Brightcove to seek a non-binding advisory vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What will happen if the Compensation Proposal is not approved at the Special Meeting?

A:

Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Brightcove. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of Company Stockholders.

Q:	What vote is required to approve the Adjournment Proposal?

A:	Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes properly cast for and against such matter at the Special Meeting.

Q:	How does the Board recommend that I vote?

A:

The Board, after considering the various factors described under “The Merger—Recommendation of the Brightcove Board of Directors and Reasons for the Merger” beginning on page 50 of this proxy statement, unanimously (i) determined that the Merger Agreement and the Transactions are in the best interests of Brightcove and the holders of Company Shares, and declared it advisable to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions and (iii) resolved to recommend that holders of Company Shares adopt the Merger Agreement and direct that such matter be submitted for consideration of the holders of Company Shares at the Special Meeting.

The Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

Q:	What do I need to do now?

A:

We encourage you to read this proxy statement, the annexes to this proxy statement, including the Merger Agreement, and the documents we incorporate by reference and refer to in this proxy statement carefully and consider how the Merger affects you, and then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically on the Internet or by telephone, so that your Company Shares can be voted at the Special Meeting. If you hold your Company Shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your Company Shares.

Q:	How do I vote?

A:

If you are a stockholder of record (that is, if your Company Shares are registered in your name with our transfer agent, Continental Stock Transfer & Trust Company (“Continental”), there are three ways to cause your Company Shares to be voted at the Special Meeting:

•	Submit a Proxy by Internet: You can submit a proxy in advance of the Special Meeting over the Internet by visiting www.proxyvote.com;

•	Submit a Proxy by Telephone: You can submit a proxy in advance of the Special Meeting by calling 1 (800) 690-6903 toll-free (within the U.S. or Canada) and granting your proxy; or

•	Mailing a Proxy Card: You can submit a proxy in advance of the Special Meeting by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a stockholder of record, you may attend the Special Meeting virtually and vote via the Special Meeting website, www.virtualshareholdermeeting.com/BCOV2025SM. Please have your 16-digit control number to join the Special Meeting. Instructions on how to attend and participate in the Special Meeting via the Internet are posted at www.proxyvote.com.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal.

A control number, located on your proxy card, is designed to verify your identity and allow you to grant a proxy to vote your Company Shares, and to confirm that your voting instructions have been properly recorded when granting a proxy electronically over the Internet or by telephone. Please be aware that, although there is no charge for granting a proxy to vote your Company Shares, if you grant a proxy electronically over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible. Even if you plan to attend the Special Meeting virtually, we encourage you to submit a proxy in advance by Internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the Special Meeting virtually.

If your Company Shares are held in “street name” through a bank, broker or other nominee, you should follow the directions provided by your bank, broker or other nominee regarding how to instruct your bank, broker or other nominee to vote your Company Shares. Without those instructions, your Company Shares will not be voted, which will have the same effect as voting “AGAINST” the Merger Proposal.

Q:	What is the difference between holding Company Shares as a stockholder of record and as a beneficial owner?

A:

If your Company Shares are registered directly in your name with our transfer agent, Continental, you are considered, with respect to those Company Shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by or on behalf of Brightcove.

If your Company Shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of such Company Shares and are considered to hold them in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those Company Shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting and may vote via the Special Meeting website using the 16-digit control number included in your proxy materials. If you did not receive a 16-digit control number, you should follow the instructions from your bank, broker or other nominee, including any requirement to obtain a legal proxy.

Q:	Will my Company Shares held in “street name” or another form of record ownership be combined for voting purposes with Company Shares I hold as the stockholder of record?

A:

No. Because any Company Shares you may hold in “street name” will be deemed to be held of record by a different stockholder than any Company Shares you hold directly as the stockholder of record, any Company Shares held in “street name” will not be combined for voting purposes with the Company Shares you hold as the stockholder of record. Similarly, if you own Company Shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those Company Shares because they are held in a different form of record ownership. Company Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Company Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	If I hold my Company Shares in “street name,” will my bank, broker or other nominee vote my Company Shares for me on the proposals to be considered at the Special Meeting?

A:

Not without your direction. Your bank, broker or other nominee will only be permitted to vote your Company Shares on any “non-routine” proposal if you instruct your bank, broker or other nominee on how to vote. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote your Company Shares on routine matters if you fail to instruct your bank, broker or other nominee on how to vote your Company Shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and banks, brokers and other nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your bank, broker or other nominee on how you wish to vote your Company Shares.

You should follow the procedures provided by your bank, broker or other nominee to instruct them, as applicable, to vote your Company Shares. Without such instructions, your Company Shares will not be voted at the Special Meeting. A failure to vote will have the same effect as if you voted “AGAINST” the Merger Proposal.

Q:	What happens if I do not vote?

A:

The required vote to approve the Merger Proposal is based on the total number of Company Shares outstanding as of the close of business on the Record Date, not just the Company Shares that are voted at the Special Meeting. If you do not vote virtually or by proxy, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	delivering a written notice of revocation of your proxy to Brightcove Inc., 281 Summer Street, Boston, MA 02210, Attn: Corporate Secretary, prior to the Special Meeting;

•	signing a new proxy card with a date later than the date of the previously submitted proxy card relating to the same Company Shares and returning it to us by mail prior to the Special Meeting;

•	submitting a new proxy by telephone prior to 11:59 p.m., Eastern Time on [●], 2025, the day preceding the Special Meeting;

•	submitting a new proxy by Internet prior to 11:59 p.m., Eastern Time on [●], 2025, the day preceding the Special Meeting; or

•	attending the Special Meeting and voting thereat (simply attending the Special Meeting will not cause your proxy to be revoked).

Please note, however, that only your last-dated proxy will count. Attending the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to Brightcove or by sending a written notice of revocation to Brightcove, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Brightcove before the Special Meeting.

Please note that if you hold your Company Shares in “street name,” and you have instructed a bank, broker or other nominee to vote your Company Shares, the above-described options for revoking your voting instructions do not apply, and instead you should contact your bank, broker or other nominee for instructions regarding how to change or revoke your vote.

Q:	What is a proxy?

A:

A “proxy” is your legal designation of another person to vote your Company Shares. This written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your Company Shares is called a “proxy card.” The Board has designated each of Marc DeBevoise, Chief Executive Officer and Director, John Wagner, Chief Financial Officer, and David Plotkin, Chief Legal Officer, with full power of substitution, as proxies for the Special Meeting.

Q:	If a Company Stockholder gives a proxy, how are the Company Shares voted?

A:

Regardless of the method you choose to grant a proxy to vote your Company Shares, the individuals named on the enclosed proxy card, or your proxies, will vote your Company Shares in the way that you indicate.

When completing the Internet or telephone process or the proxy card, you may specify whether your Company Shares should be voted “FOR” or “AGAINST” or to abstain from voting on the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your Company Shares should be voted on a matter, the Company Shares represented by your properly signed proxy will be voted “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

Q:	May I attend the Special Meeting and vote in person?

A:

All Company Stockholders as of the Record Date may attend and vote at the virtual Special Meeting by visiting www.virtualshareholdermeeting.com/BCOV2025SM and by using the 16-digit control number included in their proxy materials. You will not be able to attend the Special Meeting physically in person.

•

Stockholders of record: If you are a stockholder of record, in order to participate in the Special Meeting, you will need your 16-digit control number included on the proxy notice, proxy card or the voting instruction form previously distributed to you. If you are a stockholder of record, you may vote electronically during the Special Meeting by following the instructions available at www.virtualshareholdermeeting.com/BCOV2025SM.

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Stockholders holding shares in “street” name: If your shares are held in “street name” through a brokerage firm, bank, trust or other similar organization and you do not have a 16-digit control number, in order to participate in the Special Meeting, you must first obtain a legal proxy from your bank, broker or other nominee reflecting the number of Company Shares you held as of the Record Date, your name and email address. If you hold your Company Shares in “street name,” you must obtain the appropriate documents from your bank, broker or other nominee giving you the right to vote the shares at the Special Meeting.

Instructions on how to attend and participate in the Special Meeting via the webcast are posted at www.virtualshareholdermeeting.com/BCOV2025SM.

You should ensure that you have a strong Internet connection and allow plenty of time to log in and ensure that you can hear streaming audio prior to the start of the Special Meeting. We will offer live technical support for all Company Stockholders attending the meeting. Technical support phone numbers will be available on the virtual-only meeting platform at www.virtualshareholdermeeting.com/BCOV2025SM.

Even if you plan to attend the Special Meeting, we encourage you to complete, sign, date and return the enclosed proxy or grant a proxy electronically over the Internet or via telephone to ensure that your Company Shares will be represented at the Special Meeting. If you hold your Company Shares in “street name,” because you are not the stockholder of record, we encourage you to provide voting instructions to your bank, broker or other nominee.

Q:	What happens if I sell or otherwise transfer my Company Shares before consummation of the Merger?

A:

If you sell or transfer your Company Shares before consummation of the Merger, you will have transferred your right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your Company Shares through consummation of the Merger.

The Record Date for stockholders entitled to vote at the Special Meeting is earlier than the date the Merger is anticipated to be consummated. Accordingly, if you sell or transfer your Company Shares after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your Company Shares and each of you notifies Brightcove in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is consummated, to the person to whom you sell or transfer your Company Shares, but you will have retained your right to vote these Company Shares at the Special

Meeting. Even if you sell or otherwise transfer your Company Shares after the Record Date, we encourage you to complete, date, sign and return the enclosed proxy card or grant a proxy via the Internet or telephone.

Q:	How will I receive the Merger Consideration to which I am entitled?

A:

If you hold your Company Shares in book-entry form but not through the Depository Trust Company, you will receive instructions regarding delivery of an “agent’s message” with respect to such book-entry shares. If your Company Shares are held in “street name” by your bank, broker or other nominee, you may receive instructions from your bank, broker or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” Company Shares in exchange for the Merger Consideration.

Q:	When do you expect the Merger to be consummated?

A:

Consummation of the Merger is subject to various closing conditions, including, among others, adoption of the Merger Agreement by the holders of a majority of the outstanding Company Shares entitled to vote thereon as of the Record Date, the expiration or termination of the required waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the required approval under the United Kingdom’s National Security and Investment Act of 2021 (the “UK NSI”) and certain other conditions.

We currently anticipate that the Merger will be consummated in the first half of 2025, assuming satisfaction or waiver of all of the conditions to the Merger. However, it is possible, including as a result of factors outside the control of Brightcove and Bending Spoons, that the Merger will be consummated at a later time or not at all.

Q:	What effects will the Merger have on Brightcove?

A:

The Company Shares are currently registered under the Exchange Act, and are listed on Nasdaq under the symbol “BCOV.” As a result of the Merger, Brightcove will cease to be a publicly traded company and will become a wholly-owned subsidiary of Bending Spoons. As soon as reasonably practicable following the consummation of the Merger, the Company Shares will cease trading on and be delisted from Nasdaq and will be deregistered under the Exchange Act, and Brightcove will no longer be required to file periodic reports with the SEC.

Q:	What happens if the Merger is not consummated?

A:

If the Merger Agreement is not adopted by the holders of a majority of the outstanding Company Shares entitled to vote thereon as of the Record Date or if the Merger is not consummated for any other reason, Company Stockholders will not receive any payment for their Company Shares pursuant to the Merger Agreement. Instead, Brightcove will remain a public company, the Company Shares will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Under specified circumstances, we may be required to pay Bending Spoons a termination fee of $7,860,000 upon the termination of the Merger Agreement as described under “The Merger Agreement—Company Termination Fee” beginning on page 100 of this proxy statement.

Q:	Do any directors or executive officers have interests in the Merger that may differ from those of Company Stockholders generally?

A:

In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was aware of these potential interests and considered them, among other matters, in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the Company Stockholders. For a description of the potential interests of our directors and executive officers in the Merger, see “The Merger—Interests of the Directors and Executive Officers of Brightcove in the Merger” beginning on page 66 of this proxy statement.

Q:	Who will count the votes obtained at the Special Meeting?

A:	The votes will be counted by the independent inspector of election appointed for the Special Meeting.

Q:	Who will solicit votes for and bear the cost and expenses of this proxy solicitation?

A:

We will bear the cost of the solicitation of proxies. We have retained Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $40,000 plus expenses. We will also indemnify the proxy solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of Company Shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, over the Internet or other means of communication. No additional compensation will be paid for such services.

Q:	Where can I find the voting results of the Special Meeting?

A:

We intend to publish final voting results in a Current Report on Form 8-K that we will file with the SEC within four business days of the Special Meeting. All reports that we file with the SEC are publicly available when filed. See “Where You Can Find More Information” beginning on page 111 of this proxy statement.

Q:	What are the material U.S. federal income tax consequences to Company Stockholders of the exchange of Company Shares for cash pursuant to the Merger?

A:

The exchange of the Company Shares for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A “U.S. Holder” (as defined below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Shares” beginning on page 78 of this proxy statement) generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder pursuant to the Merger and such U.S. Holder’s adjusted tax basis in the Company Shares surrendered pursuant to the Merger. A “Non-U.S. Holder” (as defined below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Shares” beginning on page 78 of this proxy statement) generally will not be subject to U.S. federal income tax with respect to the exchange of the Company Shares for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding. You are urged to consult your tax advisors to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction or other tax laws. A more complete description of the material U.S. federal income tax consequences of the Merger is provided under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Shares” beginning on page 78 of this proxy statement.

Q:	What will the holders of Brightcove equity awards receive in the Merger?

A:

Immediately prior to the Effective Time, each outstanding option to purchase Company Shares (each, a “Brightcove Stock Option”), whether or not vested and exercisable, will be automatically canceled and converted into the right to receive from Bending Spoons or the surviving corporation an amount in cash equal to the product obtained by multiplying (1) the excess of the Merger Consideration over the per share exercise price of such Brightcove Stock Option by (2) the aggregate number of Company Shares underlying such Brightcove Stock Option immediately prior to the Effective Time (such product, the “Option Consideration”). Immediately prior to the Effective Time, each Brightcove Stock Option, whether or not vested and exercisable, that has a per share exercise price that is equal to or greater than the Merger Consideration will be automatically canceled without payment of any consideration.

Immediately prior to the Effective Time, each outstanding restricted stock unit award with respect to Company Shares (each, a “Brightcove RSU Award”), whether or not vested, will be canceled and extinguished and, in exchange therefor, each former holder of any such Brightcove RSU Award will have the right to receive from Bending Spoons or the surviving corporation a payment in cash equal to the product obtained by multiplying (1) the Merger Consideration by (2) the aggregate number of Company Shares subject to such Brightcove RSU Award immediately prior to the Effective Time (the “RSU Consideration”). For any Brightcove RSU Award that includes performance-based vesting conditions, the holder thereof will be entitled to RSU Consideration only to the extent the Brightcove RSU Award becomes vested in accordance with its terms at or prior to the Effective Time.

Q:	Are holders of Company Shares entitled to appraisal rights in connection with the Merger under the DGCL?

A:

Yes. As a holder of record or beneficial owner of Company Shares, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. Under the DGCL, holders and beneficial owners of Company Shares who do not vote for the adoption of the Merger Agreement have the right to seek appraisal of the fair value of their Company Shares, as determined by the Delaware Court of Chancery if the Merger is consummated. Appraisal rights are only available if the holder of the Company Shares comply fully with all applicable requirements of Section 262 of the DGCL. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the consideration that such holder of Company Shares may receive in the Merger. Any stockholder or beneficial owner intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Brightcove before the vote on the adoption of the Merger Agreement is taken and must not vote or otherwise submit a proxy to vote in favor of adoption of the Merger Agreement. Failure to follow exactly the procedures specified under Section 262 of the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights we encourage you to seek the advice of your own legal counsel. See “The Merger—Appraisal Rights” beginning on page 72 of this proxy statement.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if your Company Shares are held in more than one brokerage account or are registered differently, you will receive more than one proxy card or voting instruction card. Please complete, date, sign and return (or grant a proxy to vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive to ensure that all of your Company Shares are voted.

Q:	What is householding and how does it affect me?

A:

The SEC permits us to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Company Shares held through brokerage firms. If your family has multiple accounts holding Company

Shares, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my questions?

A:

If you have any more questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or enclosed proxy card, or require assistance in submitting your proxy or voting your Company Shares, please contact our proxy solicitor at the contact information provided below:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call: (877) 687-1865 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

Banks and brokers call collect: (212) 750-5833

If your bank, broker or other nominee holds your Company Shares, you should also call your bank, broker or other nominee for additional information.

SUMMARY

This summary highlights selected information contained in this proxy statement, including with respect to the Merger and the Merger Agreement. This summary may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire proxy statement, the annexes, including the Merger Agreement, and the documents we incorporate by reference into this proxy statement. You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 111 of this proxy statement. The Merger Agreement is attached as Annex A to this proxy statement and incorporated herein by reference.

The Companies (page 26)

Brightcove Inc.

Brightcove is a Delaware corporation with its principal executive offices located at 281 Summer Street, Boston, Massachusetts 02210, telephone number (888) 882-1880. Brightcove is a global leader in cloud-based streaming technology and services. Brightcove’s software platform and suite of solutions include a breadth and depth of offerings that meet the needs of media and enterprise customers in a variety of industries across the globe with their use of streaming video, and serve as a guide in optimizing and maturing their streaming strategies. Leading companies across industries rely on Brightcove’s products, solutions, services, and industry expertise to grow their streaming businesses, monetize their content via streaming use-cases, expand and engage their audiences (both external and internal), and reduce the cost and complexity associated with storing, publishing, delivering, distributing, measuring, and monetizing content across streaming channels and devices. The Company Shares are listed on Nasdaq under the symbol “BCOV.” See “The Companies—Brightcove Inc.” beginning on page 26 of this proxy statement.

Additional information about Brightcove is contained in certain of its public filings that are incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 111 of this proxy statement.

Bending Spoons US Inc.

Bending Spoons US Inc. is a Delaware corporation and an indirect wholly-owned subsidiary of Bending Spoons S.p.A. Bending Spoons US Inc. is a holding company and does not conduct any operations other than providing administrative services for the benefit of the subsidiaries it holds. See “The Companies—Bending Spoons US Inc.” beginning on page 26 of this proxy statement.

Bending Spoons S.p.A.

Bending Spoons S.p.A. is a privately held company based in Milan, Italy. Bending Spoons S.p.A. acquired and continues to operate numerous digital technology businesses, including Evernote, Issuu, Meetup, Remini, Splice, StreamYard, and WeTransfer. More than 200 million people use Bending Spoons S.p.A.’s products each month. Bending Spoons S.p.A. has a proven ability to attract and retain best-in-class talent globally and is a highly sought-after workplace. Great Place to Work has named Bending Spoons S.p.A. the Best Workplace in Italy in its size category three times since 2019, and it has had two top-10 finishes across all of Europe. Bending Spoons S.p.A. is backed by highly respected institutional investors, including Baillie Gifford, Cox Enterprises, Durable Capital, and Neuberger Berman.

Bending Spoons’ principal executive offices are located at Via Nino Bonnet, 10, 20154 Milano MI, Italy. See “The Companies—Bending Spoons S.p.A.” beginning on page 26 of this proxy statement.

Blossom Merger Sub Inc.

Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of Bending Spoons, with a registered office located at 1209 Orange Street, Wilmington, DE 19801. Merger Sub was formed solely for the purpose of effecting the Merger and the Transactions. Upon completion of the Merger, Merger Sub will cease to exist. See “The Companies—Blossom Merger Sub Inc.” beginning on page 26 of this proxy statement.

The Special Meeting (page 27)

This proxy statement is being furnished to Company Stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held virtually on [●], 2025 at [●], Eastern Time, or at any adjournment or postponement thereof. Company Stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/BCOV2025SM and by using the 16-digit control number included in their proxy materials. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” shall mean virtually present at the Special Meeting.

Company Shares held directly in your name as a stockholder of record may be voted at the Special Meeting via the Special Meeting website. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website using the 16-digit control number included in your proxy materials. If you did not receive a 16-digit control number, you should follow the instructions from your bank, broker or other nominee, including any requirement to obtain a legal proxy.

At the Special Meeting, Company Stockholders of record as of the Record Date will be asked to vote on the Merger Proposal, the Compensation Proposal and the Adjournment Proposal, each as further described below.

The Merger Proposal (page 103)

Company Stockholders will be asked to consider and vote upon the proposal to adopt the Merger Agreement. The Merger Agreement provides, among other things, that, upon the terms and subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth therein, Merger Sub will be merged with and into Brightcove, with Brightcove surviving the Merger as a wholly-owned subsidiary of Bending Spoons. At the Effective Time and as a result of the Merger, each Company Share issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the treasury of the Company or owned by Guarantor, Parent or Merger Sub immediately prior to the Effective Time and (ii) shares held by stockholders who have perfected their statutory rights of appraisal under Section 262 of the DGCL (collectively, the “Excluded Shares”)) will be automatically canceled and converted into the right to receive $4.45 in cash, without interest.

Following the Merger, the Company Shares will no longer be publicly listed and traded on Nasdaq, the Company Shares will be deregistered under the Exchange Act, Brightcove will no longer file periodic reports with the SEC and existing Company Stockholders will cease to have any ownership interest in Brightcove.

Record Date; Shares Entitled to Vote; Quorum (page 27)

You are entitled to receive notice and to vote at the Special Meeting if you owned Company Shares as of the close of business on [●], which is the Record Date for the Special Meeting. As of the Record Date, there were [●] Company Shares issued and outstanding and entitled to vote at the Special Meeting. A quorum of Company Stockholders is necessary to transact business at the Special Meeting. The presence at the Special Meeting, virtually or by proxy, of the holders of a majority of the Company Shares entitled to vote thereon at the Special Meeting, will constitute a quorum at the Special Meeting and permit Brightcove to transact business at the Special Meeting.

Vote Required (page 28)

Each Company Share issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting.

Approval of the Merger Proposal requires the holders of a majority of the outstanding Company Shares entitled to vote thereon as of the Record Date to vote “FOR” the Merger Proposal. A failure to vote your Company Shares or an abstention from voting for the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your Company Shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your Company Shares on the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of the Compensation Proposal requires the affirmative vote “FOR” of the holders of a majority of the votes properly cast for and against such matter at the Special Meeting. An abstention from voting for the Compensation Proposal will have no effect on the Compensation Proposal. If you hold your Company Shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your Company Shares on the Compensation Proposal will have no effect on the Compensation Proposal.

Approval of the Adjournment Proposal requires the affirmative vote “FOR” of the holders of a majority of the votes properly cast for and against such matter at the Special Meeting. An abstention from voting for the Adjournment Proposal will have no effect on the Adjournment Proposal. If you hold your Company Shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your Company Shares on the Adjournment Proposal will have no effect on the Adjournment Proposal.

Recommendation of the Brightcove Board of Directors and Reasons for the Merger (page 50)

The Board recommends that the Company Stockholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal. In its determinations and in reaching its recommendations the Board consulted with Brightcove senior management and its outside legal and financial advisors, and considered a number of factors and a substantial amount of information. For a description of the factors considered by the Board in reaching this decision, including potentially negative factors against which the anticipated benefits of the Merger were weighed, and additional information on the recommendations of the Board, see the section of this proxy statement titled “The Merger—Recommendation of the Brightcove Board of Directors and Reasons for the Merger” beginning on page 50 of this proxy statement.

Opinion of Lazard Frères & Co. LLC (page 54)

Brightcove retained Lazard Frères & Co. LLC (“Lazard”) as its financial advisor in connection with the Merger. In connection with Lazard’s engagement, Brightcove requested that Lazard evaluate the fairness, from a financial point of view, to holders of Company Shares (other than the Excluded Shares and any Company Shares held by any affiliate of Brightcove or Bending Spoons) of the Merger Consideration to be paid to such holders. On November 24, 2024, at a meeting of the Board, Lazard rendered to the Board its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated as of the same date, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, the Merger Consideration to be paid to the holders of Company Shares (other than Excluded Shares and any Company Shares held by any affiliate of Brightcove or Bending Spoons) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated November 24, 2024, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference in its entirety. For a summary of Lazard’s opinion and the methodology that Lazard used to render its opinion, please see the section of this proxy statement captioned “Opinion of Lazard Frères & Co. LLC.” The summary of the written opinion of Lazard, dated November 24, 2024, set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex B. You are encouraged to read Lazard’s opinion and the summary contained in this proxy statement carefully and in their entirety.

Lazard’s engagement and its opinion were for the benefit of the Board (in its capacity as such) and Lazard’s opinion was rendered to the Board in connection with its evaluation of the Merger and addressed only the fairness, as of the date of the opinion, from a financial point of view, to holders of Company Shares (other than Excluded Holders and any Company Shares held by any affiliate of Brightcove or Bending Spoons) of the Merger Consideration to be paid to such holders in the Merger. Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which Brightcove might engage or the merits of the underlying decision by Brightcove to engage in the Merger. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto.

Certain Effects of the Merger on Brightcove (page 34)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into Brightcove, with Brightcove surviving as a wholly-owned subsidiary of Bending Spoons. Throughout this proxy statement, we use the term “Surviving Corporation” to refer to Brightcove as the surviving corporation following the Merger. If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Corporation. The Effective Time will occur, if it occurs, upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date and time as we and Bending Spoons may agree in writing and specify in such certificate of merger). Throughout this proxy statement, we use the term “Closing Date” to refer to the date on which the Closing (as defined below) occurs.

Effect on Brightcove if the Merger Is Not Consummated (page 34)

If the Merger Agreement is not adopted by the holders of a majority of the issued and outstanding Company Shares entitled to vote as of the Record Date or if the Merger is not consummated for any other reason, Company Stockholders will not receive any payment for their Company Shares pursuant to the Merger Agreement. Instead, Brightcove will remain a public company, the Company Shares will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, upon termination of the Merger Agreement, Brightcove may be required to pay Bending Spoons a termination fee, as described under “The Merger Agreement—Company Termination Fee” beginning on page 100 of this proxy statement.

Furthermore, if the Merger is not consummated, depending on the circumstances that caused the Merger not to be consummated, the price of the Company Shares may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Company Shares would return to the price at which the Company Shares trade as of the date of this proxy statement.

Merger Consideration (page 84)

At the Effective Time, each share of Company Shares issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive $4.45 in cash without interest. As of the Effective Time, all such shares of Company Shares shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

Treatment of Equity Awards (page 84)

Treatment of Brightcove Stock Options

Each outstanding Brightcove Stock Option (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the Effective Time and that has a per share exercise price that is less than the Merger Consideration (each, an “In-the-Money Brightcove Stock Option”), will be automatically canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, equal to the product obtained by multiplying (a) the excess, if any, of the Merger Consideration over the per share exercise price of such Brightcove Stock Option, by (b) the aggregate number of Company Shares underlying such Brightcove Stock Option immediately prior to the Effective Time. The payments described in this paragraph will be made by the Surviving Corporation as promptly as practicable, and in any event, no later than the first regular payroll date that is at least five business days following the Effective Time.

Treatment of Brightcove RSU Awards

Each outstanding Brightcove RSU Award, whether or not vested, will be canceled, extinguished and converted into the right to receive RSU Consideration. For any Brightcove RSU Award that includes performance-based vesting conditions, the holder will be entitled to RSU Consideration only to the extent the Brightcove RSU Award becomes vested in accordance with its terms at or prior to the Effective Time. From and after the Effective Time, the holder of any canceled Brightcove RSU Award will be entitled to receive only the RSU Consideration in respect of such canceled Brightcove RSU Award. The payments described in this paragraph will be made by the Surviving Corporation as promptly as practicable, and in any event, no later than the first regular payroll date that is at least five business days following the Effective Time.

Interests of the Directors and Executive Officers of Brightcove in the Merger (page 66)

Certain of Brightcove’s directors and executive officers may have financial interests in the Merger that are different from, or in addition to, the interests of stockholders of Brightcove generally. The Board was aware of these potential interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Company Stockholders adopt the Merger Agreement. These interests include the following, among others:

•	Brightcove’s directors and executive officers hold equity-based awards that will be afforded the treatment described above under “Treatment of Equity Awards”;

•

The vesting of restricted stock units underlying a Brightcove RSU Award held by Brightcove’s Chief Executive Officer that were originally scheduled to vest on March 1, 2025 will be accelerated into December 2024 (but will be subject to clawback in the event that Mr. DeBevoise’s employment is terminated in certain circumstances prior to the original vesting date) to mitigate any potential adverse tax consequences under Sections 280G and 4999 of the Code, as described in more detail in the section of this proxy statement titled “The Merger—Interests of the Directors and Executive Officers of Brightcove in the Merger—Brightcove RSU Award Acceleration”;

•

Brightcove’s executive officers have been granted transaction and retention bonuses in connection with the Merger, as described in more detail in the section of this proxy statement titled “The Merger—Interests of the Directors and Executive Officers of Brightcove in the Merger—Transaction and Retention Bonuses”;

•

Brightcove’s executive officers are party to pre-existing employment agreements with Brightcove that were entered into in connection with each executive officer’s commencement of employment or promotion, as applicable, that provide for eligibility for severance payments and benefits in the event of a termination of employment in certain circumstances in connection with a change in control of

Brightcove (including the Merger), as described in more detail in the section of this proxy statement titled “The Merger—Interests of the Directors and Executive Officers of Brightcove in the Merger—Severance Entitlements”;

•

Brightcove’s directors and executive officers are entitled to continued indemnification and insurance coverage following the Merger under the Merger Agreement, as described in more detail in the section of this proxy statement titled “The Merger Agreement—Indemnification and Insurance.”

The interests of Brightcove’s directors and executive officers are described in more detail in the section titled “The Merger—Interests of the Directors and Executive Officers of Brightcove in the Merger” beginning on page 66 of this proxy statement.

Financing of the Merger (page 71)

The consummation of the Merger is not conditioned upon receipt of financing by Bending Spoons. Bending Spoons has represented in the Merger Agreement that it has available to it and will have at the closing of the Merger (the “Closing”), the funds necessary to (i) consummate the Transactions and to make all of the payments contemplated by the Merger Agreement, (ii) pay any and all fees and expenses required to be paid at the Closing by Bending Spoons and Merger Sub in connection with the Merger, and (iii) satisfy all of the other payment obligations of Bending Spoons and Merger Sub contemplated hereunder.

Appraisal Rights (page 72)

If the Merger is consummated, holders of record or beneficial owners of Company Shares who (1) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Company Shares through the effective date of the Merger, (3) properly demand appraisal of their applicable shares prior to the vote on the Merger Proposal at the Special Meeting, (4) meet certain statutory requirements described in this proxy statement, and (5) do not withdraw their demands or otherwise lose their rights to appraisal, will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL if certain conditions set forth in Section 262(g) of the DGCL are satisfied. The requirements under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

This means that these holders of record and beneficial owners may be entitled to have their shares of Company Shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined by the Delaware Court of Chancery to be fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. At any time before the entry of judgment in the proceeding, the Surviving Corporation may make a voluntary cash payment to persons entitled to appraisal, in which case interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, any persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. For more information, see the section of this proxy statement captioned “Appraisal Rights—Determination of Fair Value.”

To exercise appraisal rights, a holder of record or a beneficial owner of Company Shares must (1) submit a written demand for appraisal of such holder’s or beneficial owner’s shares of Company Shares to Brightcove before the vote is taken on the Merger Proposal at the Special Meeting, (2) not vote, virtually or by proxy, in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (3) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) the subject shares of Company Shares through the effective date of the Merger, (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL, and (5) not withdraw the appraisal demand or otherwise lose his, her or its rights to appraisal. If you are a beneficial owner of shares of Company Shares and you wish to exercise your appraisal rights in such capacity, in addition to the foregoing requirements, your demand for appraisal must also (1) reasonably identify the holder of record of the shares of Company Shares for which the demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by the Surviving Corporation hereunder and to be set forth on the verified list required by Section 262(f) of DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. The requirements under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Shares (page 78)

The receipt of cash for Company Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. Holder (as defined below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Shares”) in exchange for such U.S. Holder’s Company Shares in the Merger generally will result in such U.S. Holder’s recognition of gain or loss in an amount equal to the difference, if any, between the amount of cash such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the Company Shares surrendered in the Merger. A Non-U.S. Holder (as defined below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Shares” beginning on page 78 of this proxy statement) generally will not be subject to U.S. federal income tax with respect to the exchange of Company Shares for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding. For more information, stockholders should refer to the discussion under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Shares” beginning on page 78 of this proxy statement and consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction or other tax laws.

Regulatory Approvals Required for the Merger (page 81)

Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting period (and any voluntary extension thereof) applicable to the Merger under the HSR Act has expired or been terminated, and all consents required under the UK NSI have been obtained. Brightcove and Bending Spoons filed their respective (i) HSR Act notifications and (ii) UK NSI notifications on December 9, 2024. We currently do not expect that any other clearance, approval or consent would be required under any other applicable antitrust law in connection with the Merger.

No-Shop Period (page 92)

From the date of the Merger Agreement until the earlier to occur of the Effective Time or the termination of the Merger Agreement, Brightcove will not, and will not permit any of its subsidiaries to, nor will Brightcove authorize or knowingly permit any of its representatives or any of its subsidiaries’ representatives to (and Brightcove will expressly instruct its representatives and its subsidiaries’ representatives not to), directly or indirectly:

•

solicit, initiate, knowingly facilitate or knowingly encourage any proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal (as described under “The Merger Agreement—Solicitation of Other Offers—No-Shop Period” beginning on page 92 of this proxy statement);

•

engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding an Acquisition Proposal or furnish to any third party information or provide to any third party access to the businesses, properties, assets or personnel of Brightcove or any of its subsidiaries, in each case for the purpose of knowingly encouraging or knowingly facilitating an Acquisition Proposal;

•

enter into any letter of intent, merger agreement, acquisition agreement, or other similar agreement (other than an Acceptable Confidentiality Agreement (as described under “The Merger Agreement—Solicitation of Other Offers—No-Shop Period” beginning on page 92 of this proxy statement) pursuant to no-shop provisions of the Merger Agreement) with respect to an Acquisition Proposal or enter into any agreement requiring Brightcove to abandon, terminate or fail to consummate the Transactions contemplated by the Merger Agreement; or

•

approve any transaction (other than the Merger and other Transactions contemplated by the Merger Agreement) under, or any person (other than Parent, Merger Sub and their respective affiliates) becoming an “interested stockholder” under, Section 203 of the DGCL.

Notwithstanding these restrictions, if, at any time prior to obtaining the affirmative vote of the holders of a majority of the outstanding Company Shares (the “Stockholder Approval”), (1) Brightcove receives a bona fide written Acquisition Proposal from a third party, (2) such Acquisition Proposal did not result from a breach of the no-shop provisions of the Merger Agreement and (3) the Brightcove Board determines in good faith, after consultation with Lazard, or another independent financial advisor of nationally recognized reputation (a “Company Financial Advisor”) and outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as described under “The Merger Agreement—Solicitation of Other Offers—No-Shop Period” beginning on page 92 of this proxy statement) , then Brightcove may (x) furnish information and data with respect to Brightcove and its subsidiaries to the third party making such Acquisition Proposal and afford such third party access to the businesses, properties, assets and personnel of Brightcove and its subsidiaries and (y) enter into, maintain and participate in discussions or negotiations with the third party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations (including by entering into a customary confidentiality agreement with such third party for the purpose of receiving non-public information relating to such third party); provided, however, that Brightcove (1) will not, and will not permit its subsidiaries or its or their representatives to, furnish any non-public information except pursuant to such confidentiality agreement and (2) will promptly (and in any event within 24 hours) provide to Parent any non-public information concerning Brightcove or its subsidiaries provided to such third party, which was not previously provided to Parent. Brightcove will provide to Parent any non-public information concerning Brightcove or its subsidiaries provided to such third party, which was not previously provided to Parent, prior to or substantially concurrently with the time it is provided to such third party.

For a further discussion of the no-shop period, see “The Merger Agreement—Solicitation of Other Offers—No-Shop Period” beginning on page 92 of this proxy statement.

Recommendation Changes (page 93)

Notwithstanding the restrictions described above, at any time prior to obtaining the Stockholder Approval, the Board may, if it determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, (1) make an Adverse Recommendation Change in response to either a Superior Proposal or an Intervening Event (as defined below under “The Merger Agreement—Solicitation of Other Offers” beginning on page 91 of this proxy statement) and/or (2) cause Brightcove to terminate the Merger Agreement in accordance with the termination provisions of the Merger Agreement and authorize Brightcove to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal (which agreement will be entered into promptly following such termination). Brightcove will not be entitled to effect an Adverse Recommendation Change or terminate the Merger Agreement if it received an Acquisition Proposal attributable to, as a result of, or in connection with its breach of certain sections of the Merger Agreement.

For a further discussion of Recommendation Changes, see “The Merger Agreement—Recommendation Changes” beginning on page 93 of this proxy statement.

Conditions to the Closing of the Merger (page 96)

The obligation of each of the parties to the Merger Agreement to consummate the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable law), at or prior to Closing, of each of the following conditions:

•	the obtaining of the Stockholder Approval;

•

no governmental authority having jurisdiction over any party to the Merger Agreement or any of Brightcove’s subsidiaries will have issued, enforced or entered any order, or taken any other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the Closing and no applicable law will have been adopted or be in effect that makes consummation of the Merger illegal or otherwise prohibited;

•

the expiration or termination of the applicable waiting period (and any voluntary extensions thereof pursuant to any agreement with any governmental authority) under the HSR Act (which waiting period will expire at 11:59 p.m., Eastern Time, on January 8, 2025, unless extended); and

•	the issuance of an approval decision pursuant to the UK NSI.

In addition, the obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction or waiver by Parent of each of the following additional condition:

•

the representations and warranties of Brightcove relating to certain aspects of Brightcove’s corporate existence and power, corporate authorization, capitalization and brokers’ fees provisions being true and correct in all material respects on the date of the Merger Agreement and the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct in all material respects only as of such earlier date);

•

the representations and warranties of Brightcove relating to certain aspects of Brightcove’s capitalization being true and correct in all respects on the date of the Merger Agreement and the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects only as of such earlier date);

•

the other representations and warranties of Brightcove being true and correct on the date of the Merger Agreement and the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect (as described in the section of this proxy statement titled “The Merger Agreement—Representations and Warranties” beginning on page 85 of this proxy statement);

•	Brightcove having performed or complied in all material respects with all obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Closing;

•	since November 24, 2024, no Company Material Adverse Effect having occurred; and

•

the receipt by Parent of a certificate of Brightcove, signed on behalf of Brightcove by the Chief Executive Officer or the Chief Financial Officer of Brightcove, certifying that the foregoing conditions to the obligations of the Parent and Merger Sub to consummate the Merger have been satisfied.

In addition, the obligation of Brightcove to consummate the Merger is subject to the satisfaction or waiver by Brightcove of each of the following additional conditions:

•

the representations and warranties of the Parent and Merger Sub set forth in the Merger Agreement being true and correct on the date of the Merger Agreement and the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the Transactions contemplated by the Merger Agreement;

•

the Parent and Merger Sub having each have performed or complied in all material respects with all obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Closing; and

•

the receipt by Brightcove of a certificate of Parent, signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the foregoing conditions to the obligations of Brightcove to effect the Merger have been satisfied.

Termination of the Merger Agreement (page 99)

The Merger Agreement may only be validly terminated at any time prior to the Closing:

•	By mutual written agreement of Parent and Brightcove (notwithstanding the Stockholder Approval);

•	By either Brightcove or Parent, upon written notice:

○

if the Closing Date has not occurred on or before August 24, 2025 (as such date may be extended pursuant to the terms of the Merger Agreement, the “End Date”); provided, however, that (1) if the Closing has not occurred prior to the End Date and all of the closing conditions, other than (x) conditions that Brightcove and Parent have mutually agreed to waive to the extent permitted by applicable law and (y) the condition relating to regulatory approvals or the condition relating to the absence of a law, order or injunction prohibiting the Merger (as it relates to any antitrust law), have been satisfied or are capable of being satisfied by the End Date, then the End Date will be automatically extended until November 24, 2025 and (2) the right to terminate the Merger Agreement by Parent or Brightcove if the Closing has not occurred on or before the End Date, will not be available to any party whose material breach of any provision of the Merger Agreement has been the cause of, or has resulted in, the failure of the Merger to be consummated by the End Date;

○

if any governmental authority of competent jurisdiction has issued a final and non-appealable order or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Transactions contemplated by the Merger Agreement (notwithstanding the Stockholder Approval); or

○	if the Stockholder Approval has not been obtained at the Special Meeting (or any adjournment or postponement thereof).

•	By Brightcove:

○

if there has been any breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub, in either case which (1) would cause any of the conditions to the obligations of Brightcove not to be satisfied and (2) such breach has not been cured prior to the earlier of the End Date or the 30th day following Brightcove’s delivery of written notice describing such breach to Parent; provided, however, Brightcove will not be entitled to terminate the Merger Agreement if Brightcove is in breach of its obligations under the Merger Agreement such that Brightcove is entitled to terminate the Merger Agreement for such breach;

○

at any time prior to receipt of the Stockholder Approval, in order for Brightcove to enter into a definitive agreement with respect to a Superior Proposal (as described under “The Merger Agreement—Solicitation of Other Offers” beginning on page 91 of this proxy statement); provided, that prior to, or substantially concurrently with, such termination Brightcove pays the Company Termination Fee (as defined below under “The Merger Agreement—Company Termination Fee” beginning on page 100 of this proxy statement); or

•	By Parent:

○

if there has been any breach of any representation or warranty or failure to perform any covenant or agreement on the part of Brightcove which (1) would cause any of the conditions to the obligations of the Parent and Merger Sub not to be satisfied and (2) such breach has not been cured prior to the earlier of the End Date or the 30th day following Parent’s delivery of written notice describing such breach to Parent; provided, however, Parent will not be entitled to terminate the Merger Agreement if Parent is in breach of its obligations under the Merger Agreement such that Brightcove is entitled to terminate the Merger Agreement for such breach; or

○

at any time prior to receipt of the Stockholder Approval, if the Brightcove Board or any committee thereof has effected an Adverse Recommendation Change (as described under “The Merger Agreement—Recommendation Changes” beginning on page 93 of this proxy statement).

Company Termination Fee (page 100)

Under certain circumstances, Brightcove will be required to pay the Company Termination Fee of $7,860,000, including upon:

•

termination by Parent at any time prior to receipt of the Stockholder Approval because (1) the Board or any committee thereof has effected an Adverse Recommendation Change (as described under “The Merger Agreement—Recommendation Changes” beginning on page 93 of this proxy statement) or (2) Brightcove has committed a material breach of the provisions of the Merger Agreement relating to the Solicitation of Other Offers and Recommendation Changes (as described under “The Merger Agreement—Solicitation of Other Offers” and “The Merger Agreement—Recommendation Changes” beginning on pages 91 and 93 of this proxy statement, respectively);

•

termination by Brightcove at any time prior to receipt of the Stockholder Approval in order for Brightcove to enter into a definitive agreement with respect to a Superior Proposal (as described under “The Merger Agreement—Recommendation Changes” beginning on page 93 of this proxy statement); or

•

termination (1) by either Parent or Brightcove because the Closing Date has not occurred on or before the End Date, (2) by either Parent or Brightcove because the Stockholder Approval has not been obtained at the Special Meeting by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting, or (3) by Parent because of a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Brightcove.

For more information, please see “The Merger Agreement—Company Termination Fee” beginning on page 100 of this proxy statement.

Fees and Expenses (page 101)

Except in certain specified circumstances, whether or not the Merger is completed, each of the parties to the Merger Agreement are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other Transactions contemplated by the Merger Agreement.

Market Prices and Dividend Data (page 106)

The Company Shares are listed on Nasdaq under the symbol “BCOV.” On November 22, 2024, the last trading day before we publicly announced the execution of the Merger Agreement, the high and low sale prices for the Company Shares as reported on Nasdaq were $3.19 and $3.01 per share, respectively. The closing price of the Company Shares on Nasdaq on November 22, 2024 was $3.19 per share. On [●], the latest practicable trading day before the printing of this proxy statement, the closing price of the Company Shares on Nasdaq was $[●] per share. As of [●], which is the Record Date for the Special Meeting, there were [●] Company Shares issued and outstanding, held by approximately [●] stockholders of record.

We have never declared or paid any cash dividends on the Company Shares, and we do not currently intend to pay, nor under the Merger Agreement may we pay without the prior written consent of Bending Spoons, any cash dividends on our capital stock.

Delisting and Deregistration of Company Shares (page 82)

If the Merger is consummated, following the Effective Time, the Company Shares will cease trading on Nasdaq and will be deregistered under the Exchange Act. As such, we would no longer file periodic reports with the SEC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain “forward-looking statements” that do not directly or exclusively relate to historical facts. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “project,” “may,” “might,” “opinion,” “plan,” “possible,” “potential,” “seek,” “target,” “should,” “will,” “would” and similar words or expressions. Stockholders are cautioned that any such forward-looking statements, such as statements about the consummation of the proposed Merger and the anticipated benefits thereof, are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, factors and matters described or incorporated by reference into this proxy statement, and the following factors:

•

the inability to consummate the Merger within the anticipated time period, or at all, including, but not limited to, as a result of the failure to obtain the required approval of the Company Stockholders or the failure to satisfy the other conditions to the consummation of the Merger;

•

the risk that the parties may be unable to obtain the regulatory approval required to complete the Merger, or that the required regulatory approval may delay the consummation of the Merger or result in the imposition of conditions that could cause the parties to abandon the Merger;

•

the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including, but not limited to, the risk that the Merger Agreement may be terminated in circumstances requiring us to pay a termination fee to Bending Spoons;

•	the risk that our stock price may decline significantly, including below our stock price prior to the public announcement of the execution of the Merger Agreement, if the Merger is not consummated;

•

the effect of the announcement, pendency or consummation of the Merger on our business relationships (including, but not limited to, employees, suppliers, vendors, other business partners and governmental entities), operating results, cash flows and business generally;

•	risks that the proposed Merger may disrupt our current plans and operations or affect our ability to retain or recruit key employees;

•	the response of our competitors to the proposed Merger;

•	the amount of the costs, fees, expenses and charges incurred by Brightcove related to the Merger Agreement or the Merger;

•	risks related to the diversion of the attention of our management and employees from ongoing business operations;

•

the effect of the restrictions placed on our business activities pursuant to the Merger Agreement and the limitations on our ability to pursue certain business opportunities and alternatives to the Merger during the pendency of the Merger;

•	the nature, cost and outcome of any litigation and other legal proceedings, including, but not limited to, any such proceedings related to the Merger and instituted against us and others;

•	the fact that under the terms of the Merger Agreement, we are unable to solicit other Acquisition Proposals during the pendency of the Merger;

•	the fact that receipt of the all-cash Merger Consideration would be taxable to our stockholders that are treated as U.S. Holders for United States federal income tax purposes;

•	risks related to the implementation of our business model, goals and strategic plans for our business;

•	risks related to protecting our intellectual property and operating our business without infringing upon the intellectual property rights of others;

•	risks related to general industry conditions and competition; and

•	risks related to the potential impact of general economic, political and market factors on the parties to the proposed Merger.

Consequently, there can be no assurance that the actual results or developments anticipated by such forward-looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Brightcove or its businesses or operations. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements. The foregoing review of risks and uncertainties that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included in this proxy statement and elsewhere, including the risk factors included in Brightcove’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, factors and matters described or incorporated by reference in this proxy statement, and other reports filed with the SEC.

Any forward-looking statement made in this proxy statement speaks only as of the date on which it is made. Brightcove can give no assurance that the conditions to the Merger will be satisfied. You should not put undue reliance on any forward-looking statements. Brightcove undertakes no obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as may be required by law. If Brightcove does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

THE COMPANIES

Brightcove Inc.

Brightcove is a Delaware corporation with its principal executive offices located at 281 Summer Street, Boston, Massachusetts 02210, telephone number (888) 882-1880. Brightcove is a global leader in cloud-based streaming technology and services. Brightcove’s software platform and suite of solutions include a breadth and depth of offerings that meet the needs of media and enterprise customers in a variety of industries across the globe with their use of streaming video, and serve as a guide in optimizing and maturing their streaming strategies. Leading companies across industries rely on Brightcove’s products, solutions, services, and industry expertise to grow their streaming businesses, monetize their content via streaming use-cases, expand and engage their audiences (both external and internal), and reduce the cost and complexity associated with storing, publishing, delivering, distributing, measuring, and monetizing content across streaming channels and devices. The Company Shares are listed on Nasdaq under the symbol “BCOV.” Additional information about Brightcove is contained in certain of its public filings that are incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 111 of this proxy statement.

Bending Spoons US Inc.

Bending Spoons US Inc. is a Delaware corporation and an indirect wholly-owned subsidiary of Bending Spoons S.p.A. Bending Spoons US Inc. is a holding company and does not conduct any operations other than providing administrative services for the benefit of the subsidiaries it holds.

Bending Spoons S.p.A.

Bending Spoons S.p.A. is a privately held company based in Milan, Italy. Bending Spoons S.p.A. acquired and continues to operate numerous digital technology businesses, including Evernote, Issuu, Meetup, Remini, Splice, StreamYard, and WeTransfer. More than 200 million people use Bending Spoons S.p.A.’s products each month. Bending Spoons S.p.A. has a proven ability to attract and retain best-in-class talent globally and is a highly sought-after workplace. Great Place to Work has named Bending Spoons S.p.A. the Best Workplace in Italy in its size category three times since 2019, and it has had two top-10 finishes across all of Europe. Bending Spoons S.p.A. is backed by highly respected institutional investors, including Baillie Gifford, Cox Enterprises, Durable Capital, and Neuberger Berman.

Blossom Merger Sub Inc.

Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of Bending Spoons, with a registered office located at 1209 Orange Street, Wilmington, Delaware 19801. Merger Sub was formed solely for the purpose of effecting the Merger and the Transactions. Upon completion of the Merger, Merger Sub will cease to exist.

THE SPECIAL MEETING

We are furnishing this proxy statement to Company Stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to Company Stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held virtually on [●], 2025, at [●], Eastern Time. Company Stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/BCOV2025SM.

Company Shares held directly in your name as a stockholder of record may be voted at the Special Meeting via the Special Meeting website. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website using the 16-digit control number included in your proxy materials. If you did not receive a 16-digit control and wish to vote at the Special Meeting, you should follow the instructions from your bank, broker or other nominee, including any requirement to obtain a legal proxy.

Purpose of the Special Meeting

At the Special Meeting, we will ask the Company Stockholders as of the Record Date to vote on the Merger Proposal, the Compensation Proposal and the Adjournment Proposal. If Company Stockholders fail to adopt the Merger Agreement by approving the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A and incorporated herein by reference, and the material provisions of the Merger Agreement are described under “The Merger Agreement” beginning on page 83 of this proxy statement.

This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about [●].

Record Date; Shares Entitled to Vote; Quorum

Only Company Stockholders of record as of the close of business on [●], the Record Date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof. A list of stockholders entitled to vote at the Special Meeting will be available in our offices located at Brightcove Inc., 281 Summer Street, Boston, MA 02210, during regular business hours for a period of at least 10 days before the Special Meeting.

As of the Record Date, there were [●] Company Shares issued and outstanding and entitled to be voted at the Special Meeting.

A quorum of Company Stockholders is necessary to transact business at the Special Meeting. Our Bylaws provide that the presence at the Special Meeting, virtually or by proxy, of the holders of a majority of our outstanding Company Shares entitled to vote thereon at the Special Meeting will constitute a quorum for Brightcove to transact business at the Special Meeting. In general, Company Shares that were issued and outstanding as of the Record Date and are represented by a properly signed and returned proxy card will be counted as Company Shares present and entitled to vote at the Special Meeting for purposes of determining a quorum. Company Shares represented by proxies received but marked “ABSTAIN” will be included in the calculation of the number of Company Shares considered to be present at the Special Meeting for purposes of determining a quorum. If a beneficial owner of Company Shares held in “street name” gives voting instructions to the bank, broker or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those Company Shares will be deemed present at the Special Meeting and for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal.

In the event that a quorum is not present at the Special Meeting, it is expected that the meeting would be adjourned to a later date to solicit additional proxies, and a quorum will have to be established at such adjourned date.

Vote Required; Abstentions and Broker Non-Votes

Each Company Share issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting.

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote thereon as of the Record Date. Adoption of the Merger Agreement by Company Stockholders is a condition to the Closing. A failure to vote your Company Shares or an abstention from voting for the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your Company Shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your Company Shares on the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the votes properly cast for and against such matter at the Special Meeting. An abstention from voting for the Compensation Proposal will have no effect on the Compensation Proposal. If you hold your Company Shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your Company Shares on the Compensation Proposal will have no effect on the Compensation Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes properly cast for and against such matter at the Special Meeting. An abstention from voting for the Adjournment Proposal will have no effect on the Adjournment Proposal. If you hold your Company Shares in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your Company Shares on the Adjournment Proposal will have no effect on the Adjournment Proposal.

Company Shares Held by Directors and Executive Officers

As of the close of business on the Record Date, directors and executive officers of Brightcove and their affiliates beneficially owned and were entitled to vote, in the aggregate, [●] Company Shares, which represented approximately [●]% of the Company Shares issued and outstanding on that date.

Voting; Proxies

Voting at the Special Meeting

You can vote at the virtual Special Meeting, which will be held on [●], 2025 at [●], Eastern Time, at www.virtualshareholdermeeting.com/BCOV2025SM (unless the Special Meeting is adjourned or postponed).

You also may authorize the persons named as proxies on the proxy card to vote your shares by returning the proxy card in advance by mail, over the Internet or by telephone. Although Brightcove offers multiple different voting methods, Brightcove encourages you to vote over the Internet or by phone as Brightcove believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the Special Meeting, so that the vote count will not be delayed.

Providing Voting Instructions by Proxy

To ensure that your Company Shares are voted at the Special Meeting, we recommend that you submit your proxy or provide voting instructions for your Company Shares held in “street name” to your bank, broker or other nominee promptly, even if you plan to attend the Special Meeting.

Company Shares Held by Record Holders

If you are a stockholder of record and your Company Shares are registered in your name with our transfer agent, Continental, you may submit your proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting a proxy. You can grant a proxy by telephone by calling the toll-free number 1-800-690-6903 or via the Internet by following the instructions specified on the enclosed proxy card. Votes submitted by telephone or via the Internet for the matters brought before the Special Meeting as described in this proxy statement must be received by 11:59 p.m., Eastern Time on [●], 2025, the day preceding the Special Meeting. Your Company Shares will be voted as you direct, and in the same manner as if you had completed, signed, dated and returned your proxy card, as described below. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received prior to 11:59 p.m., Eastern Time on [●], 2025, the day preceding the Special Meeting, your Company Shares will be voted in the manner directed by you on your proxy card.

Voting instructions are included on your proxy card. All Company Shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. If you sign, date and return your proxy card without indicating how you wish to vote, such Company Shares represented by your properly signed proxy card will be voted “FOR” each of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal. If you fail to return your proxy card and you are a holder of record as of the close of business on the Record Date, unless you properly attend the Special Meeting, your Company Shares will not be considered present at the Special Meeting for purposes of determining whether a quorum is present, and your failure to vote will have the same effect as a vote “AGAINST” the Merger Proposal, and will have no effect on the vote regarding the Compensation Proposal and the Adjournment Proposal.

Company Shares Held in “Street Name”

If your Company Shares are held in “street name” through a bank, broker or other nominee, your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your Company Shares. You may cause your Company Shares to be voted through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or by the Internet or telephone through your bank, broker or other nominee by following the instructions provided to you by them if such a service is available, or by attending the Special Meeting and voting using your control number, or, if you did not obtain a control number, by contacting your bank, broker or other nominee to obtain a control number so that you may vote.

Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote your Company Shares on “routine” matters if you fail to instruct your bank, broker or other nominee on how to vote your Company Shares with respect to such matters. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of the relevant shares. Brightcove does not expect any broker non-votes at the Special Meeting because the Merger Proposal, the Compensation Proposal and the Adjournment Proposal described in this proxy statement are all “non-routine” matters, and your bank, broker or other nominee therefore cannot vote on these proposals without your instructions. Accordingly, if you do not return your bank’s, broker’s or other nominee’s voting form, do not provide voting instructions via the Internet or telephone through your bank, broker or other nominee, if applicable, or do not attend the Special Meeting and vote virtually with a “legal proxy” from your bank, broker or other nominee, your Company Shares will not be considered present at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting, and your failure to vote will have the same effect as if you voted “AGAINST” the Merger Proposal, and will have no effect on the Compensation Proposal and the Adjournment Proposal. However, if a beneficial owner of shares of common stock held in “street name” gives voting instructions to the bank, broker or other nominee with respect to one of the proposals, but gives no instruction as to the other proposal, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. For Company Shares held in “street name,” only Company Shares affirmatively voted “FOR” the Merger Proposal, the Compensation Proposal or the Adjournment Proposal will be counted as a vote in favor of such proposal.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted at the Special Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•

delivering a written notice of revocation of your proxy to our Corporate Secretary at Brightcove Inc., Attention: Corporate Secretary, 281 Summer Street, Boston, MA 02210, prior to the Special Meeting;

•	signing a new proxy card with a date later than the date of the previously submitted proxy card relating to the same Company Shares and returning it to us by mail prior the Special Meeting;

•	submitting a new proxy by telephone prior to 11:59 p.m., Eastern Time on [●], 2025, the day preceding the Special Meeting;

•	submitting a new proxy by Internet prior to 11:59 p.m., Eastern Time on [●], 2025, the day preceding the Special Meeting; or

•	attending the Special Meeting and voting thereat (simply attending the Special Meeting will not cause your proxy to be revoked).

Please note, however, that only your last-dated proxy will count. Attending the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to Brightcove or by sending a written notice of revocation to Brightcove, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Brightcove before the Special Meeting.

If you hold your Company Shares in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote or submit new voting instructions. You may also vote virtually at the Special Meeting with your control number, or, if you did not obtain a control number, by contacting your bank, broker or other nominee to obtain a control number. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow Company Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned or postponed.

Abstentions

An abstention occurs when a stockholder attends a meeting, either virtually or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of Company Shares represented at the Special Meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal.

Adjournments and Postponements

Although it is not currently expected, subject to certain restrictions in the Merger Agreement, the Special Meeting may be adjourned or postponed, among other reasons, for the purpose of soliciting additional proxies. If a quorum is not present, then under the Bylaws, (1) the presiding officer of the Special Meeting or (2) the holders of Company Shares representing a majority of the voting power present at the Special Meeting, shall have power to adjourn the Special Meeting until a quorum is present or represented. If a quorum is present, then under the Bylaws, (1) the presiding officer may adjourn the meeting upon direction from the Board, or (2) the affirmative vote “FOR” of the holders of a majority of the votes properly cast for and against such matter at the Special Meeting may approve the Adjournment Proposal to adjourn the meeting. Notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present virtually and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. However, the Bylaws provide that if any such adjournment is for more than 30 days, or if after an adjournment a new record date for determining stockholders entitled to vote is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

If the Special Meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the Special Meeting, as adjourned or postponed.

In the event that there is present at the Special Meeting, virtually or by proxy, sufficient favorable voting power to secure the vote of the Company Stockholders necessary to adopt the Merger Agreement, we do not currently anticipate that we will adjourn or postpone the Special Meeting.

Board Recommendation

The Board, after considering the various factors more fully described under “The Merger—Recommendation of the Brightcove Board of Directors and Reasons for the Merger” beginning on page 50 of this proxy statement, unanimously (1) determined that the Merger Agreement and the Transactions, including the Merger, are in the best interests of Brightcove and the holders of Company Shares, and declared it advisable to enter into the Merger Agreement, (2) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions contemplated thereby, including the Merger, and (3) resolved to recommend that holders of Company Shares adopt the Merger Agreement and direct that such matter be submitted for consideration of the holders of Company Shares at the Special Meeting (the matters described in clauses (1) through (3), the “Board Recommendation”).

The Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal.

Solicitation of Proxies

The Board is soliciting your proxy, and we will bear the cost of the solicitation of proxies.

We have retained Innisfree, a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $40,000 plus expenses. We will also indemnify the proxy solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of Company Shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Consummation of the Merger

We currently anticipate that the Merger will be consummated in the first half of 2025, assuming satisfaction or, to the extent permitted by applicable law, waiver of all of the conditions to the Merger. However, the Merger is subject to various conditions, and it is possible, including as a result of factors outside the control of Brightcove and Bending Spoons, that the Merger will be consummated at a later time or not at all.

Appraisal Rights

If the Merger is consummated, stockholders who do not wish to accept the applicable Merger Consideration are entitled to seek appraisal of their Company Shares under Section 262 of the DGCL and, if all procedures described in Section 262 of the DGCL are strictly complied with, to receive payment in cash for the fair value of their Company Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of Company Shares as determined by the Delaware Court of Chancery may be more or less than, or the same as, the consideration that such holder of Company Shares may receive in the Merger. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262 of the DGCL.

Persons who exercise appraisal rights under Section 262 of the DGCL will not receive the consideration that they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their Company Shares following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their Company Shares determined under Section 262 of the DGCL could be more than, the same as or less than the consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 of the DGCL is required. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262 of the DGCL, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A holder of record of Company Shares and a beneficial owner who (1) continuously holds or beneficially owns, as applicable, such shares through the Effective Time, (2) has not consented to the Merger in writing, voted in favor of the Merger or otherwise withdrawn, lost or waived appraisal rights, (3) strictly complies with the procedures under Section 262 of the DGCL, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, is a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by Brightcove and to be set forth on the Chancery List (as defined in the section entitled “The Merger—Appraisal Rights” beginning on page 72 of this proxy statement), will be entitled to receive the fair value of his, her or its Company Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

A copy of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The foregoing summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. For more information, please see the section entitled “The Merger—Appraisal Rights” beginning on page 72 of this proxy statement.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

We will promptly deliver a separate copy of our proxy statement to any stockholder without charge upon a written request or verbal request to Brightcove Inc., Attention: Corporate Secretary, 281 Summer Street, Boston, MA 02210, telephone number (888) 882-1880. Stockholders sharing an address that are receiving multiple copies of this proxy statement can request delivery of a single copy of the proxy materials by contacting their bank, broker or other intermediary or sending a written request to us at the address above.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor New York, New York 10022

Stockholders call: (877) 687-1865 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 (from other countries)

Banks and brokers call collect: (212) 750-5833

If your bank, broker or other nominee holds your Company Shares, you should also call your bank, broker or other nominee for additional information.

THE MERGER

This discussion of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Certain Effects of the Merger on Brightcove

If the Merger Agreement is adopted by the Company Stockholders and the other conditions to the Closing are either satisfied or waived, Merger Sub will be merged with and into Brightcove, with Brightcove continuing as the Surviving Corporation and a wholly-owned subsidiary of Bending Spoons.

The Company Shares are listed and traded on Nasdaq under the symbol “BCOV.” As a result of the Merger, Brightcove will cease to be a publicly traded company and will become a wholly-owned subsidiary of Bending Spoons. We will cooperate with Bending Spoons to delist the Company Shares from Nasdaq and deregister the Company Shares under the Exchange Act following the Effective Time. Upon such delisting and deregistration, we will no longer be a publicly traded company and will no longer be required to file periodic reports with the SEC, in each case in accordance with applicable law, rules and regulations. If the Merger is consummated, you will not own any shares of the capital stock of either the Surviving Corporation or Bending Spoons.

Effect on Brightcove if the Merger Is Not Consummated

If the Merger Agreement is not adopted by the holders of a majority of the issued and outstanding Company Shares entitled to vote as of the Record Date or if the Merger is not consummated for any other reason, Company Stockholders will not receive any payment for their Company Shares pursuant to the Merger Agreement. Instead, Brightcove will remain a public company, the Company Shares will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Furthermore, if the Merger is not consummated, depending on the circumstances that caused the Merger not to be consummated, the price of the Company Shares may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Company Shares would return to the price at which the Company Shares traded prior to the public announcement of the execution of the Merger Agreement on November 25, 2024 or as of the date of this proxy statement.

Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Company Shares. If the Merger is not consummated, the Board will continue to evaluate and review our business, operations, assets, operating results, financial condition, prospects and business strategy, among other things, and make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Agreement is not adopted by the Company Stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Brightcove will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, upon termination of the Merger Agreement, under specified circumstances, Brightcove may be required to pay Bending Spoons a termination fee, as described under the section titled “The Merger Agreement—Company Termination Fee” beginning on page 100 of this proxy statement.

Merger Consideration

At the Effective Time, each share of Company Shares issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive $4.45 in cash without interest. As of the Effective Time, all such shares of Company Shares shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

Each share of Company Shares held in the treasury of Brightcove or any owned by Bending Spoons or Guarantor or Merger Sub or any direct or indirect wholly-owned subsidiary of Bending Spoons or Brightcove immediately prior to the Effective Time will automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

After the Merger is consummated, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a Company Stockholder as a result of the Merger (except that any holder of Appraisal Shares (as defined in the Merger Agreement) will have those rights granted under Section 262 of the DGCL), nor will you be entitled to receive any shares in Bending Spoons or the Surviving Corporation.

Each of the paying agent, the Surviving Corporation, Merger Sub, and Bending Spoons will be entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement such amounts as are required to be deducted and withheld therefrom under applicable tax laws. If the paying agent, the Surviving Corporation, Merger Sub, or Bending Spoons, as the case may be, so deducts and withholds amounts and timely and properly remits such amounts to the applicable governmental authority, such amounts will be treated for all purposes under the Merger Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

Background of the Merger

The following chronology summarizes the negotiations, material contacts and other material events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board, the Transaction Committee or the representatives of Brightcove, Bending Spoons and other parties.

As part of Brightcove’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Board and Brightcove’s management periodically review, consider and assess Brightcove’s operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. This review at times includes, among other things, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives to enhance stockholder value. In particular, as authorized by the Board, this review has included routine meetings between Brightcove management and potential counterparties to discuss Brightcove’s business, based on public information only.

On October 24, 2023, the Board held a meeting at which members of Brightcove management were present. At this meeting, Brightcove management provided an update regarding corporate development activities, including with respect to recent routine meetings and calls to discuss Brightcove’s business with potential counterparties. Following discussion, the Board directed Brightcove’s management to review various strategic business initiatives intended to strengthen Brightcove’s business and enhance stockholder value.

On February 13, 2024, the Board held a meeting at which members of Brightcove management were present. At this meeting, Brightcove management provided an update regarding corporate development activities, including with respect to its review of various strategic business initiatives, including a potential sale transaction, stock buybacks and investor relations initiatives. Following discussion, in light of Brightcove’s recent stock price performance, the Board’s determination that Brightcove needed to make a significant investment in the business or pursue a strategic transaction, and interest demonstrated by potential counterparties during routine meetings between Brightcove management and potential counterparties to discuss Brightcove’s business, the Board determined that a sale transaction was potentially the most likely initiative of those considered to provide Company Stockholders with long-term value. The Board directed Brightcove management, with the aid of certain Board members, to evaluate potential financial advisors to engage to assist in a potential strategic process.

On April 1, 2024, the Board held a meeting at which members of Brightcove management and representatives of Goodwin Procter LLP (“Goodwin”), Brightcove’s outside legal counsel, were present. At this meeting, representatives of Goodwin reviewed with the directors their fiduciary duties under Delaware law and related process considerations. Members of Brightcove management provided an update regarding introductory meetings and follow-up presentations held with representatives of Lazard and five other potential financial advisors. The Board discussed the engagement of Lazard as Brightcove’s financial advisor and authorized Brightcove management to negotiate customary terms of an engagement letter with Lazard, subject to approval by the Board or a committee thereof. The participants also discussed introductory meetings with potential strategic partners conducted to date and the Board authorized Brightcove management to continue to hold ordinary course meetings with potential strategic partners.

On April 11, 2024, at the request of Bending Spoons, a potential strategic counterparty, members of Brightcove management, including Mr. DeBevoise, had an introductory meeting with a Bending Spoons representative. During the meeting, Bending Spoons management provided an overview of Bending Spoons and its strategy with respect to growth through acquisitions.

On April 22, 2024, members of Brightcove management, including Mr. DeBevoise, had a meeting with members of Bending Spoons management. During this meeting, the participants discussed the interest of the parties in evaluating a strategic transaction sometime in the future, but not at the current time.

On April 30, 2024, the Board held a meeting at which members of Brightcove management and representatives of Lazard and Goodwin were present. During this meeting, the Board received a presentation from representatives of Lazard regarding the valuation environment and observations for Brightcove to consider with respect to a potential sale transaction, Lazard’s experience with similar transactions and the structuring and design of a potential strategic process. After the representatives of Lazard departed the meeting, the Board discussed the formal engagement of Lazard as Brightcove’s financial advisor in connection with the potential transaction, noting Lazard’s expertise, knowledge of and relationships in the industry in which Lazard operates and experience advising software companies in connection with potential strategic transactions. On the basis of these considerations, and subject to the Board’s review of a customary relationships disclosure to be produced by Lazard, the Board authorized the engagement of Lazard, and, as described below, following negotiations over the terms of the engagement between the Board and Lazard, Lazard was formally engaged on July 29, 2024.

Also at the meeting, the Board determined, as a matter of convenience and efficiency given the expectation of continued discussions with potential buyers and alternatives thereto, to form a transaction committee of independent and disinterested directors to monitor and direct the process and procedures related to the review and evaluation of a potential transaction with any of the parties that had expressed interest in evaluating a potential strategic transaction with Brightcove and any other proposals that Brightcove may receive with respect to a strategic transaction, as well as other potential strategic alternatives that may be available to enhance shareholder value (including continuing to operate as an independent company), and to make a recommendation to the Board regarding the advisability of any such transaction or other alternative. Following discussion, the Board adopted resolutions forming a transaction committee (the “Transaction Committee”), consisting of independent directors, Diane Hessan (Chairman of the Board) and Gary Haroian (Chairman of the Audit Committee of the Board). The Board authorized the Transaction Committee to: (a) consider and evaluate all proposals that might be received by Brightcove in connection with a possible sale or other business transaction or series of transactions involving all or substantially all of Brightcove’s equity or assets on a consolidated basis, through any form of transaction, including, without limitation, merger, stock purchase, asset purchase, recapitalization, reorganization, going-private transaction, consolidation, amalgamation, spinout of assets, licensing, collaboration of all or certain assets, dividends or distribution of assets or rights to assets or future payments, debt or equity financing, or other transaction, (b) participate in and direct the negotiation of the material terms and conditions of any such transaction, (c) consider any alternatives to any such transaction, including without limitation, Brightcove continuing to operate as an independent company and (d) recommend to the Board the advisability of entering into a definitive agreement (and any ancillary agreements relating thereto) with respect to any such transaction, or the advisability of pursuing any other alternative, in each case subject to applicable law. Throughout the Transaction Committee’s evaluation of a potential strategic transaction, the Transaction Committee conducted formal meetings and provided feedback to transaction documents, but its members also engaged in regular informal discussions with Brightcove’s senior management and legal and financial advisors and with each other.

On July 1, 2024, the Board held a meeting at which members of Brightcove management were present. During this meeting, Brightcove management presented an executive summary and various end-of-quarter updates to the Board, including preliminary bookings and retention estimates for the previous fiscal quarter. Brightcove management also provided an update on the identification of potential counterparties to a strategic transaction to date and reviewed management’s preliminary long-range financial projections for Brightcove as a standalone entity for the second half of fiscal year 2024 through the end of fiscal year 2029 and related underlying assumptions. Following discussion, the Board directed Brightcove management to update the preliminary long-range financial projections based on the feedback discussed at the meeting.

On July 19, 2024, the Transaction Committee held a meeting at which members of Brightcove management and representatives of Lazard were present. At this meeting, members of Brightcove management and representatives of Lazard provided an update regarding the status of discussions with potential counterparties and the proposed timeline for the strategic process, including the timing for circulating a process letter to potential counterparties, sharing draft transaction documents and requesting final proposals. Following discussion, the Transaction Committee approved the proposed timeline and directed Brightcove’s advisors to advance the transaction materials necessary to meet the proposed timeline.

On July 23, 2024, Lazard sent customary relationship disclosures to Goodwin, which information was shared with the Transaction Committee. Lazard reported that it did not have any relationships between Lazard and representatives and affiliates thereof on the one hand and Brightcove and its affiliates, on the other hand, during the preceding two-year period.

On July 23, 2024, the Transaction Committee held a meeting at which members of Brightcove management and representatives of Lazard and Goodwin were present. At this meeting, representatives of Goodwin reviewed customary relationship disclosures regarding any relationship between Lazard and Brightcove during the preceding two-year period made available by Lazard, and the Transaction Committee determined that Lazard should be engaged as Brightcove’s financial advisor and directed Brightcove Management to execute the engagement letter with Lazard. Also at this meeting, Mr. DeBevoise reviewed a draft confidential information presentation (“CIP”) regarding Brightcove, a copy of which was provided to the Transaction Committee prior to the meeting. The CIP included non-public information regarding Brightcove’s operations and a summary of the long-range financial projections of the operating results of Brightcove as a standalone entity for the second half of fiscal year 2024 through the end of fiscal year 2029 and related underlying assumptions, which projections had been updated to incorporate the Board’s feedback from the July 1, 2024 Board meeting. Following discussion, the Transaction Committee approved the CIP, once updated based on the feedback discussed at the meeting, for use in connection with the evaluation of a potential strategic transaction and authorized Brightcove management and Lazard to provide the CIP to potential counterparties, subject to each counterparty’s execution of a customary mutual confidentiality agreement.

On July 30, 2024, the Board held a meeting at which members of Brightcove management and representatives of Goodwin were present. At this meeting, members of Brightcove management provided a business update regarding the second fiscal quarter of 2024, reviewed a sales and retention forecast for the third fiscal quarter of 2024 and provided additional business updates. Members of Brightcove management also reviewed these business updates in relation to updates made to the assumptions underlying the long-range financial projections of the operating results of Brightcove as a standalone entity for the second half of fiscal year 2024 through the end of fiscal year 2029 (the “July Long Range Projections”), a copy of which projections had been provided to the Board prior to the meeting, as described in the section entitled “—Certain Unaudited Prospective Financial Information” beginning on page 60 of this proxy statement. Following discussion, the Board approved the July Long Range Projections for use by Lazard in its financial analysis.

Later on July 30, 2024, the Board held an additional meeting at which members of Brightcove management and representatives of Lazard and Goodwin were present. At this meeting, representatives of Lazard provided an update on the strategic transaction process, including with respect to Lazard’s preliminary valuation analysis. Based on the discussion materials and the resulting discussion, the Board determined that it was advisable to continue the strategic process and authorized Lazard to proceed with pre-NDA strategic party and financial sponsor outreach.

At the direction of the Board, commencing in July 2024, representatives of Lazard contacted 61 potential buyers, including 25 potential strategic buyers and 36 potential financial sponsor buyers. Of these 61 potential buyers, 20 parties participated in initial meetings with Brightcove management during which the participants discussed publicly available information regarding Brightcove’s business, 19 parties (including Bending Spoons) executed customary mutual confidentiality agreements with Brightcove, each of which included customary standstill provisions that automatically terminated upon Brightcove’s announcement of the transaction with Bending Spoons, and 12 parties participated in management presentations with Brightcove management.

On August 6, 2024, members of Brightcove management, representatives of Lazard, and members of management of a potential financial sponsor (“Party A”) had a meeting during which the participants discussed Party A’s interest in a potential transaction with Brightcove.

On August 12, 2024, members of Brightcove management and members of Bending Spoons management had a meeting, during which members of Bending Spoons management indicated that, although Bending Spoons remained interested in exploring a potential transaction with Brightcove, internal priorities were focused on two recent transactions and that, accordingly, Bending Spoons would not be in a position to evaluate a potential transaction with Brightcove until the fourth quarter of fiscal year 2024.

On August 14, 2024, members of Brightcove management and representatives of Lazard had an initial meeting with a potential strategic counterparty, which is a portfolio company of a financial sponsor (“Party B”), during which the participants discussed publicly available information regarding Brightcove’s business and Party B’s interest in evaluating a strategic transaction with Brightcove.

Also on August 14, 2024 and August 26, 2024, the Transaction Committee held meetings at which members of Brightcove management and representatives of Lazard and Goodwin were present. During these meetings, representatives of Lazard provided the Transaction Committee with an update regarding outreach to potential counterparties to date. The Transaction Committee provided Lazard with feedback regarding the process. Following discussion, the Transaction Committee directed Lazard to continue outreach to potential strategic and financial sponsor buyers based on the feedback provided during the meetings.

On August 15, 2024, members of Brightcove management and representatives of Lazard had an initial meeting with a potential strategic counterparty, which is a portfolio company of a financial sponsor (“Party C”), during which the participants discussed publicly available information regarding Brightcove’s business and Party C’s interest in evaluating a strategic transaction with Brightcove.

On August 21, 2024, representatives of Lazard had a meeting with representatives of Bending Spoons, during which the participants discussed publicly available information regarding Brightcove’s business and

Bending Spoons’ continued interest in evaluating a strategic transaction with Brightcove in the fourth quarter of 2024.

On August 30, 2024, John Wagner, Chief Financial Officer of Brightcove, had an introductory meeting with the chief financial officer of a potential strategic counterparty (“Party D”) during which the participants discussed publicly available information regarding both businesses and the potential of a strategic transaction.

On September 4, 2024, the Board held a meeting at which members of Brightcove management and representatives of Lazard and Goodwin were present. Prior to the meeting, Brightcove had shared with members of Brightcove management customary management guidelines which, among other things, directed Brightcove management not to have any discussions regarding post-closing employment with any potential buyers until and unless approved and authorized by the Board or a committee thereof. At this meeting, representatives of Lazard provided the Board with an update regarding outreach to potential counterparties to date. Following discussion, the participants also discussed the proposed timing for circulating a process letter and the deadlines for submissions of offers and materials to be included in such process letter.

On September 12, 2024, Mr. DeBevoise and Mr. Wagner had a meeting with management of Party D to discuss the merits of a potential strategic transaction, including potential synergies between the parties’ businesses. The participants agreed to have each party’s respective advisors follow up regarding due diligence with respect to valuation.

Also on September 12, 2024, members of Brightcove management and representatives of Lazard had an initial meeting with a potential financial sponsor counterparty (“Party E”), during which the participants discussed publicly available information regarding Brightcove’s business and Party E’s interest in evaluating a strategic transaction with Brightcove.

On September 13, 2024, Brightcove management and representatives of Lazard had an introductory meeting with representatives of a potential strategic counterparty (“Party F”). During the meeting, the parties discussed Party F’s interest in evaluating a strategic transaction with Brightcove.

On September 18, 2024, representatives of Lazard had a meeting with representatives of the financial advisor to Party D, during which the participants discussed how a potential strategic transaction between Brightcove and Party D might be structured.

On September 19, 2024, members of Brightcove management and representatives of Lazard had an initial meeting with a financial sponsor with a potentially complementary portfolio company (“Party G”), during which the participants discussed publicly available information regarding Brightcove’s business and Party G’s interest in evaluating a strategic transaction with Brightcove.

Also on September 19, 2024, the Transaction Committee held a meeting at which members of Brightcove management and representatives of Lazard and Goodwin were present. At this meeting, representatives of Lazard provided the Transaction Committee with an update regarding outreach to potential counterparties to date. Also at this meeting, Brightcove management reviewed unaudited non-public prospective financial information of Brightcove, on a standalone basis without giving effect to the Merger, for the second half of fiscal year 2024 through the end of fiscal year 2029 accounting for upside sensitivity (the “Upside Sensitivity Model”), which were furnished to the Transaction Committee prior to the meeting, as described in the section entitled “—Certain Unaudited Prospective Financial Information” beginning on page 60 of this proxy statement. Following discussion, the Transaction Committee authorized management and Lazard to provide the Upside Sensitivity Model to potential counterparties. This information included updates to reflect certain actual and expected financial and business results from July 2024 to September 2024 and the potential upside from certain new products announced in the same time frame. Following discussion, the Transaction Committee directed Lazard to circulate a process letter to potential counterparties. Also at this meeting, an updated draft of the CIP was provided to the Transaction Committee which contained an updated financial section to include the Upside

Sensitivity Model with certain adjustments related to the non-public nature of the proposed transactions. Following this discussion, the Transaction Committee approved the updates to the CIP for use in connection with the evaluation of the potential strategic transaction and authorized Brightcove management and Lazard to provide the updated CIP to potential counterparties. The Transaction Committee also approved the Upside Sensitivity Model for use by Lazard in its financial analysis.

On September 20, 2024, Mr. Wagner had a meeting with the chief financial officer of Party D in which the structure of a potential combination between Brightcove and Party D was discussed.

On September 24, 2024, as directed by the Transaction Committee, representatives of Lazard distributed a process letter (the “Process Letter”) and the CIP to 13 parties, including Party B, Party C, Party E, Party G, a financial sponsor firm (“Party H”), an additional financial sponsor firm (“Party I”) and Bending Spoons, which Process Letter requested preliminary non-binding proposals for a potential strategic transaction with Brightcove no later than October 22, 2024. Copies of the CIP were subsequently distributed by representatives of Lazard to other parties as preliminary meetings were held or as such other parties entered into confidentiality agreements with Brightcove.

Also on September 24, 2024, members of Brightcove management and representatives of Lazard had a meeting with members of management of Party I and discussed Party I’s interest in a potential transaction with Brightcove.

On September 26, 2024, Mr. DeBevoise had an in-person meeting with the chief executive officer of a potential strategic counterparty (“Party J”). During this meeting, the parties discussed the potential interest of Party J in a strategic transaction with Brightcove and updates to Party J’s and Brightcove’s business and potential synergies between the parties.

On September 30, 2024, Mr. Wagner had a meeting with the chief financial officer of Party D in which it was agreed that Party D would give further consideration to the financial attributes of a potential strategic transaction between Brightcove and Party D.

On October 1, 2024, the Board held a meeting at which members of Brightcove management and representatives of Lazard and Goodwin were present. At this meeting, members of Brightcove management provided a business update regarding the estimated bookings, retention, and financial results from the third fiscal quarter of 2024 and the estimated bookings, retention and financial projections for the fourth fiscal quarter of 2024. Also at this meeting, representatives of Lazard and Goodwin provided an update regarding the strategic process and outreach to potential counterparties.

On October 2, 2024, representatives of Lazard and representatives of Bending Spoons had a meeting at which the participants discussed Bending Spoons’ continued interest in a potential transaction with Brightcove.

From October 3, 2024 through October 11, 2024, Brightcove management had management presentations, at which representatives of Lazard were present, with potential counterparties, including representatives of each of Party B, Party F, Party G and Party I.

On October 8, 2024, representatives of Lazard and members of Bending Spoons management had a meeting at which Bending Spoons inquired about the cash, debt and share count assumptions they should utilize in a potential bid.

On October 9, 2024, representatives of Lazard and members of Bending Spoons management had a meeting at which the participants discussed valuation considerations for Brightcove based upon Bending Spoons’ perspective on Brightcove’s business, financial position and strategy.

On October 11, 2024, Brightcove received a non-binding letter of intent from Bending Spoons to acquire Brightcove for $4.30 per share in cash (the “Bending Spoons October 11 Proposal”), which was received in advance of the October 22, 2024 deadline to submit proposals in the Process Letter. The $4.30 price per share was based on approximately 45.4 million Company Shares outstanding (on a fully diluted basis) assumed by Bending Spoons, and was subject to Bending Spoons’ due diligence review. As of October 11, 2024, Brightcove management estimated that there were approximately 52.1 million Company Shares outstanding (on a fully diluted basis). The Bending Spoons October 11 Proposal also included a request for Brightcove to enter into an exclusivity agreement with Bending Spoons, providing for a mutual exclusivity period of 30 days, with an automatic extension for an additional 15 days, and included that, subject to Brightcove’s full cooperation and support, Bending Spoons anticipated being in a position to sign and announce a transaction within four weeks from when Bending Spoons received certain requested diligence items and, to that end, Bending Spoons engaged Latham & Watkins LLP (“Latham”), as outside counsel and notified their accounting and tax advisors, Ernst & Young LLP, of the potential transaction.

On October 16, 2024, the Transaction Committee held a meeting at which members of Brightcove management and representatives of Lazard and Goodwin were present. At this meeting, representatives of Lazard and Goodwin provided a summary of the Bending Spoons October 11 Proposal, including the assumptions incorporated with respect to the fully diluted Company Shares outstanding and the request for an exclusivity period despite Bending Spoons not yet completing its confirmatory due diligence regarding Brightcove. Following discussion, the Transaction Committee determined that, given the limited due diligence conducted by Bending Spoons to date, the current status of the strategic process and timeline, including management presentations already scheduled and to be scheduled, it was not advisable to enter into the requested exclusivity period with Bending Spoons. Representatives of Lazard and Goodwin also provided an update on key next steps in the strategic process and timeline, key diligence workstreams and the draft transaction documents.

From October 16, 2024 to October 24, 2024, Brightcove management had management presentations, at which representatives of Lazard were present, with representatives of each of Bending Spoons, Party A, Party H and Party J.

On October 17, 2024, Mr. Wagner had a meeting with the chief financial officer of Party D during which Party D presented a range of possible financial attributes in a potential combination of Brightcove and Party D, including Party D’s verbal proposal that Brightcove would own 30% to 40% of the combined entity in a potential transaction between Brightcove and Party D.

On October 17, 2024 and October 18, 2024, Brightcove management and representatives of Lazard had due diligence calls with representatives of each of Party B and Party G, respectively.

On October 19, 2024, representatives of Lazard had a call with representatives of Bending Spoons during which such representatives of Lazard discussed the total outstanding Company Shares on a fully diluted basis for purposes of considering deal valuation.

On October 20, 2024, representatives of Bending Spoons confirmed to representatives of Lazard that Bending Spoons would not be amending the proposed price per share of $4.30 in the Bending Spoons October 11 Proposal in light of the estimated approximately 48.3 million Company Shares outstanding (on a fully diluted basis) assumed by Bending Spoons, rather than 45.4 million Company Shares outstanding (on a fully diluted basis) assumed in the Bending Spoons October 11 Proposal. Representatives of Bending Spoons noted that the confirmed $4.30 price per share represented a significant increase in implied value from Bending Spoons’ earlier position, and Bending Spoons assumed that the Board would not issue additional equity awards prior to the closing of a potential transaction between Brightcove and Bending Spoons. The Bending Spoons representatives reiterated that the Bending Spoons October 11 Proposal was subject to diligence.

On October 22, 2024, at the direction of the Transaction Committee, representatives of Lazard communicated to each potential counterparty remaining in the strategic process that the total outstanding

Company Shares on a fully diluted basis for purposes of considering deal valuation was approximately 52.1 million shares.

Also on October 22, 2024, Brightcove received a non-binding letter of intent from Party G to acquire Brightcove for $3.46 per share in cash. The $3.46 price per share was based on approximately 52.1 million Company Shares outstanding (on a fully diluted basis), and was subject to Party G’s due diligence review. Party G’s non-binding letter of intent indicated that Party G had a portfolio company that could have potential synergies with Brightcove. Party G’s non-binding letter of intent also included a request for Brightcove to enter into an exclusivity period with Party G, providing for a mutual exclusivity period of 60 days, with an automatic extension for an additional 10 days, and noted that any remaining confirmatory legal and financial diligence would be completed by Party G following execution of the non-binding letter of intent.

Also on October 22, 2024, Brightcove received a non-binding letter of intent from Party H to acquire Brightcove for $2.75 per share in cash. The $2.75 price per share was based on approximately 52.1 million shares of Company Shares outstanding (on a fully diluted basis), and was subject to Party H’s due diligence review.

Also on October 22, 2024, Brightcove received a non-binding letter of intent from Party E to acquire Brightcove for $2.90-$3.10 per share in cash. The $2.90-$3.10 price per share was based on approximately 52.1 million Company Shares outstanding (on a fully diluted basis), and was subject to Party E’s due diligence review.

Also on October 22, 2024, Lazard received a call from Party C, which included an offer to acquire Brightcove for $2.50 per share in cash. The $2.50 per share price was based on approximately 52.1 million Company Shares outstanding (on a fully diluted basis), and was subject to Party C’s due diligence review.

On October 23, 2024, Brightcove received a non-binding letter of intent from Party B to acquire Brightcove for $3.00 per share in cash. The $3.00 per share price was based on approximately 52.1 million Company Shares outstanding (on a fully diluted basis), and was subject to Party B’s due diligence review. The non-binding letter of intent also noted that Party B, and not Party B’s parent entity, a financial sponsor, would be the prospective buyer and have the funding required for the acquisition.

Also on October 23, 2024, representatives of Lazard received a call from Party I, which included an offer to acquire Brightcove for $2.75 per share in cash. The $2.75 per share price was based on approximately 52.1 million Company Shares outstanding (on a fully diluted basis), and was subject to Party I’s due diligence review.

On October 24, 2024, following the submission of its non-binding letter of intent, Party G conveyed to representatives of Lazard that it did not intend to engage legal or financial advisors to assist Party G in the evaluation of a potential transaction with Brightcove or in the drafting and negotiation of any transaction documents unless and until Brightcove entered into an exclusivity period with Party G. In response, at the direction of the Transaction Committee, representatives of Lazard indicated to representatives of Party G that waiting to engage legal and financial advisors might disadvantage Party G.

Also on October 24, 2024, representatives of Lazard received a call from Party A, during which representatives of Party A conveyed to representatives of Lazard an offer to acquire Brightcove for $3.00-$3.50 per share in cash, and that there was limited room to negotiate above $3.50 per share. The $3.00-$3.50 per share price was based on approximately 52.1 million Company Shares outstanding (on a fully diluted basis), and was subject to Party A’s due diligence review.

Also on October 24, 2024, Brightcove management had a management presentation, at which representatives of Lazard were present, with representatives of Party J.

Also on October 24, 2024, representatives of Lazard had a meeting with representatives of the financial advisor to Party D, during which the participants discussed how a potential strategic transaction between Brightcove and Party D might be structured, and representatives of Lazard inquired about whether Party D was able to increase the percentage of the combined entity for Company Stockholders in a potential transaction between Brightcove and Party D to more than 30% to 40% of the combined entity.

On October 25, 2024, the Transaction Committee held a meeting at which members of Brightcove management and representatives of Lazard and Goodwin were present. At this meeting, representatives of Lazard and Goodwin provided the Transaction Committee with an update on the strategic process and a summary of the proposals received to date. Representatives of Lazard proposed to the Transaction Committee that, at the next Board meeting, the Board make a determination with respect to which parties would be advanced to the next phase of the strategic process and receive access to Brightcove’s data room and an initial draft of the merger agreement to review.

On October 26, 2024, representatives of Lazard received a call from Party I indicating that due to errors in calculations with respect to their prior offer to acquire Brightcove, Party I would submit a revised offer of $3.00 to $3.25 per share.

On October 27, 2024, the Transaction Committee held a meeting at which members of Brightcove management and representatives of Lazard and Goodwin were present. At this meeting, representatives of Goodwin provided a summary of the auction drafts of the merger agreements to be provided to potential counterparties, with one version provided for the potential strategic buyers and another version provided for the potential financial sponsor buyers, including with respect to structure, financing, termination rights, termination fees, including a termination fee payable by Brightcove in the event that Brightcove were to terminate the Merger Agreement to accept a Superior Proposal and in certain other circumstances equal to 2.75% of the transaction equity value of Brightcove, the definition of “material adverse effect”, and employee matters. The Transaction Committee provided feedback regarding such drafts.

On October 28, 2024 Party G sent an email to representatives of Lazard noting that Party G was prepared to proceed without exclusivity but that key diligence areas including financial, technology and legal would not commence until exclusivity was granted.

On October 29, 2024, the Board held a meeting at which members of Brightcove management and representatives of Lazard were present. At this meeting, members of Brightcove management provided the Board with a business update for the third quarter of fiscal year 2024 as well as a sales and retention forecast for the fourth quarter of fiscal year 2024. Brightcove management also provided the Board with a product and engineering update, a finance update, and a presentation of Brightcove’s preliminary 2025 operating plan.

Also on October 29, 2024, the Board held an additional meeting at which members of Brightcove management and representatives of Lazard and Goodwin were present. At this meeting, representatives of Lazard and Goodwin provided the Board with an update on the strategic process and a summary of the proposals received to date, including a comparison of the market valuation benchmarks of the proposals and illustrative value to the Company Stockholders. Representatives of Goodwin also provided a summary of the auction drafts of the merger agreements to be provided to potential counterparties. The Transaction Committee reviewed with the Board its prior discussions and views regarding these matters. The Board provided feedback and direction to Brightcove management and its advisors on these matters. The participants discussed next steps in the strategic process, including with respect to which parties would be invited to the next phase of the strategic process and receive a second process letter, access to Brightcove’s data room and a draft of the merger agreement. Following discussion, based on the recommendation of Brightcove’s advisors and the Board’s view of the proposals submitted to date and the value proposed for the Company Stockholders, the likelihood of reaching a consummated transaction, and any conditionality of the submitted offers, the Board determined to prioritize the proposals submitted by Bending Spoons, Party B, Party G and Party I. The Board also determined to continue to progress conversations with Party D, Party F and Party J. Following discussion, the Board directed representatives of Lazard to send a process letter with respect to the next phase of the strategic process to such parties, requesting that the potential counterparties submit their comments to the applicable draft merger agreement by November 25, 2024 and final proposals by December 5, 2024. The Board also directed representatives of Lazard to contact Party D and Party F to communicate that the Board would be interested in further discussions with such parties if they were able to engage in more in-depth diligence at a faster pace and to communicate to the other parties remaining in the process that the Board had determined to prioritize the proposals of other parties.

On October 30, 2024, as directed by the Board, representatives of Lazard communicated to representatives of the financial advisor to Party D that Party D’s verbal proposal that Brightcove would own 30% to 40% of the combined entity in a potential transaction between Brightcove and Party D was not sufficiently attractive for the Board to prioritize in light of other interest.

On October 31, 2024, representatives of Lazard were notified by Party J that Party J was affirmatively declining to further evaluate a potential transaction based on internal priorities.

Also on October 31, 2024, representatives of Lazard received an email from Party I, which included an offer to acquire Brightcove for $3.00-$3.25 per share in cash. The $3.00-$3.25 per share price was based on approximately 52.1 million Company Shares outstanding (on a fully diluted basis), and was subject to Party I’s due diligence review.

On November 1, 2024, Brightcove management had a management presentation, at which representatives of Lazard were present, with representatives of Party F.

Also on November 1, 2024, Lazard granted access to Brightcove’s virtual data room to Bending Spoons, Party B, Party G and Party I.

On November 2, 2024, as directed by the Board, representatives of Lazard distributed a process letter (the “Second Process Letter”) to each of Bending Spoons, Party B, Party G and Party I, requesting that the potential counterparties submit their comments to the applicable draft merger agreement by November 25, 2024 and final proposals by December 5, 2024. As provided in the Second Process Letter, Brightcove reserved the right to negotiate with any party individually or simultaneously with other prospective acquirors, terminate the process or alter, amend or revise the procedures and provisions at any time, enter into an agreement with any prospective acquirors at any time, regardless of the price and terms being offered by such acquirors and other prospective parties, amend material information made available to prospective parties and reject any, or all final proposals at its sole discretion. Also as directed by the Board, representatives of Lazard contacted Party D and Party F to communicate that the Board would be interested in further discussions with such parties if they were able to engage in more in-depth diligence at a faster pace, and Lazard contacted the other parties remaining in the process to communicate that the Board had determined to prioritize the proposals of other parties.

On November 4, 2024, the Transaction Committee held a meeting at which members of Brightcove management and representatives of Goodwin were present. At this meeting, the Transaction Committee considered and agreed to recommend to the Compensation Committee of the Board (the “Compensation Committee”) the approval of certain transaction and retention bonuses in connection with the Merger, as described in more detail in the section of this proxy statement titled “Interests of the Directors and Executive Officers of Brightcove in the Merger—Transaction and Retention Bonuses”.

On November 5, 2024, representatives of Latham held a call with representatives at Goodwin to discuss legal due diligence, anticipated regulatory process and timing with respect to receiving a draft of the merger agreement.

On November 6, 2024, the Transaction Committee held a meeting at which members of Brightcove management and representatives of Lazard and Goodwin were present. At this meeting, members of Brightcove management provided an update to the Transaction Committee regarding a request from one of the financial sponsor potential counterparties to involve a third party lender for its debt financing syndicate. The Transaction Committee and representatives of Lazard and Goodwin discussed the importance of continuing to maintain a level playing field for each potential bidder. Following discussion, the Transaction Committee authorized Lazard to generally permit all potential counterparties to involve financing sources, subject to such financing sources signing a joinder agreement to the existing confidentiality agreement between the relevant counterparty and Brightcove.

Also on November 6, 2024, Mr. Wagner had a meeting with the chief financial officer of Party D in which the potential value to Company Stockholders of a potential combination of Brightcove and Party D was discussed.

Also on November 6, 2024, representatives of Goodwin provided in the virtual data room the initial drafts of the merger agreement to Bending Spoons, Party A, Party B, Party G and Party I.

On November 7, 2024, the Compensation Committee held a meeting at which members of Brightcove management and representatives of Goodwin and the Compensation Committee’s compensation consultant were present. At this meeting, the Compensation Committee considered and approved the grant of certain transaction and retention bonuses in connection with the Merger, as described in more detail in the section of this proxy statement titled “Interests of the Directors and Executive Officers of Brightcove in the Merger—Transaction and Retention Bonuses”.

On November 8, 2024, the Transaction Committee held a meeting at which members of Brightcove management and representatives of Lazard and Goodwin were present. At this meeting, representatives of Lazard provided the Transaction Committee with an update regarding the status of the discussions with the potential counterparties and related process considerations. Members of Brightcove management and representatives of Lazard provided an update regarding discussions with Party D, including potential transaction structures and the verbal proposal communicated by Party D and its financial advisor that Brightcove would own 30% to 40% of the combined entity in a potential transaction between Brightcove and Party D. Following discussion, the Transaction Committee determined to deprioritize discussions with Party D based on the Transaction Committee’s view that the potential value to Brightcove’s stockholders in a potential all-stock transaction with Party D would be less than the value received in a potential transaction with the other potential counterparties being considered in an all-cash transaction, as well as the Transaction Committee’s view of the execution risk of a potential transaction with Party D given the complexities and proposed timing of the proposed transaction with Party D. Representatives of Lazard also provided a summary of the due diligence conducted to date by Bending Spoons, Party B, Party G and Party I, a summary of the key diligence focus areas, and a schedule of upcoming meetings. The Transaction Committee provided feedback to Brightcove management and its advisors on these matters.

From November 11, 2024, to November 15, 2024, Brightcove and representatives of Lazard held due diligence meetings with Bending Spoons, Party B and Party I. During this period, Brightcove also held a due diligence meeting with Party G, however, it was not as substantive and the questions asked by Party G did not include legal due diligence questions, as Party G had not yet engaged legal advisors.

On November 14, 2024, representatives at Goodwin held a call with representatives at Latham to discuss the status of Bending Spoons’ due diligence process and to confirm the amount of Company Shares outstanding (on a fully diluted basis). On this call, representatives at Goodwin also presented Brightcove’s positions with respect to certain employee matters, including equity retention, issuance of equity awards and transaction bonuses.

Also on November 14, 2024, the Transaction Committee held a meeting at which members of Brightcove management and representatives of Lazard and Goodwin were present. At this meeting, representatives of Lazard provided an update regarding the due diligence efforts conducted to date by the potential counterparties and related process considerations. The Transaction Committee provided feedback to Brightcove management and its advisors on these matters.

On November 16, 2024, Brightcove received a revised non-binding letter of intent from Bending Spoons to acquire Brightcove for $4.30 per share in cash (the “Bending Spoons November 16 Proposal”), which was received in advance of the December 5, 2024 deadline for the submission of proposals in the Second Process Letter. The $4.30 price per share was based on approximately 52.1 million Company Shares outstanding (on a fully diluted basis). Representatives of Bending Spoons conveyed that Bending Spoons viewed the Bending Spoons November 16 Proposal as materially higher than the Bending Spoons October 11 Proposal due to the change in Bending Spoons’ assumptions regarding the fully diluted Company Shares outstanding. Additionally, unlike the Bending Spoons October 11 Proposal, the Bending Spoons November 16 Proposal confirmed that Bending Spoons’ due diligence was at an advanced stage and no significant business issues had been identified to date. Representatives of Bending Spoons reiterated Bending Spoons’ desire to work quickly with Brightcove and the parties’ advisors to complete its limited remaining confirmatory due diligence, finalize definitive documentation and sign and announce a transaction between Brightcove and Bending Spoons prior to market open on November 25, 2024.

Contemporaneously on November 16, 2024, Brightcove received a revised draft of the Merger Agreement from Bending Spoons, which was received in advance of the November 25, 2024 deadline for the submission of comments to the merger agreement in the Second Process Letter. The revised draft of the Merger Agreement, among other things, provided for (1) Bending Spoons to be the buyer entity with no guarantee from Guarantor, (2) no financing contingencies, (3) full specific performance remedies for Brightcove in the event of breach by Bending Spoons, (4) a termination fee payable by Brightcove in the event that Brightcove were to terminate the Merger Agreement to accept a Superior Proposal and in certain other circumstances equal to 3.75% of the transaction equity value of Brightcove, and (5) the conversion and acceleration of unvested Company RSU Awards to fully vested cash awards at closing.

On November 17, 2024, the Transaction Committee held a meeting at which members of Brightcove management and representatives of Lazard and Goodwin were present. At this meeting, Mr. DeBevoise provided an update regarding due diligence calls between representatives of Brightcove and representatives of Bending Spoons. Representatives of Lazard provided a summary of the Bending Spoons November 16 Proposal, including a discussion regarding Bending Spoons’ updated assumption regarding the number of Company Shares outstanding (on a fully diluted basis) and Bending Spoons’ desire to sign and announce a transaction between Brightcove and Bending Spoons prior to market open on November 25, 2024. Following discussion, the Transaction Committee directed Lazard to follow-up with Party B, Party G and Party I to inform each party that Brightcove received a revised proposal and revised draft of the merger agreement prior to the deadlines provided in the Second Process Letter, and directed Lazard to encourage each party to expedite their timing for submitting a revised proposal and revised draft of the merger agreement and to increase the price per share in their revised proposal. Following the meeting, representatives of Lazard delivered this feedback as directed.

Also at this meeting, representatives of Goodwin reviewed the revised draft of the Merger Agreement provided by Bending Spoons, and discussed certain key issues in the draft, including the treatment of equity awards, the efforts required to gain antitrust approval, the termination fee payable by Brightcove in certain circumstances, the remedies available to the parties under the Merger Agreement, and employee matters, and described Goodwin’s proposed response regarding each of these items. Following discussion, the Transaction Committee directed Goodwin to revise the Merger Agreement in line with the feedback provided during the meeting and continue to negotiate the Merger Agreement with Latham. Representatives of Goodwin also provided an overview of Section 280G of the Code and its potential impact on deal consideration that may be received by certain executive officers in connection with a potential transaction.

Also on November 17, 2024, representatives of Lazard were notified by Party I that Party I was affirmatively declining to further evaluate a potential transaction based on internal priorities and concerns regarding Party I’s ability to sufficiently increase their prior proposal to be competitive.

From November 18, 2024 to November 21, 2024, Brightcove and representatives of Lazard held due diligence meetings with Bending Spoons and Party B.

On November 19, 2024, outside legal counsel to Party B provided a revised draft of the merger agreement to Goodwin, which provided, among other things, (1) for Party B to be the buyer entity with no equity commitment letter or guarantee from Party B’s financial sponsor parent entity, (2) Party B would fund the purchase price with debt financing, (3) a termination fee payable by Brightcove in the event that Brightcove were to terminate the merger agreement to accept a Superior Proposal and in certain other circumstances equal to 3.5% of the value of Brightcove, (4) a reverse termination fee payable by Party B in the event that Party B was unable to fund the purchase price and close the transaction, (5) a request for Brightcove to secure support agreements from certain Company Stockholders and (6) the conversion of unvested Company RSU Awards to cash awards, subject to vesting, at closing.

On November 20, 2024, Goodwin sent a revised draft of the Merger Agreement with Bending Spoons and related disclosure schedules to Latham. Thereafter, Goodwin, on behalf of Brightcove, and Latham, on behalf of Bending Spoons, conducted a number of conference calls and exchanged drafts of the Merger Agreement. Among other items, the parties negotiated (1) the definition of “Company Material Adverse Effect”, which generally defines the standard for closing risk, (2) Brightcove’s representations, warranties and interim operating covenants, (3) the provisions relating to the rights of the Board to change its recommendation to stockholders with respect to the transaction with Bending Spoons and to accept a “Superior Proposal”, (4) the amount and terms of the termination fee payable by Brightcove in the event that Brightcove were to terminate the Merger Agreement to accept a Superior Proposal and in certain other circumstances, (5) the outside date for closing the Merger under the Merger Agreement, (6) the covenants regarding employee benefit matters applicable to Brightcove employees generally, including the issuance of equity awards between signing and closing and (7) the provisions for which Guarantor is a party to the Merger Agreement. In addition, Brightcove provided Bending Spoons with proposals for transaction bonus and severance programs for Brightcove employees as authorized by the Board, which included a transaction bonus pool and severance guidelines for non-executive employees to be honored by Bending Spoons for 12 months following the closing of the Merger.

Also on November 20, 2024, representatives of Lazard were notified by Party F that Party F was affirmatively declining to further evaluate a potential transaction based on internal priorities and concerns regarding Party F’s resources available to expeditiously complete due diligence on Brightcove.

Also on November 20, 2024, representatives of Lazard were notified by Party B that Party B was not yet affirmatively declining to further evaluate a potential transaction with Brightcove, but that Party B was not optimistic regarding increasing the per share price in Party B’s proposal or regarding the likelihood that Party B would be able to consummate a potential transaction with Brightcove, as there was not internal support regarding increasing its proposed price per share and or sufficient certainty of financing of the purchase price.

Also on November 20, 2024, the Transaction Committee held a meeting at which members of Brightcove management and representatives of Lazard and Goodwin were present. At this meeting, representatives of Lazard provided the Transaction Committee with an update regarding discussions with the potential counterparties that received the Second Process Letter, including that, other than Bending Spoons, no such potential counterparties had increased the price per share in their respective proposals. Representatives of Lazard provided an update regarding discussions and negotiations with Bending Spoons, including a discussion regarding whether Bending Spoons had any room to increase the $4.30 per share price in the Bending Spoons November 16 Proposal. Following discussion, representatives of Lazard and Goodwin provided updates regarding related process considerations. Also at this meeting, Brightcove management presented certain updates to the July Long Range Projections to update the assumptions underlying the projections to (i) reconcile certain assumptions in the July Long Range Projections to the Upside Sensitivity Model and (ii) account for more recent actual and expected operating performance and results. Following discussion, the Board approved the updated long-range financial projections for Brightcove for use by Lazard in its financial analysis, a copy of which projections had been provided to the Board prior to the meeting (the “November Long Range Projections”), as described in the section entitled “—Certain Unaudited Prospective Financial Information” beginning on page 60 of this proxy statement. The Transaction Committee directed representatives of Lazard to engage in discussions with Bending Spoons and encourage them to increase their proposed price.

On November 21, 2024, representatives of Bending Spoons verbally conveyed to representatives of Lazard that they would be sending a non-binding proposal to acquire Brightcove for $4.45 per share in cash, which Bending Spoons expressly characterized on the call as its “best and final” offer, and which would be conditioned upon (1) the parties entering into the Merger Agreement prior to market open on November 25, 2024 or (2) the parties entering into an exclusivity agreement providing for an exclusive period of negotiations.

Also on November 21, 2024, representatives of Lazard were notified by Party G that Party G was affirmatively declining to further evaluate a potential transaction. The Chief Executive Officer of Party G communicated to representatives of Lazard that Party G felt that the messaging delivered by representatives of Lazard on November 17, 2024 encouraging the submission of a revised proposal and revised merger agreement and completion of due diligence earlier than the deadlines provided in the Second Process Letter disadvantaged Party G, was contrary to the process instructions and allegedly favored another party in the process.

Also on November 21, 2024, representatives of Lazard were notified by Party B that Party B was affirmatively declining to further evaluate a potential transaction with Brightcove. Representatives of Party B conveyed to representatives Lazard that the decision to decline to further evaluate a potential transaction with Brightcove was due to the sense that they would not be able to sufficiently increase their prior proposal to be competitive and also be able to provide sufficient certainty of funding in advance of the deadline set forth in the Second Process Letter. Also on November 21, 2024, the Transaction Committee held a meeting at which members of Brightcove management and representatives of Lazard and Goodwin were present. At this meeting, representatives of Lazard provided the Transaction Committee with an update regarding the discussions between representatives of Lazard and Bending Spoons regarding Bending Spoons agreeing to raise the price per share to $4.45 in its proposal, conditional on the parties signing the Merger Agreement before the market opens on Monday, November 25 or entering into an exclusivity agreement by Saturday, November 23, with the intention of finalizing the Merger Agreement immediately after the Thanksgiving holiday. Representatives of Lazard also provided an update to the Transaction Committee regarding Party B’s decision to decline to further evaluate a potential transaction with Brightcove given the difficulty securing debt financing and sense that they would not be able to sufficiently increase their prior proposal to be competitive. Representatives of Goodwin provided an update regarding the negotiations of the Merger Agreement and other related documentation with Bending Spoons, the remaining open items and plan to finalize those open items.

Also at this meeting, representatives of Goodwin discussed the correspondence from Party G on November 21, 2024, in which Party G alleged that the sale process favored a specific but unidentified party and that Party G was misled regarding the ability of the process to be accelerated by any potential buyer. The Transaction Committee and representatives of Goodwin and Lazard discussed the inaccuracies in the allegations from Party G, with representatives of Lazard describing multiple conversations between representatives of Lazard and Party G during which representatives of Lazard conveyed that representatives of Lazard would keep all parties still in the strategic process informed of any updates, and that bidders would be disadvantaged in the process if they did not engage third party advisors to complete diligence and progress the merger agreement. Representatives of Lazard noted that Party G was informed on multiple occasions that the process timeline may be expedited due to the receipt of a revised proposal from another party, and further noted that Party G was the only party remaining in the process that had not yet engaged in meaningful due diligence efforts and had indicated it would not engage third party advisors to conduct due diligence and revise the merger agreement until it was under exclusivity, and had been told by representatives of Lazard that waiting to engage in meaningful due diligence or engage third party advisors may disadvantage Party G in the strategic process. Similar to the position that the Transaction Committee had taken with Bending Spoons when Bending Spoons initially requested exclusivity, the Transaction Committee would not agree to exclusivity with any party that had not substantially completed its due diligence and provided comments to the draft merger agreement. The Transaction Committee was of the view that so long as Party G did not engage third party advisors to conduct due diligence and comment on the merger agreement, Party G would not be in a position to provide a proposal that could be adequately assessed relative to the Bending Spoons proposal.

Also on November 21, 2024, at the direction of the Transaction Committee, representatives of Lazard provided Bending Spoons with the November Long Range Projections.

On November 22, 2024, representatives of Bending Spoons confirmed via email to representatives of Lazard Bending Spoons’ revised non-binding proposal to acquire Brightcove for $4.45 per share in cash (the “Bending Spoons November 22 Proposal”). The $4.45 price per share was based on approximately 52.1 million Company Shares outstanding (on a fully diluted basis), and was conditioned upon (1) the parties entering into the Merger Agreement prior to market open on November 25, 2024 or (2) the parties entering into an exclusivity agreement by November 23, 2024 providing for an exclusivity period for negotiation, with the intention of entering into the Merger Agreement immediately following the Thanksgiving holiday weekend. Bending Spoons indicated that if neither of these conditions were met, Bending Spoons would revert to the price per share of $4.30 reflected in the Bending Spoons November 16 Proposal.

Also on November 22, 2024, the Board held a meeting at which members of Brightcove management and representatives of Lazard and Goodwin were present. At this meeting, Brightcove management provided a summary of the November Long Range Projections, including the updates made to the July Long Range Projections. Representatives of Lazard presented a process review, including engagement with buyers. Following discussion, representatives of Lazard reviewed Lazard’s preliminary valuation analysis. Representatives of Goodwin discussed certain legal considerations, including an overview of the Board’s fiduciary duties, a summary of the Merger Agreement, including structure, remedies, deal protection, regulatory efforts, definition of “Material Adverse Effect” and employee matters, and an illustrative timeline. The Transaction Committee provided feedback to Brightcove management and its advisors on these matters.

Over the course of November 22, 2024, November 23, 2024, and November 24, 2024, Goodwin and Latham finalized their work on the terms of the definitive agreement between Brightcove and Bending Spoons, as well as the disclosure schedules and other ancillary agreements pertaining to the transaction.

On November 23, 2024, Lazard provided a customary updated relationship disclosure letter, indicating that in the two-year period prior to the date of the disclosure letter, other than with respect to the strategic review process, Lazard had not been engaged to provide financial advisory services to Brightcove, and in the two-year period prior to the date of the disclosure letter, Lazard was engaged by a company in connection with a potential transaction in which Guarantor was a contemplated counterparty, for which Lazard received compensation from Guarantor, although the transaction with Guarantor was not ultimately consummated.

On November 24, 2024, the Transaction Committee held a meeting at which all members of the Transaction Committee, and representatives of Lazard and Goodwin were in attendance. Representatives of Lazard provided a status update regarding Lazard’s valuation work. Representatives of Goodwin summarized the material terms in the Merger Agreement, a substantially complete draft of which was provided to and reviewed by the Board prior to the meeting. Representatives of Goodwin also reviewed the terms of the customary relationship disclosures regarding any relationship between Lazard and Bending Spoons during the preceding two-year period made available by Bending Spoons. Following review of this information, the Transaction Committee determined that the disclosed information would not impact Lazard’s ability to act effectively as financial advisor to Brightcove. Representatives of Goodwin also discussed certain items to be reviewed by the Board, including the consideration to be received by Brightcove’s “named executive officers” in the proposed transaction. Following discussion, the Transaction Committee unanimously adopted resolutions recommending to the Board that the Board (i) determine that it is in the best interests of Brightcove and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approve the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) resolve to recommend that Company Stockholders adopt the Merger Agreement and directed that such matter be submitted for the consideration of Company Stockholders at the Special Meeting.

Later on November 24, 2024, the Board and the Transaction Committee held a joint meeting at which all members of the Board, as well as representatives of Lazard and Goodwin were in attendance. Mr. DeBevoise provided a status update regarding negotiations with Bending Spoons. Representatives of Goodwin summarized the material terms in the Merger Agreement, a substantially complete draft of which was provided to and reviewed by the Board prior to the meeting. Representatives of Goodwin also reviewed the terms of the customary relationship disclosures regarding any relationship between Lazard and Bending Spoons during the preceding two-year period. Following review of this information, the Board determined that there was no conflict of interest that would impact Lazard’s ability to act independently and effectively as financial advisor to Brightcove. Mr. Haroian discussed the Transaction Committee’s recommendation that the Board approve the deal with Bending Spoons. Mr. Haroian discussed a number of reasons for the recommendation, including the thorough process conducted by the parties involved, giving the Transaction Committee comfort that the process yielded the best price available in the market. In addition, at the request of the Board, representatives of Lazard reviewed with the Board Lazard’s financial analysis of the $4.45 price per share and rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated November 24, 2024, to the effect that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Lazard as set forth in its opinion, the $4.45 per share cash consideration to be received in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to holders of Company Shares (other than Excluded Shares and any Company Shares held by any affiliate of Brightcove or Bending Spoons). Following additional discussion and consideration of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (including the factors described under the heading “Recommendation of the Brightcove Board of Directors and Reasons for the Merger”), the Board unanimously (i) determined that it is in the best interests of Brightcove and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) resolved to recommend that Company Stockholders adopt the Merger Agreement and directed that such matter be submitted for the consideration of Company Stockholders at the Special Meeting.

Thereafter, in the evening of November 24, 2024, Brightcove, Bending Spoons, Guarantor and Merger Sub executed the Merger Agreement.

Before the opening of trading of the U.S. stock markets on November 25, 2024, Brightcove and Bending Spoons issued a joint press release announcing the execution of the Merger Agreement.

Recommendation of the Brightcove Board of Directors and Reasons for the Merger

At a special meeting of the Board held on November 24, 2024, the Board unanimously: (1) determined that the Merger Agreement and the Transactions are in the best interests of Brightcove and the holders of Company Shares, and declared it advisable to enter into the Merger Agreement, (2) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions contemplated thereby, including the Merger, and (3) resolved to recommend that holders of Company Shares adopt the Merger Agreement and direct that such matter be submitted for consideration of the holders of Company Shares at the Special Meeting. Accordingly, the Board recommends that the Company Stockholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

In its determinations and in reaching its recommendations, the Board, as described in the section titled “—Background of the Merger” of this proxy statement, held a number of meetings, consulted with Brightcove senior management and its outside legal and financial advisors, and considered a number of factors and a substantial amount of information, including, but not limited to, the following (not necessarily presented in order of relative importance) that weighed in favor of the Merger:

Consideration. The Board considered:

•	the fact that the price of $4.45 per Company Share in cash payable in the Merger provides certainty, immediate value and liquidity to Company Stockholders;

•

the historical market prices, volatility and trading information with respect to shares of Brightcove common stock, including the fact that $4.45 per share to be received by Company Stockholders in the Merger represents a premium of approximately 39% over the closing price of Company Shares as of November 22, 2024, the last trading day before the public announcement of the Merger, and a significant premium of approximately 90% over the 60-day volume-weighted average price of Company Shares as of November 22, 2024;

•

the Board’s assessment, after reviewing the Company’s business, financial condition, results of operations, market trends and competitive landscape, and discussions with Company management and advisors, that the value offered to stockholders pursuant to the Merger is more favorable to Company Stockholders than the potential value from other alternatives reasonably available to the Company, including remaining an independent public company;

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that in the Board’s view it had obtained Bending Spoons’ best and final offer, and that, as of the date of the Merger Agreement, the proposed consideration of $4.45 per Company Share in cash payable represented the highest per share consideration reasonably obtainable;

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the business reputation, financial wherewithal and capabilities of Parent and the Board’s assessment that Parent has the financial wherewithal and access to the financial resources needed to complete the Merger;

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the likelihood that the Merger will be consummated, based upon, among other things, the limited number of conditions to the Merger, Parent’s ability to pay the Merger Consideration, the likelihood of obtaining required regulatory approvals and contractual commitments by Parent to use its reasonable best efforts to obtain regulatory approvals and to litigate; and

•

the oral opinion of Lazard rendered to the Board on November 24, 2024, which was subsequently confirmed by delivery of a written opinion dated November 24, 2024 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Lazard in preparing its opinion, the Merger Consideration to be paid to the holders of Company Shares (other than Excluded Shares and any Company Shares held by any affiliate of Brightcove or Bending Spoons) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption “—Opinion of Lazard Frères & Co. LLC.”

Brightcove’s Operating and Financial Condition and Prospects. The Board considered the current and prospective business environment in which Brightcove operates, including international, national, and local economic conditions, the competitive environment, and the likely effect of these factors on Brightcove and its ability to execute its business plans as a standalone company. In assessing the prospects of Brightcove, the Board reviewed its business, assets, financial condition, historical and projected financial performance, and execution challenges, as well as market dynamics impacting Brightcove’s outlook. The Board evaluated the inherent uncertainty of achieving Brightcove’s financial projections and the risks associated with its ability to operate independently, including market conditions and competitive pressures. The Board further considered that the $4.45 per share in cash payable in the Merger represented a favorable and comparatively certain value for Company Stockholders on a risk-adjusted basis, relative to the risks and uncertainties associated with Brightcove’s execution of its business plan and potential alternatives reasonably available to Brightcove.

Negotiation Process. The Board considered the fact that the terms of the Merger Agreement were the result of arm’s-length negotiations conducted by Brightcove with the knowledge and at the direction of the Board and with the assistance of its financial and legal advisors. The Board also considered the enhancements that Brightcove and its advisors were able to obtain as a result of these negotiations with Bending Spoons, including the increase in the valuation offered by Bending Spoons from the time of its initial offer to the final agreement, changes in the terms and conditions of the Merger Agreement that were favorable to Brightcove, and the inclusion of provisions in the Merger Agreement that the Board believes enhance closing certainty and increase the likelihood of completing the Merger. The Board believes that the terms of the Merger Agreement, including the final $4.45 per share purchase prices, represented the best terms that Bending Spoons was willing to provide following multiple rounds of negotiations, and that the terms, in the aggregate, were the most favorable available to Brightcove.

Sale Process; Potentially Interested Counterparties. The Board considered the process conducted by Brightcove, with the assistance of Lazard and Goodwin, to identify potential acquirors, taking into account (1) the expected interest of such parties in Brightcove’s business and market position, (2) their financial capability to consummate a transaction of this size, and (3) their ability to move quickly and efficiently in the process. In particular, the Board considered the engagement by Brightcove, with the assistance of Lazard and Goodwin, with multiple counterparties, including 7 strategic parties and 12 financial sponsors, regarding their interest in a potential acquisition of Brightcove. The Board noted the outcomes of these discussions and that, among the parties contacted, Bending Spoons was the only party to express sustained interest and willingness to proceed with a transaction on terms deemed favorable and viable by the Board. The Board further noted that no other strategic or financial parties had expressed interest in pursuing a transaction with Brightcove at the time of the proposed Merger.

Lazard’s Opinion and Analysis. The Board considered the oral opinion of Lazard rendered to the Board on November 24, 2024, which was subsequently confirmed by delivery of a written opinion dated November 24, 2024 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Lazard in preparing its opinion, the Merger Consideration to be paid to the holders of Company Shares (other than Excluded Shares and any Company Shares held by any affiliate of Brightcove or Bending Spoons) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption “—Opinion of Lazard Frères & Co. LLC.”

Ability to Consider, Receive and Respond to Unsolicited Proposals. The Board considered the provisions of the Merger Agreement that provide for (1) the ability of Brightcove under certain circumstances to entertain unsolicited proposals for an acquisition that constitutes or could reasonably be expected to lead to an offer that is superior to the Merger, (2) the ability of the Board under certain circumstances to withdraw or modify its recommendation that Company Stockholders vote to adopt the Merger Agreement and to terminate the Merger Agreement in order to accept a Superior Proposal and enter into a definitive agreement with respect to such Superior Proposal, and (3) the $7,860,000 termination fee payable by Brightcove under certain circumstances, which the Board believed was reasonable relative to termination fees in transactions of a similar size, would not likely preclude competing bids, and would not likely be payable unless Brightcove entered into a definitive agreement for a Superior Proposal.

Conditions to the Consummation of the Merger; Likelihood of Completion. The Board considered the likelihood of completing the Merger, particularly in light of the terms of the Merger Agreement, including (1) the conditions to the Merger being specific and limited, (2) the exceptions contained within the “Company Material Adverse Effect” definition, which generally defines the standard for closing risk, and (3) the likelihood of obtaining the required regulatory approval and the outside date for closing the Merger under the Merger Agreement, which is anticipated to allow for sufficient time to consummate the Merger. The Board also considered the fact that there is no financing condition to the completion of the Merger, and Brightcove’s ability to obtain specific enforcement of the obligations of Bending Spoons and Merger Sub under the Merger Agreement, thereby ensuring that Brightcove has an appropriate remedy in the event Bending Spoons and Merger Sub were to decline to comply with their obligations under the Merger Agreement.

Business Reputation of Bending Spoons. The Board considered the business reputation and capabilities of Bending Spoons and its management and the substantial financial resources of Bending Spoons and, by extension, Parent and Merger Sub, which the Board believed supported the conclusion that a transaction with Bending Spoons, Parent and Merger Sub was likely to be completed in a timely and orderly manner.

Certainty of Consideration. The Board considered the all-cash nature of the consideration to be paid in the Merger, which allows Brightcove’s securityholders to realize immediate value, in cash, for their investment in Brightcove, while avoiding Brightcove’s business risks, and while also providing such holders with certainty of value and liquidity for their Brightcove securities.

Appraisal Rights. The Board considered the availability of statutory appraisal rights to the holders of Company Shares who object to the Merger and otherwise comply with all required procedures under the DGCL.

In the course of its deliberations, the Board also considered a variety of material risks and other countervailing factors related to entering into the Merger Agreement, including the following (which are not necessarily presented in order of relative importance):

•	the fact that Brightcove’s securityholders will not be entitled to participate in any potential future benefit from the execution of Brightcove management’s standalone business plan;

•	the effect of the public announcement of the Merger Agreement, including effects on Brightcove’s business relationships and Brightcove’s ability to attract and retain key management and personnel;

•

the fact that the Merger Agreement prevents Brightcove from actively soliciting alternative acquisition proposals and requires payment by Brightcove of a $7,860,000 termination fee to Bending Spoons under certain circumstances, including in the event that the Merger Agreement is terminated by Brightcove to accept a Superior Proposal;

•

the possibility that the Merger might not be consummated, and the fact that if the Merger is not consummated, Brightcove’s directors, management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Merger, and Brightcove’s relationships with its customers, vendors, partners, employees and other third parties may be adversely affected;

•

the restrictions imposed by the Merger Agreement on the conduct of Brightcove’s business prior to completion of the Merger, which could delay or prevent Brightcove from undertaking certain business opportunities that may arise during that time;

•	the fact that significant transaction and opportunity costs have been and will continue to be incurred in connection with negotiating and entering into the Merger Agreement and completing the Merger;

•	the risk of transaction-related litigation; and

•	the treatment of the consideration to be received by the holders of Company Shares in the Merger as taxable to such holders for U.S. federal income tax purposes.

In addition, the Board was aware of and considered the interests of Brightcove’s directors and executive officers that may be different from, or in addition to, the interests of Company Stockholders generally when approving the Merger Agreement and recommending that Company Stockholders vote to adopt the Merger Agreement. For more information, see the section of this proxy statement titled “—Interests of the Directors and Executive Officers of Brightcove in the Merger.”

The foregoing discussion of the information and factors considered by the Board in reaching their respective conclusions and recommendations is intended to be illustrative and not exhaustive. In light of the variety of factors considered in connection with their evaluation of the Merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise attempt to rank or assign relative weights to the various factors considered in reaching their respective determinations. In considering the factors described above and any other factors, individual members of the Board may have viewed factors differently or given different weight, merit or consideration to different factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board, but rather the Board conducted an overall review of the factors described above, including discussions with Brightcove’s senior management and legal and financial advisors.

The foregoing discussion of the reasoning and consideration of certain factors by the Board and the resulting determinations and recommendation, and certain other information presented in this section, as well as similar information included in this proxy statement, is forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section of this proxy statement titled “Cautionary Note Regarding Forward-Looking Statements.” For the reasons described above, and in light of other factors that the Board believed were appropriate to consider, the Board approved the Merger Agreement and the Transactions contemplated thereby, including the Merger, and recommends that the Company Stockholders vote in favor of the Merger Proposal and the Adjournment Proposal.

Opinion of Lazard Frères & Co. LLC

Brightcove retained Lazard as its financial advisor in connection with the Merger. In connection with Lazard’s engagement, Brightcove requested that Lazard evaluate the fairness, from a financial point of view, to holders of Company Shares (other than Excluded Holders and any Company Shares held by any affiliate of Brightcove or Bending Spoons) of the Merger Consideration to be paid to such holders in the Merger. On November 24, 2024, at a meeting of the Board, Lazard rendered to the Board its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated as of the same date, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, the Merger Consideration to be paid to holders of Company Shares (other than Excluded Holders and any Company Shares held by any affiliate of Brightcove or Bending Spoons) in the Merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated November 24, 2024, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference in its entirety. The summary of the written opinion of Lazard, dated November 24, 2024, set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex B. You are encouraged to read Lazard’s opinion and the summary contained in this proxy statement carefully and in their entirety. Lazard’s engagement and its opinion were for the benefit of the Board (in its capacity as such) and Lazard’s opinion was rendered to the Board in connection with its evaluation of the Merger and addressed only the fairness, as of the date of the opinion, from a financial point of view, to holders of Company Shares (other than Excluded Holders and any Company Shares held by any affiliate of Brightcove or Bending Spoons) of the Merger Consideration to be paid to such holders in the Merger. Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which Brightcove might engage or the merits of the underlying decision by Brightcove to engage in the Merger. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of the Merger Agreement;

•	reviewed certain publicly available historical business and financial information relating to Brightcove;

•

reviewed various financial forecasts, including Tax Asset Utilization Forecasts (as defined in the section of this proxy statement captioned “—Certain Unaudited Prospective Financial Information”) and other data provided to Lazard by Brightcove relating to the business of Brightcove;

•	held discussions with members of the senior management of Brightcove with respect to the business and prospects of Brightcove;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of Brightcove;

•	reviewed historical stock prices and trading volumes of Company Shares; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Brightcove or concerning the solvency or fair value of Brightcove and Lazard was not furnished with any such valuation or appraisal. Management of Brightcove advised Lazard that the November Long Range Projections (and the corresponding net operating profit after tax and unlevered free cash flow figures) and the Tax Asset Utilization Forecasts provided to Lazard in November 2024 reflect their best currently available estimates and judgments as to the future financial performance of Brightcove; accordingly, Brightcove directed Lazard to use solely such forecasts, the July Long Range Projections and the Upside Sensitivity Model (and the corresponding net operating profit after tax and unlevered free cash flow figures and not any other forecasts provided to Lazard) (as defined in the section of this proxy statement captioned “—Certain Unaudited Prospective Financial Information”) for purposes of Lazard’s analyses in connection with its opinion. With respect to the November Long Range Projections (and the corresponding net operating profit after tax and unlevered free cash flow figures) and the Tax Asset Utilization Forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of Brightcove, that such forecasts had been reasonably prepared by Brightcove’s management on bases reflecting the best currently available estimates and judgments as to the future financial performance of Brightcove. The July Long Range Projections and Upside Sensitivity Model, and the corresponding net operating profit after tax and unlevered free cash flow figures, were used by Lazard in preparing analyses that were presented to the Board for informational purposes only. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based. Lazard did not perform a precedent transactions analysis because Lazard did not believe that there were sufficiently comparable business combinations for purposes of such an analysis.

Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard further noted that volatility in the credit, commodities and financial markets may have an effect on Brightcove or the Merger and Lazard did not express an opinion as to the effects of such volatility on Brightcove or the Merger. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. Lazard did not express any opinion as to the price at which Company Shares may trade at any time subsequent to the announcement of the Merger. In addition, Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which Brightcove might engage or the merits of the underlying decision by Brightcove to engage in the Merger.

In rendering its opinion, Lazard assumed, with the consent of Brightcove, that the Merger would be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of Brightcove, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Merger would not have an adverse effect on Brightcove or the Merger. Lazard did not express any opinion as to any tax or other consequences that might result from the Merger, nor does Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Brightcove obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the Merger Consideration to the extent expressly specified in the opinion) of the Merger, including, without limitation, the form or structure of the Merger or any agreements or arrangements entered into in connection with, or contemplated by the Merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger Consideration or otherwise.

Summary of Lazard Financial Analyses

The following is a summary of the material financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The summary of Lazard’s financial analyses and reviews provided below is not a complete description of the financial analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Selecting portions of the financial analyses described below, without considering the financial analyses described below as a whole, could create an incomplete view of the financial analyses and reviews underlying Lazard’s opinion. You are encouraged to read Lazard’s opinion carefully and in its entirety.

In arriving at its opinion, Lazard considered the results of its financial analyses and did not attribute any particular weight to any factor or financial analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its financial analyses. For purposes of its financial analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Brightcove. No company or business used in Lazard’s financial analyses and reviewed as a comparison is identical to Brightcove, or the Merger and related transactions contemplated by the Merger Agreement, and an evaluation of the results of those financial analyses and reviews is not entirely mathematical.

Rather, the financial analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the Merger, public trading or other values of the companies or businesses used in Lazard’s financial analyses and reviews. The estimates contained in Lazard’s financial analyses and reviews and the ranges of values resulting from any particular financial analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s financial analyses and reviews. In addition, financial analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s financial analyses and reviews are inherently subject to substantial uncertainty. Lazard did not perform a precedent transactions analysis because Lazard did not believe that there were sufficiently comparable business combinations for purposes of such an analysis.

The summary of the financial analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s financial analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s financial analyses and reviews. Considering the data in the tables below without considering the full narrative description of the financial analyses and reviews, including the methodologies and assumptions underlying the financial analyses and reviews, could create a misleading or incomplete view of Lazard’s financial analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 19, 2024, and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analysis

Using the November Long Range Projections (and the corresponding net operating profit after tax and unlevered free cash flow figures) and the Tax Asset Utilization Forecasts, in each case, at the direction of Brightcove management, Lazard performed a discounted cash flow analysis of Brightcove.

A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of the company’s estimated future cash flows. A company’s “estimated future cash flows” are its projected unlevered free cash flows, and “present value” refers to the value today or as of an assumed date of the future cash flows or amounts and is obtained by discounting the estimated future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors.

For purposes of this analysis, Lazard calculated a range of enterprise values for Brightcove by discounting to present value, utilizing discount rates ranging from 12.2% to 14.2%, calculated by Lazard based upon its analysis of the weighted average cost of capital of Brightcove (determined using the capital asset pricing model and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain financial metrics, including capital structure, betas for a comparable group of companies and market risk) and using the mid-year convention), (i) the estimated after-tax unlevered free cash flows to be generated by Brightcove from 2025 through end of calendar year 2029 in the November Long Range Projections; and (ii) a range of terminal values for Brightcove.

The terminal values were derived by applying a perpetuity growth rate range of 2.0% to 4.0% to the estimated unlevered post-tax free cash flow to be generated by Brightcove. The perpetuity growth rates were estimated by Lazard based on its professional judgment and experience taking into account long-run US GDP growth rates.

Lazard then added a net cash amount of approximately $27.0 million, as of September 30, 2024 based on information provided by Brightcove management to the range of enterprise values, to derive a range of total equity values for Brightcove. Lazard then calculated a range of implied equity values per Company Share by dividing such total equity values of Brightcove by 52.4 million, representing the number of fully diluted Company Shares (determined using the treasury stock method), as calculated based on information provided by Brightcove management with respect to dilutive securities outstanding as of November 24, 2024. The results of this analysis implied an equity value per share range of $2.89 to $4.09 (not inclusive of the Projected Tax Assets (as defined below)).

Lazard then calculated the net present value of certain projected tax asset utilization (the “Projected Tax Assets”), based on the Tax Asset Utilization Forecasts provided by Brightcove management, on a per share basis by dividing the net present value of such Projected Tax Assets by 52.4 million, representing the number of fully diluted Company Shares (determined using the treasury stock method), as calculated based on information provided by Brightcove management with respect to dilutive securities outstanding as of November 24, 2024. The net present value of the Projected Tax Asset utilization was calculated using a discount rate of 13.9%, which is the cost of equity used in the overall weighted average cost of capital of Brightcove calculated as described above, also using the mid-year convention. For the purposes of this analysis, Brightcove directed Lazard to apply a downside scenario in which the Projected Tax Assets did not have any value and an upside scenario (based on the information provided by Brightcove management with respect to the Projected Tax Assets) in which the Projected Tax Assets were calculated to have a per share value of $0.52. Lazard applied the downside scenario to the low end of the discounted cash flow analysis share price range, and applied the upside scenario to the top end of the discounted cash flow analysis share price range. The results of this analysis implied an equity value per share range of $2.89 to $4.61.

Selected Publicly Traded Companies Analysis

Using public filings and data sources, Lazard reviewed and analyzed certain financial information, valuation multiple and market trading data related to selected publicly traded video software companies (referred to in this section as the “selected companies”), the operations of which Lazard believed, based on its professional judgment and experience, to be generally relevant for purposes of this analysis. Lazard compared such information for the selected companies to the corresponding information for Brightcove.

The selected companies for this analysis were as follows:

	Vimeo, Inc.	8x8, Inc.	Kaltura, Inc.	Haivision Systems Inc.	ON24, Inc.
2024E Revenue Growth	(1%)	(1%)	1%	(2%)	(10%)
2024E Gross Margin	78%	71%	66%	73%	77%
2024E Pre-SBC EBITDA Margin	13%	14%	3%	15%	1%
2025E Revenue Growth	4%	1%	2%	5%	(5%)
2025E Gross Margin	78%	70%	67%	73%	76%
2025E Pre-SBC EBITDA Margin	13%	14%	4%	16%	2%
EV / 2024E Revenue	1.9x	0.9x	1.4x	1.1x	0.5x
EV / 2024E Pre-SBC EBITDA	14.1x	6.1x* -7.0x	N.M.	7.2x	N.M.
EV / 2025E Revenue	1.8x	0.9x	1.4x	1.1x	0.5x
EV / 2025E Pre-SBC EBITDA	13.6x	6.3x* - 7.0x	N.M.	6.5x	N.M.

*	Indicates multiple excluding capitalized R&D.

None of the selected companies is directly comparable to Brightcove and certain of these companies may have characteristics that are materially different from those of Brightcove. Based on its professional judgment and experience, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Brightcove and the selected companies that could affect the public trading values of each company are also relevant.

For each of the selected companies, Lazard reviewed and compared, among other things, the enterprise value of the selected company (defined as equity market capitalization plus total debt, plus preferred equity and noncontrolling interest, less cash and cash equivalents) as of November 19, 2024, as a multiple of such selected company’s estimated revenue and Adjusted EBITDA (defined as estimated earnings before interest, taxes, depreciation and amortization, adjusted, as applicable, for non-recurring items and any other adjustments, including in respect of capitalized R&D expenses (to the extent publicly disclosed by the selected company) and stock-based compensation, as deemed appropriate), based on FactSet Research Systems and the companies’ public filings, estimated for calendar years 2024 and 2025. The results of this analysis are summarized in the following table:

Benchmark	High	Low	Median
EV/2024E Revenue	1.9x	0.5x	1.1x
EV/2024E Adjusted EBITDA	14.1x	7.0x	7.2x
EV/2025E Revenue	1.8x	0.5x	1.1x
EV/2025E Adjusted EBITDA	13.6x	7.0x	6.5x

Based on its professional judgment and experience, after taking into account, among other things, such observed multiples, Lazard selected and applied a range of multiples of (1) enterprise value to estimated revenue for 2024 of 0.5x – 1.9x (the “2024 Revenue Multiples Range”) to Brightcove’s estimated revenue for 2024, based on the November Long Range Projections, (2) enterprise value to estimated revenue for 2025 of 0.5x – 1.8x (the “2025 Revenue Multiples Range”) to Brightcove’s estimated revenue for 2025, based on the November Long Range Projections, (3) enterprise value to estimated Adjusted EBITDA for 2024 of 7.0x – 14.1x (the “2024 EBITDA Multiples Range”) to Brightcove’s estimated Adjusted EBITDA for 2024, based on the November Long Range Projections and (4) enterprise value to estimated Adjusted EBITDA for 2025 of 7.0x – 13.6x (the “2025 EBITDA Multiples Range”) to Brightcove’s estimated Adjusted EBITDA for 2025, based on the November Long Range Projections. In calculating the 2024 EBITDA Multiples Range and the 2025 EBITDA Multiples Range, Lazard excluded two selected companies—Kaltura, Inc. and ON24, Inc.—that were statistical outliers and one selected company—Haivision Systems, Inc.—that did not report capitalized R&D expenses. Based on this range of implied enterprise values and a net cash amount of approximately $27.0 million as of September 30, 2024, based on information provided by Brightcove management, Lazard calculated an implied equity value per share range, based on the number of fully diluted outstanding Company Shares (determined using the treasury stock method), based on information provided by Brightcove management with respect to dilutive securities outstanding as of November 24, 2024.

The analysis resulted in a range of implied values per Company Share of (1) $2.39 to $7.66 (when applying the 2024 Revenue Multiples Range), (2) $2.40 to $7.32 (when applying the 2025 Revenue Multiples Range), (3) $1.45 to $2.40 (when applying the 2024 EBITDA Multiples Range) and (4) $1.98 to $3.37 (when applying the 2025 EBITDA Multiples Range).

Other Analyses

The analyses and data described below were presented to the Board for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.

Premia Paid Analysis

Using information from public filings and other publicly available information, Lazard analyzed the premia paid for all-cash selected acquisitions of publicly-traded companies in the software industry announced since January 1, 2022 with a total enterprise value of below $500 million involving a U.S. target. For each of the precedent transactions, Lazard calculated the implied premium as a percentage based on the amount by which the per share consideration in each transaction exceeded the target company’s most recent unaffected share price.

Based on its professional judgment and experience, Lazard then applied a range of per share price premia of approximately 25% to 109% to the closing share price of the Company Shares on November 19, 2024, of $2.95, to calculate an implied equity value per share range of the Company Shares of $3.69 to $6.17.

Research Analyst Price Targets

Lazard reviewed publicly available research analyst price targets based on selected Wall Street research reports prepared by research analysts covering Brightcove. Lazard observed target prices that ranged from $3.50 to $5.00 per Company Share.

52-Week Trading Range Analysis

Lazard reviewed the range of trading prices for the Company Shares for the 52-week period ended November 19, 2024. Lazard observed that, during this period, the closing prices of the Company Shares ranged from $1.60 to $3.03 per share.

Discounted Cash Flow Analysis — July 2024 Long Range Projections

Lazard performed the same analyses described above under the caption “Discounted Cash Flow Analysis” for Brightcove, based on the July Long Range Projections provided by Brightcove’s management as of July 2024, inclusive of the Projected Tax Asset utilization using the same methodology as described above. Using such management forecasts, this analysis indicated an implied equity value reference range per Company Share of $2.94 to $4.68 (inclusive of the Projected Tax Assets) and $2.94 to $4.16 (not inclusive of the Projected Tax Assets).

Discounted Cash Flow Analysis — Upside Sensitivity Model

Lazard performed the same analyses described above under the caption “Discounted Cash Flow Analysis” for Brightcove, based on the Upside Sensitivity Model provided by management of Brightcove and made available to bidders in the auction process, inclusive of the Projected Tax Asset utilization using the same methodology as described above. Using such model, this analysis indicated an implied equity value reference range per Company Share of $4.07 to $6.41 (inclusive of the Projected Tax Assets) and $4.07 to $5.89 (not inclusive of the Projected Tax Assets).

Miscellaneous

In connection with Lazard’s services as financial advisor to Brightcove in connection with the Merger, Brightcove agreed to pay Lazard a fee for such services of $4.1 million, $1.0 million of which was payable upon the rendering of Lazard’s opinion and the remainder of which is contingent upon the closing of the Merger. In addition, Brightcove has agreed to reimburse certain of Lazard’s expenses arising, and to indemnify Lazard against certain liabilities that may arise, out of Lazard’s engagement. In the two-year period prior to the date of Lazard’s opinion, other than this engagement, Lazard has not been engaged to provide financial advisory services to Brightcove. In the two-year period prior to the date of Lazard’s opinion, Lazard was engaged by a company in connection with a potential transaction where Guarantor was a contemplated counterparty, for which Lazard received compensation in the amount of $500,000 from Guarantor, although the transaction with Guarantor was not ultimately consummated. In the two-year period prior to the date of Lazard’s opinion, Lazard has not been engaged to provide financial advisory services to Bending Spoons.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for corporate and other purposes. In addition, in the ordinary course, certain of Lazard and its affiliates and its and their employees trade securities for their own accounts and for the accounts of their customers, and, accordingly, hold and/or may at any time hold a long or short position in securities of Brightcove, and certain of Lazard’s affiliates also trade and hold securities on behalf of clients, which include and/or may at any time include Brightcove, Bending Spoons and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

Brightcove and Bending Spoons determined the Merger Consideration in the Merger through arm’s-length negotiations, and the Board approved such Merger Consideration. Lazard conducted the analyses and reviews summarized above for the purpose of providing an opinion to the Board as to the fairness, from a financial point of view, to holders of Company Shares (other than Excluded Holders and any Company Shares held by any affiliate of Brightcove or Bending Spoons) of the Merger Consideration to be paid to such holders in the Merger. Lazard did not recommend any specific consideration to the Board or any other person or indicate that any given consideration constituted the only appropriate consideration for the Merger.

Lazard’s opinion was one of many factors considered by the Board, as discussed further in “— Recommendation of the Brightcove Board of Directors and Reasons for the Merger.” Consequently, the summary of the analyses and reviews provided above should not be viewed as determinative of the opinion of the Board with respect to the Merger Consideration or of whether the Board would have been willing to recommend a different transaction or determine that a different consideration was fair.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as financial advisor to the Board after considering Lazard’s qualifications, independence, expertise, international reputation, knowledge of the technology industry and experience acting as financial advisor in connection with similar partnership and strategic transactions.

Certain Unaudited Prospective Financial Information

Except for financial outlooks issued in connection with its ordinary course earnings announcements, Brightcove does not, as a matter of course, publicly disclose financial forecasts or projections as to future performance, earnings or other results due to, among other reasons, the inherent uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates, especially over longer-term periods.

In connection with the review of strategic alternatives, Brightcove’s management in July 2024 prepared unaudited financial information on Brightcove, on a standalone basis without giving effect to the Merger, for the second half of fiscal year 2024 through the end of fiscal year 2029 (the “July Long Range Projections”). In September 2024, Brightcove’s management prepared additional unaudited financial information on Brightcove, on a standalone basis without giving effect to the Merger, for the second half of fiscal year 2024 through the end of fiscal year 2029 accounting for upside sensitivity (the “Upside Sensitivity Model”). In November 2024, Brightcove’s management revised the July Long Range Projections to (i) reconcile certain assumptions in the July Long Range Projections to the Upside Sensitivity Model and (ii) account for more recent actual and expected operating performance and results (the “November Long Range Projections”). In addition to the November Long Range Projections, Brightcove’s management conducted a tax asset analysis, which evaluated Brightcove’s ability to utilize its tax assets based on an estimate of future taxable income under the November Long Range Projections (the “Tax Asset Utilization Forecasts”). At the direction of the Board, based on information provided by Brightcove’s management, a discounted cash flow benefit was calculated on the tax assets expected to be realized from 2025 through 2034, which was reviewed and approved by the Board for reliance upon and use by Lazard in connection with the rendering of its opinion to the Board and in performing the related financial analyses as described in the section of this proxy statement captioned “—Opinion of Lazard Frères & Co. LLC.” Such discounted cash flow analysis valued the tax assets estimated to be realized at $6.6 million in 2025, $5.8 million in 2026, $4.5 million in 2027, $3.7 million in 2028, $2.7 million in 2029, $1.3 million in 2030, $0.9 million in 2031, $0.8 million in 2032, $0.6 million in 2033 and $0.6 million in 2034.

The Upside Sensitivity Model was made available to all potential counterparties to a strategic transaction in September 2024, including Bending Spoons on September 16, 2024, in connection with their due diligence review of a potential transaction. A summary of the November Long Range Projections was made available to Bending Spoons on November 24, 2024. The July Long Range Projections, Upside Sensitivity Model and November Long Range Projections (including the net operating profit after tax and unlevered free cash flow and the calculation thereof, together, the “Projections”) were provided to Lazard for purposes of performing its financial analyses in connection with the potential transaction. Management of Brightcove advised Lazard that the November Long Range Projections provided to Lazard reflect their best currently available estimates and judgments as to the future financial performance of Brightcove; accordingly, Brightcove directed Lazard to use such projections for purposes of performing its financial analyses in connection with rendering its opinion to the Board, as described in the section of this proxy statement captioned “—Opinion of Lazard Frères & Co. LLC,” which is filed as Annex B to this proxy statement and incorporated herein by reference. The Projections are summarized below.

At the direction of the Board, net operating profit after tax and unlevered free cash flow were calculated solely based on the Projections and information and assumptions provided by Brightcove’s management. Net operating profit after tax and unlevered free cash flow, as set forth below, were reviewed and approved by the Board for reliance upon and use by Lazard in connection with the rendering of its opinion to the Board and in performing the related financial analyses as described in the section of this proxy statement captioned “—Opinion of Lazard Frères & Co. LLC.”

Although the information in the Projections is presented with numerical specificity, it reflects numerous estimates and assumptions made by Brightcove’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Brightcove’s business, in each case as of the date it was prepared, all of which are difficult or impossible to predict accurately and many of which are beyond Brightcove’s control.

July Long Range Projections

The following table summarizes the July Long Range Projections:

($ in millions)
	2024E	2025E	2026E	2027E	2028E	2029E
Total Revenue	$197.0	$202.3	$207.1	$213.3	$224.0	$237.7
Adj. EBITDA(1)	$16.0	$20.2	$24.8	$28.8	$33.6	$40.4
Less: Stock Based Compensation	($10.7)	($10.2)	($8.0)	($8.2)	($8.5)	($8.9)
Less: Depreciation & Software Amortization	($16.9)	($17.0)	($12.3)	($10.7)	($11.4)	($11.5)
EBIT(2)	($11.6)	($6.9)	$4.5	$9.8	$13.7	$20.0

(1)

Adj. EBITDA is defined as earnings before stock based compensation, interest, taxes, depreciation and software amortization. Adj. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

(2)	EBIT is defined as Adj. EBITDA less stock based compensation and depreciation and software amortization.

The following table is a summary of the net operating profit after tax and unlevered free cash flows (USD in millions) that were calculated using the July Long Range Projections and based on information and assumptions provided by Brightcove’s management:

($ in millions)
	2024E	2025E	2026E	2027E	2028E	2029E
EBIT(1)	($11.6)	($6.9)	$4.5	$9.8	$13.7	$20.0
Less: Assumed Taxes(2)	($1.0)	($1.0)	($1.0)	($1.0)	($1.0)	($1.0)
Net Operating Profit After Tax(3)	($12.6)	($7.9)	$3.5	$8.8	$12.7	$19.0
Plus: Depreciation & Software Amortization	$16.9	$17.0	$12.3	$10.7	$11.4	$11.5
Plus: Decrease / (Increase) in Working Capital	$0.5	$0.7	($0.4)	$0.1	$0.7	$1.8
Less: Capital Expenditures	($10.0)	($10.2)	($10.3)	($10.4)	($10.8)	($11.3)
Unlevered Free Cash Flow(4)	($5.2)	($0.5)	$5.2	$9.3	$14.0	$21.0

(1)	EBIT is defined as Adj. EBITDA less stock based compensation and depreciation and software amortization.
(2)

Assumes taxes will be $1 million annually in the projection period, which is meant to align with the estimated usable net operating losses (“NOLs”) and income taxes not offset by NOLs and other tax assets.

(3)	Net Operating Profit after Tax is defined as EBIT less assumed taxes.
(4)

Unlevered Free Cash Flow is defined as Net Operating Profit After Taxes, plus depreciation and software amortization, less increase in working capital and capital expenditures. Unlevered Free Cash Flow is a non-GAAP financial measure.

Upside Sensitivity Model

The following table summarizes the Upside Sensitivity Model:

($ in millions)
	2024E	2025E	2026E	2027E	2028E	2029E
Total Revenue	$197.2	$198.4	$206.0	$214.9	$231.1	$254.5
Adj. EBITDA(1)	$16.2	$20.1	$25.8	$30.1	$39.3	$50.9
Less: Stock Based Compensation	($10.7)	($10.2)	($8.0)	($8.2)	($8.5)	($8.9)
Less: Depreciation & Software Amortization	($16.9)	($17.0)	($12.3)	($10.7)	($11.4)	($11.5)
EBIT(2)	($11.5)	($7.0)	$5.4	$11.1	$19.4	$30.5

(1)

Adj. EBITDA is defined as earnings before stock based compensation, interest, taxes, depreciation and software amortization. Adj. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.
(2)	EBIT is defined as Adj. EBITDA less stock based compensation and depreciation and software amortization.

The following table is a summary of the net operating profit after tax and unlevered free cash flows (USD in millions) that were calculated using the Upside Sensitivity Model and based on information and assumptions provided by Brightcove’s management:

($ in millions)
	2024E	2025E	2026E	2027E	2028E	2029E
EBIT(1)	($11.5)	($7.0)	$5.4	$11.1	$19.4	$30.5
Less: Assumed Taxes(2)	($1.0)	($1.0)	($1.0)	($1.0)	($1.0)	($1.0)
Net Operating Profit After Tax(3)	($12.5)	($8.0)	$4.4	$10.1	$18.4	$29.5
Plus: Depreciation & Software Amortization	$16.9	$17.0	$12.3	$10.7	$11.4	$11.5
Plus: Decrease / (Increase) in Working Capital	$0.5	$0.7	($0.4)	$0.1	$0.7	$1.8
Less: Capital Expenditures	($9.7)	($10.2)	($10.3)	($10.4)	($10.8)	($11.3)
Unlevered Free Cash Flow(4)	($4.8)	($0.6)	$6.1	$10.6	$19.7	$31.5

(1)	EBIT is defined as Adj. EBITDA less stock based compensation and depreciation and software amortization.
(2)	Assumes taxes will be $1 million annually in the projection period, which is meant to align with the estimated usable NOLs and income taxes not offset by NOLs and other tax assets.
(3)	Net Operating Profit after Tax is defined as EBIT less assumed taxes.
(4)

Unlevered Free Cash Flow is defined as Net Operating Profit After Taxes, plus depreciation and software amortization, less increase in working capital and capital expenditures. Unlevered Free Cash Flow is a non-GAAP financial measure.

November Long Range Projections

The following table summarizes the November Long Range Projections:

($ in millions)
	2024E	2025E	2026E	2027E	2028E	2029E
Total Revenue	$197.2	$198.4	$205.6	$211.5	$221.8	$235.8
Adj. EBITDA(1)	$16.2	$19.8	$24.7	$28.6	$33.3	$40.1
Less: Stock Based Compensation	($11.0)	($10.8)	($9.9)	($9.1)	($8.9)	($9.3)
Less: Depreciation & Software Amortization	($16.6)	($16.9)	($12.2)	($10.6)	($11.3)	($11.5)
EBIT(2)	($11.5)	($7.8)	$2.6	$8.9	$13.1	$19.2

(1)

Adj. EBITDA is defined as earnings before stock based compensation, interest, taxes, depreciation and software amortization. Adj. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

(2)	EBIT is defined as Adj. EBITDA less stock based compensation and depreciation and software amortization.

The following table is a summary of the net operating profit after tax and unlevered free cash flows (USD in millions) that were calculated using the November Long Range Projections and based on information and assumptions provided by Brightcove’s management:

($ in millions)
	2024E	2025E	2026E	2027E	2028E	2029E
EBIT(1)	($11.5)	($7.8)	$2.6	$8.9	$13.1	$19.2
Less: Assumed Taxes(2)	($1.0)	($1.0)	($1.0)	($1.0)	($1.0)	($1.0)
Net Operating Profit After Tax(3)	($12.5)	($8.8)	$1.6	$7.9	$12.1	$18.2
Plus: Depreciation & Software Amortization	$16.6	$16.9	$12.2	$10.6	$11.3	$11.5
Plus: Decrease / (Increase) in Working Capital	$0.0	$0.5	$1.1	$0.9	$1.3	$2.3
Less: Capital Expenditures	($9.7)	($10.0)	($10.3)	($10.4)	($10.8)	($11.3)
Unlevered Free Cash Flow(4)	($5.5)	($1.4)	$4.6	$9.0	$13.9	$20.8

(1)	EBIT is defined as Adj. EBITDA less stock based compensation and depreciation and software amortization.
(2)	Assumes taxes will be $1 million annually in the projection period, which is meant to align with the estimated usable NOLs and income taxes not offset by NOLs and other tax assets.
(3)	Net Operating Profit after Tax is defined as EBIT less assumed taxes.
(4)

Unlevered Free Cash Flow is defined as Net Operating Profit After Taxes, plus depreciation and software amortization, less increase in working capital and capital expenditures. Unlevered Free Cash Flow is a non-GAAP financial measure.

Cautionary Note About the Projections

The Projections were developed by Brightcove’s management as then-current estimates of Brightcove’s future financial performance as an independent company, without giving effect to the Merger, or any changes to Brightcove’s operations or strategy that may be implemented in connection with the pendency of, or following the consummation of, the Merger. The Projections also do not consider the effect of any failure of the Merger to be completed, and should not be viewed as accurate or continuing in that context. The Projections do not take into account any circumstances, transactions or events occurring after the date on which the Projections were prepared and do not give effect to any changes after the date on which they were made, including as a result of the Merger or any effects of the Merger.

The Projections were not prepared with a view toward public disclosure or complying with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Projections included in this document have been prepared by, and are the responsibility of, Brightcove’s management. Neither Brightcove’s independent auditor nor any other independent accountants have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Projections, nor have they expressed an opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Although the Projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events, made by Brightcove’s management that Brightcove’s management believed in good faith were reasonable. Brightcove’s ability to achieve the financial results contemplated by the Projections will be affected by its ability to achieve its strategic goals, objectives and targets over the applicable periods, and will be subject to operational and execution risks associated therewith. The Projections reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the Projections not to be achieved include, among others, the effect of macro-economic conditions currently affecting the global economy; Brightcove’s ability to retain existing customers and acquire new ones; Brightcove’s history of losses; expectations regarding the widespread adoption of customer demand for Brightcove’s products; the effects of increased competition and commoditization of services Brightcove offers, including data delivery and storage; keeping up with the rapid technological change required to remain competitive in Brightcove’s industry; Brightcove’s ability to manage its growth effectively and successfully recruit additional highly-qualified personnel; Brightcove’s restructuring efforts, including risks that the related costs and charges may be greater than anticipated and that the restructuring efforts may not generate their intended benefits, may adversely affect Brightcove’s internal programs and Brightcove’s ability to recruit and train skilled and motivated personnel, and may be distracting to employees and management; the price volatility of Company Shares; and other risks identified in Brightcove’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, and subsequent filings with the SEC, as well as the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement. Additional factors that may impact Brightcove or its business can be found in the various risk factors included in Brightcove’s periodic filings with the SEC. All of these factors are difficult to predict, and many of them are outside of Brightcove’s control. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those contained in the Projections. The Projections may differ from publicized analyst estimates and forecasts. You should evaluate the Projections, if at all, in conjunction with Brightcove’s historical financial statements and other information regarding Brightcove contained in its public filings with the SEC. The Projections may not be consistent with Brightcove’s historical operating data as a result of the assumptions and estimates detailed above. Except to the extent required by applicable federal securities laws, Brightcove does not intend to update or otherwise revise the Projections to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events.

Because the Projections reflect estimates and judgments, they are susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The Projections also cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The Projections are not, and should not be considered to be, a guarantee of future operating results. The Projections should not be regarded as an indication that Brightcove’s management, the Board or any of their respective advisors, or any other person, considered or now considers the Projections to be necessarily predictive of actual future results. Further, the Projections are not fact and should not be relied upon as being necessarily indicative of Brightcove’s future results or for purposes of making any investment decision.

Certain of the financial measures included in the Projections are not calculated in accordance with GAAP. Financial measures such as adjusted EBITDA and unlevered free cash flow are non-GAAP financial measures. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Projections, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Board, Lazard, Bending Spoons or Guarantor. Accordingly, no reconciliation of the non-GAAP financial measures included in the Projections is provided in this proxy statement.

The Projections constitute forward-looking statements. By including the Projections in this proxy statement, none of Brightcove, the Board, Lazard or any of Brightcove’s, the Board’s or Lazard’s respective representatives has made or makes any representation to any person regarding Brightcove’s ultimate performance as compared to the information contained in the Projections. The inclusion of the Projections should not be regarded as an indication that the Board, Brightcove, Lazard or any other recipient of the Projections considered, or now considers, the Projections to be predictive of Brightcove’s performance or actual future results. For information on factors that may cause Brightcove’s future results to materially vary, see the section of this proxy statement captioned “Cautionary Statement Regarding Forward-Looking Statements.” Further, the inclusion of the Projections in this proxy statement does not constitute an admission or representation by Brightcove that the information presented is material. The Projections are included in this proxy statement solely to give Company Stockholders access to the information that was made available to the Transaction Committee, the Board, Lazard, Bending Spoons and Guarantor. The Projections are not included in this proxy statement in order to influence any Company Stockholder as to how to vote at the special meeting with respect to the Merger, or whether to seek appraisal rights with respect to their Company Shares.

In light of the foregoing factors and the uncertainties inherent in the Projections, Company Stockholders are cautioned not to place undue reliance, if any, on the Projections.

Interests of the Directors and Executive Officers of Brightcove in the Merger

Certain of Brightcove’s directors and executive officers may have financial interests in the Merger that are different from, or in addition to, the interests of Company Stockholders generally. The Board was aware of these potential interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Company Stockholders approve the Merger Agreement as more fully discussed in “—Recommendation of the Brightcove Board of Directors and Reasons for the Merger.”

Brightcove’s current executive officers and their respective positions are as follows:

Name	Position
Marc DeBevoise	Chief Executive Officer
John Wagner	Chief Financial Officer
David Plotkin	Chief Legal Officer

Brightcove’s current non-employee directors are as follows:

Name
Kristin Frank
Gary E. Haroian
Diane Hessan
Scott Kurnit
Tsedal Neeley
Thomas E. Wheeler

Treatment of Equity and Equity-Based Awards

Brightcove’s directors and executive officers who own Company Shares will receive the Merger Consideration on the same terms and conditions as the other holders of Company Shares in the Merger. The following table sets forth the number of Company Shares owned, as of November 20, 2024, by each of Brightcove’s directors and executive officers, which, for this purpose, excludes (1) shares subject to outstanding and unvested Brightcove RSU Awards and (2) shares held by affiliated entities of such persons.

Name	Shares Owned (#)	Value of Shares Owned ($)
Marc DeBevoise	263,810	1,173,955
John Wagner	—	—
David Plotkin	132,269	588,597
Non-Employee Directors
Kristin Frank	71,311	317,334
Gary E. Haroian	83,240	370,418
Diane Hessan	87,261	388,311
Scott Kurnit	167,067	743,448
Tsedal Neeley	62,027	276,020
Thomas E. Wheeler	90,594	403,143

Brightcove Stock Options

Immediately prior to the Effective Time, each Brightcove Stock Option, whether or not vested and exercisable, including those held by Brightcove’s directors and executive officers, will be automatically canceled and converted into the right to receive from Bending Spoons or the Surviving Corporation the Option Consideration. Immediately prior to the Effective Time, each Brightcove Stock Option, whether or not vested and exercisable, that has a per share exercise price that is equal to or greater than the Merger Consideration, including those held by Brightcove’s directors and executive officers, will be automatically canceled without payment of any consideration.

All Brightcove Stock Options held by Brightcove’s directors and executive officers have a per share exercise price that is equal to or greater than the Merger Consideration and, accordingly, will be automatically canceled without payment of any consideration.

Brightcove RSU Awards

Immediately prior to the Effective Time, each outstanding Brightcove RSU Award, whether or not vested, including those held by Brightcove’s directors and executive officers, will be canceled and extinguished and, in exchange therefor, each former holder of such Brightcove RSU Award will have the right to receive from Bending Spoons or the Surviving Corporation the RSU Consideration. For any Brightcove RSU Award that includes performance-based vesting conditions, the holder will be entitled to RSU Consideration only to the extent the Brightcove RSU Award becomes vested in accordance with its terms at or prior to the Effective Time. The following table sets forth, for each of Brightcove’s directors and executive officers, (1) the aggregate number of Company Shares underlying Brightcove RSU Awards held as of November 20, 2024 and (2) the estimated value that the directors and executive officers will receive in respect of the Brightcove RSU Awards in connection with the Merger.

Name	Brightcove RSUs (#)	Value of Brightcove RSUs ($)
Marc DeBevoise	1,183,008	5,264,386
John Wagner	275,000	1,223,750
David Plotkin	211,401	940,734
Non-Employee Directors
Kristin Frank	35,000	155,750
Gary E. Haroian	35,000	155,750
Diane Hessan	35,000	155,750
Scott Kurnit	35,000	155,750
Tsedal Neeley	35,000	155,750
Thomas E. Wheeler	35,000	155,750

Brightcove RSU Award Acceleration

In connection with the Merger and in order to mitigate any potential adverse tax consequences to Brightcove, Bending Spoons or Mr. DeBevoise under Sections 280G and 4999 of the Code, effective as of December 20, 2024, the Board approved the accelerated vesting of 291,667 restricted stock units underlying the Brightcove RSU Award granted to Mr. DeBevoise on April 2, 2024 that were originally scheduled to vest on March 1, 2025, provided that the accelerated restricted stock units will be subject to clawback if Mr. DeBevoise resigns his employment or incurs a termination of employment by Brightcove for Cause (as defined in Mr. DeBevoise’s employment agreement with Brightcove) before March 1, 2025.

Transaction and Retention Bonuses

In connection with the Merger, each of the executive officers was awarded (i) a transaction bonus in the amount of $200,000 that will become payable on the Closing, subject to the executive officer’s continued employment with Brightcove or one of its subsidiaries through the Closing, and (ii) a retention bonus in the amount of $150,000 that will become payable on the six-month anniversary of the Closing, subject to the executive officer’s continued employment with Brightcove or one of its subsidiaries through such date. In the event that the executive officer’s employment is terminated by Brightcove or one of its subsidiaries without “Cause” (as defined in the applicable transaction and retention bonus letter agreement) or the executive officer resigns for “Good Reason” (as defined in the applicable transaction and retention bonus letter agreement) prior to the six-month anniversary of the Closing, subject to, among other things, the executive officer’s execution and effectiveness of a separation agreement and a release of claims in favor of Brightcove and its affiliates, the retention bonus will be paid to the executive officer within 60 days of the date of such termination.

Severance Entitlements

Each of Brightcove’s executive officers has entered into an employment agreement with Brightcove (each, an “Employment Agreement”). Each of the Employment Agreements provides for certain payments and benefits in connection with a “Change in Control” (as defined in the applicable Employment Agreement). The Merger will qualify as a “Change in Control” under the Employment Agreements.

Marc DeBevoise

Pursuant to the terms of Mr. DeBevoise’s Employment Agreement, if his employment is terminated by Brightcove without “Cause” (as defined in his Employment Agreement), he resigns for “Good Reason” (as defined in his Employment Agreement), or his employment terminates at the end of the term of his Employment Agreement due to Brightcove providing a notice of its intention to not renew Mr. DeBevoise’s Employment Agreement, in each case within 12 months after the occurrence of the first event constituting a Change in Control, Mr. DeBevoise is eligible for the following severance payments and benefits: (i) a lump sum cash payment equal to two times the sum of his then-current base salary (or his base salary in effect immediately prior to the Change in Control, if higher) and his target management-based-on-objectives annual incentive compensation (the “Bonus”) for the then-current year (or his target Bonus in effect immediately prior to the Change in Control, if higher); (ii) a pro-rata portion of the Bonus Mr. DeBevoise would otherwise be entitled to receive based on company and individual performance for the calendar year in which the date of termination occurs; (iii) accelerated vesting of all equity awards held by Mr. DeBevoise subject solely to time-based vesting (including any performance-based equity awards for which the performance criteria has been met and that remain subject solely to time-based vesting); and (iv) subject to Mr. DeBevoise’s proper election to continue COBRA health coverage, payment of the monthly health care premium until the earliest of (A) 12 months following termination, (B) Mr. DeBevoise’s eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Mr. DeBevoise’s COBRA health continuation period.

John Wagner

Pursuant to the terms of Mr. Wagner’s Employment Agreement, if his employment is terminated by Brightcove without “Cause” (as defined in his Employment Agreement) or he resigns for “Good Reason” (as defined in his Employment Agreement), in each case within 12 months after the occurrence of the first event constituting a Change in Control, Mr. Wagner is eligible for the following severance payments and benefits: (i) a lump sum cash payment equal to the sum of his then-current base salary (or his base salary in effect immediately prior to the Change in Control, if higher) and his target Bonus for the then-current year (or his target bonus in effect immediately prior to the Change in Control, if higher); (ii) a pro-rata portion of the Bonus Mr. Wagner would otherwise be entitled to receive based on company and individual performance for the calendar year in which the date of termination occurs; (iii) accelerated vesting of all equity awards held by Mr. Wagner subject solely to time-based vesting (including any performance-based equity awards for which the performance criteria has been met and that remain subject solely to time-based vesting); and (iv) subject to Mr. Wagner’s proper election to continue COBRA health coverage, payment of the monthly health care premium until the earliest of (A) 12 months following termination, (B) Mr. Wagner’s eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Mr. Wagner’s COBRA health continuation period.

David Plotkin

Pursuant to the terms of Mr. Plotkin’s Employment Agreement, upon a Change in Control, all equity awards held by him that are subject solely to time-based vesting (including any performance-based equity awards for which the performance criteria has been met and that remain subject solely to time-based vesting) will accelerate and vest. If Mr. Plotkin’s employment is terminated by Brightcove without Cause (as defined in his Employment Agreement) or Mr. Plotkin resigns for Good Reason (as defined in his Employment Agreement), in each case within 12 months after a Change in Control, he is eligible for the following severance payments and benefits: (i) a lump sum payment equal to one times the sum of his then-current base salary and his target Bonus; and (ii) subject to Mr. Plotkin’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, a lump sum payment equal to 12 months of monthly employer contributions that Brightcove would have made to provide health insurance to Mr. Plotkin if Mr. Plotkin had remained employed by Brightcove. The severance benefits under the Employment Agreements are contingent upon the executive officer executing an effective general release of claims in favor of Brightcove. The Employment Agreements also provide that payments and benefits payable to each executive officer will be reduced so that no portion of such payments and benefits are subject to the excise tax under Section 4999 of the Code, unless the executive officer would be better off on an after-tax basis receiving all such payments and benefits. The estimated value of the severance payments and benefits for each of Brightcove’s executive officers is set forth below in the table entitled “—Quantification of Potential Payments and Benefits to Brightcove’s Named Executive Officers in Connection with the Merger.”

New Bending Spoons Arrangements

Certain of Brightcove’s executive officers may continue to provide employment or other services to Bending Spoons after the Effective Time and may enter into new agreements, arrangements or understandings with Bending Spoons to set forth the terms and compensation of such service. As of the date of this proxy statement, no such agreements, arrangements or understandings with Bending Spoons exist.

Indemnification

Each of Brightcove’s executive officers and directors is entitled to the indemnification and insurance benefits in favor of Brightcove’s directors and executive officers, as described in more detail in “The Merger Agreement—Indemnification and Insurance.”

Quantification of Potential Payments and Benefits to Brightcove’s Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise related to the Merger for each of Brightcove’s named executive officers. Although Robert Noreck, Brightcove’s former Chief Financial Officer, is a named executive officer for purposes of this disclosure, Mr. Noreck’s service relationship with Brightcove ended on September 30, 2024 and he does not hold any unvested Brightcove equity awards and does not have any interests in the Merger except insofar as he may hold vested Brightcove Stock Options or Company Shares. Accordingly, Mr. Noreck has been omitted from the table below.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table. For purposes of calculating such amounts, the following assumptions were used:

•	the relevant price per Company Share is $4.45, which is the Merger Consideration;

•	the Effective Time occurs on February 27, 2025, which is the assumed date of the Effective Time solely for purposes of the disclosure in this section;

•

the employment of each of Brightcove’s executive officers is terminated immediately following the Effective Time in a manner entitling the executive officer to receive the severance payments benefits described above in the section titled “—Severance Entitlements”;

•	each named executive officer’s base salary and target annual bonus is that approved by the Compensation Committee of the Board for 2025;

•	pro-rated 2025 annual bonuses for Messrs. DeBevoise and Wagner are paid at target levels of achievement;

•	the executive officers receive transaction and retention bonuses in the amounts set forth in the table below and do not receive any vacation payouts;

•	no named executive officer receives any additional equity grants on or prior to the Effective Time; and

•	no executive officer enters into new agreements or is otherwise legally entitled, prior to the Effective Time, to additional compensation or benefits, except as described above.

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/Benefits ($) (3)	Other ($) (4)	Total ($)
Marc DeBevoise	2,913,151	5,264,386	26,345	350,000	8,553,882
John Wagner	822,438	1,223,750	26,217	350,000	2,422,405
David Plotkin	680,000	940,734	26,306	350,000	1,997,040

(1)

Amounts shown reflect the cash severance payments each named executive officer is eligible to receive pursuant to the Employment Agreements, as described above in the section titled “—Severance Entitlements.” These severance payments are “double-trigger” benefits as they will be paid to a named executive officer only if the named executive officer terminates employment without Cause or for Good Reason within 12 months following the Merger, subject to the execution and non-revocation of a separation agreement and release in favor of Brightcove.

(2)

Amounts shown reflect the value of accelerated vesting of unvested Company RSU Awards held by the named executive officers. For Mr. DeBevoise, this amount includes the value of the 291,667 restricted stock units (“RSUs”) that were originally scheduled to vest on March 1, 2025 that will be accelerated into December 2024 for 280G mitigation purposes. Such amounts are “single-trigger” benefits in that they will become payable upon the Effective Time in accordance with the terms of the Merger Agreement. For a description of the treatment of Company RSU Awards in the Merger, see the section above titled “—Treatment of Equity and Equity-Based Awards.”

(3)

Amounts shown reflect the current estimated cost of COBRA premiums for the named executive officers and their eligible dependents for 12 months, as described above in the section titled “—Severance Entitlements.” These amounts are “double-trigger” benefits as they will be paid to the named executive officer only if the named executive officer terminates employment without Cause or for Good Reason within 12 months following the Merger, subject to the execution and non-revocation of a separation agreement and release in favor of Brightcove.

(4)

Amounts shown reflect cash transaction and retention bonuses each named executive officer is eligible to receive, as described above in the section titled “—Transaction and Retention Bonuses.” These bonuses are “single-trigger” benefits in that they will become payable solely by reason of the Merger, subject to each executive officer’s continued employment through the Effective Time.

Financing of the Merger

The Merger Agreement is not conditioned upon receipt of financing by Bending Spoons. We anticipate that the total amount of funds necessary to consummate the Merger and the related Transactions, not including fees and expenses, will be approximately $233 million, including the estimated funds needed to (1) pay our stockholders the consideration due to them under the Merger Agreement and (2) make payments in respect of outstanding equity awards of Brightcove in accordance with their terms and pursuant to the Merger Agreement.

We understand that Bending Spoons expects to fund amounts needed for the acquisition of Brightcove under the Merger Agreement through the use of cash on hand and/or funds available under existing or new credit facilities. Bending Spoons has represented in the Merger Agreement that it has available to it, and will have at the Closing, the funds necessary to (i) consummate the Transactions and to make all payments contemplated by the Merger Agreement, (ii) pay any and all fees and expenses required to be paid at the Closing by Bending Spoons and Merger Sub in connection with the Merger, and (iii) satisfy all of the other payment obligations of Parent and Merger Sub contemplated hereunder.

Closing and Effective Time of the Merger

The Closing will take place remotely by electronic exchange of executed agreements and documents and other deliverables no later than the third business day after the date the conditions set forth in the Merger

Agreement (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing) have been satisfied or, to the extent permitted, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time, or on such other date as Bending Spoons and Brightcove may mutually agree in writing.

As soon as practicable on the Closing Date, the parties will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware the certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL to consummate the Merger. The Merger will become effective at such time as the certificate of merger is duly filed with such Secretary of State, or at such later time as Bending Spoons and Brightcove agree and specify in the certificate of merger.

Appraisal Rights

If the Merger is consummated, holders of record and beneficial owners of Company Shares who do not vote in favor of the Merger (whether by voting against the Merger, abstaining or otherwise not voting with respect to the Merger), who properly demand an appraisal of their shares, who continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their shares of Company Shares through the effective date of the Merger, who otherwise comply with the statutory requirements of Section 262 of the DGCL and who do not withdraw their demands or otherwise lose their rights to appraisal, subject to the conditions thereof, are entitled to seek appraisal of their shares in connection with the Merger under Section 262. All references in Section 262 and in this summary (i) to a “stockholder” or a “holder of shares” are to a record holder of shares of Company Shares, (ii) to a “beneficial owner” are to a person who is the beneficial owner of shares of Company Shares held either in voting trust or by a nominee on behalf of such person, and (iii) to a “person” are to any individual, corporation, partnership, unincorporated association or other entity.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that Brightcove’s stockholders or beneficial owners exercise their appraisal rights under Section 262. Holders of record and beneficial owners of shares of Company Shares should carefully review the full text of Section 262 as well as the information discussed below. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights may result in the loss of such rights.

Under Section 262, if the Merger is completed, holders of record or beneficial owners of shares of Company Shares who (1) properly submit a written demand for appraisal of such holder’s or owner’s shares of Company Shares to Brightcove prior to the vote on the Merger at the Special Meeting, (2) do not vote in favor of the Merger (whether by voting against the Merger, abstaining or otherwise not voting with respect to the Merger), (3) continuously hold (in the case of a holder of record) or own (in the case of a beneficial owner) such shares through the effective date of the Merger, (4) do not withdraw their demands or otherwise lose their rights to appraisal, and (5) otherwise comply with the statutory requirements and satisfy certain ownership thresholds set forth in Section 262, may be entitled to have their shares of Company Shares appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of their shares of Company Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Merger through the date of payment of the judgment. If you are a beneficial owner of shares of Company Shares and you wish to exercise appraisal rights in such capacity, in addition to the foregoing requirements, your demand must also (1) reasonably identify the holder of record of the shares for which that demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of such shares of Company Shares and include a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by the Surviving Corporation and to be set forth on the verified list required by Section 262(f). However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Shares entitled to appraisal exceeds one percent of the outstanding shares of the class of Company Shares eligible for appraisal, or (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million. Brightcove refers to these conditions herein as the “ownership thresholds.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest on an appraisal award from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, if the proposed merger for which appraisal rights are provided is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to Section 262 that appraisal rights are available and must include in the notice either a copy of Section 262 or information directing Brightcove’s stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Brightcove’s notice to Brightcove’s stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any holder of record or beneficial owner of Company Shares who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or owner’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder or beneficial owner who loses such holder’s or owner’s appraisal rights will be entitled to receive the per share price described in the Merger Agreement without interest and subject to any applicable withholding taxes. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Shares, Brightcove believes that if a stockholder or a beneficial owner is considering exercising such rights, that stockholder or beneficial owner should seek the advice of legal counsel.

Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their shares of Company Shares must do ALL of the following:

•

the stockholder or beneficial owner must not vote in favor of the Merger. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, a stockholder or beneficial owner who submits a proxy and who wishes to exercise appraisal rights must submit a proxy with instructions to vote against the proposal to adopt the Merger Agreement or to affirmatively abstain;

•

the stockholder or beneficial owner must deliver to Brightcove a written demand for appraisal of such holder’s or owner’s shares of Company Shares before the vote on the Merger at the Special Meeting and such demand must reasonably inform Brightcove of the identity of the stockholder or the beneficial owner, as applicable, and that the stockholder or beneficial owner, as applicable, intends thereby to demand appraisal of such Company Shares (and, in the case of a demand made by a beneficial owner, the demand must reasonably identify the holder of record of the Company Shares for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s beneficial ownership of the Company Shares for which appraisal is demanded, include a statement that such documentary evidence is a true and correct copy of what it purports to be and provide an address at which the beneficial owner consents to receive notices given by the Surviving Corporation in the Merger under Section 262 and to be set forth on the verified list required by subsection (f) of Section 262);

•

the stockholder must continuously hold or the beneficial owner must continuously own the shares from the date of making the demand through the effective date of the Merger (a stockholder or beneficial owner will lose appraisal rights if the stockholder or beneficial owner transfers the shares before the effective date of the Merger); and

•	the stockholder or beneficial owner must otherwise comply with Section 262.

Additionally, the demanding stockholder or beneficial owner or another stockholder or beneficial owner who has properly demanded appraisal or the Surviving Corporation must file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such persons within 120 days after the effective date of the Merger. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so. Accordingly, it is the obligation of Company Stockholders or beneficial owners to take all necessary action to perfect their appraisal rights in respect of Company Shares within the time prescribed in Section 262.

After an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights unless one of the ownership thresholds is met.

Written Demand

A stockholder or beneficial owner wishing to exercise appraisal rights must deliver to Brightcove, before the vote on the Merger at the Special Meeting, a written demand for the appraisal of such holder’s or beneficial owner’s shares of Company Shares. In addition, that stockholder or beneficial owner must not vote or submit a proxy in favor of the Merger. A vote in favor of the Merger, virtually at the Special Meeting or by proxy (whether by mail or via the Internet or telephone), will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal with respect to such stockholder’s shares. A stockholder exercising appraisal rights must hold of record the shares of Company Shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the Merger. A beneficial owner exercising appraisal rights must own the shares of Company Shares on the date the written demand for appraisal is made and must continue to own such shares through the effective date of the Merger. For a stockholder, a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. A stockholder or beneficial owner who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger or abstain from voting on the Merger. Neither voting against the Merger nor abstaining from voting or failing to vote on the Merger will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Merger at the Special Meeting will constitute a waiver of appraisal rights.

A holder of record of shares of Company Shares is entitled to demand appraisal for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Company Shares by a holder of record must reasonably inform Brightcove of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares.

A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of Company Shares. A demand for appraisal in respect of such shares of Company Shares should be executed by or on behalf of the beneficial owner and must reasonably inform Brightcove of the identity of the beneficial owner and that the beneficial owner intends thereby to demand an appraisal of such owner’s shares. The demand made by such beneficial owner must also (1) reasonably identify the holder of record of the shares of Company Shares for which the demand is made, (2) be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list required by Section 262(f). If the shares with respect to which a demand is made are owned of record or beneficially owned in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand should be executed by or on behalf of the record owner or beneficial owner in such capacity, and if the shares are owned of record or beneficially owned by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint holders of record or beneficial owners. An authorized agent, including an authorized agent for two (2) or more joint stockholders or beneficial owners, as applicable, may execute a demand for appraisal on behalf of a stockholder or beneficial owner, as applicable; however, the agent must identify the stockholder or stockholders or beneficial owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the stockholder or stockholders or beneficial owner or owners, as applicable. A stockholder, such as a broker, bank or other nominee, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the stockholder.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Brightcove Inc.

281 Summer Street

Boston, MA 02210

Attention: Corporate Secretary

If a person who has made a demand for an appraisal in accordance with Section 262 shall deliver to the Surviving Corporation a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares of Company Shares in accordance with subsection (e) of Section 262, either within sixty (60) days after the effective time of the Merger or thereafter with the written approval of the Surviving Corporation, then the right of such person to an appraisal of such shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Delaware Court of Chancery shall not be dismissed as to any person without the approval of the court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the court made under subsection (j) of Section 262; provided, however that any person who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal and accept the terms offered upon the Merger within sixty (60) days after the effective time of the Merger.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the effective date of the Merger, the Surviving Corporation will notify each record holder of shares of Company Shares who has properly made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the Merger, and any beneficial owner who has properly demanded appraisal in accordance with Section 262, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective date of the Merger, but not thereafter, the Surviving Corporation or any person who has complied with Section 262 and who is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a person, demanding a determination of the value of the shares held by all persons entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and Brightcove’s stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Shares. Accordingly, any persons who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company Shares within the time and in the manner prescribed in Section 262. The failure to file such a petition within the period specified in Section 262 could nullify a previous written demand for appraisal.

Within 120 days after the effective date of the Merger, any person who has complied with the requirements for an appraisal of such person’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which Brightcove has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to Section 262, the holder of record of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must give this statement to the requesting person within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a person and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the Surviving Corporation and all of the persons shown on the verified list at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery, and the costs of any such notices will be borne by the Surviving Corporation.

At the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery will dismiss appraisal proceedings as to all of the persons who are otherwise entitled to appraisal rights unless one of the ownership thresholds is met.

Determination of Fair Value

After the Delaware Court of Chancery determines the persons entitled to appraisal, and that at least one of the ownership thresholds above has been satisfied, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Company Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. However, the Surviving Corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest accrued before such voluntary cash payment, unless paid at that time. In Weinberger v. UOP, Inc., Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights. When the fair value of the shares of Company Shares is determined, the Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the Surviving Corporation to the persons entitled thereto. Payment will be made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.

Persons considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and may not in any manner address, fair value under Section 262. Although Brightcove believes that the per share price is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and holders of record and beneficial owners of Company Shares should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share price. Neither Brightcove nor Parent anticipates offering more than the per share price to any stockholder or beneficial owner exercising appraisal rights, and each of Brightcove and Parent reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the fair value of a share of Company Shares is less than the per share price. If a petition for appraisal is not timely filed, neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights or other requirements imposed by Section 262 to seek and perfect appraisal are not satisfied, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the list filed by the Surviving Corporation pursuant to Section 262(f) who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of judgment under such subsection (a “Reservation”). In the absence of such an order, each party bears its own expenses.

If any person who demands appraisal of his, her or its shares of Company Shares under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of Company Shares will be deemed to have been converted at the Effective Time into the right to receive the per share price as provided in the Merger Agreement. A person will fail to perfect, or effectively lose or withdraw, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger, if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights or if the person delivers to the Surviving Corporation a written withdrawal of such person’s demand for appraisal in accordance with Section 262.

From and after the effective date of the Merger, no person who has demanded appraisal rights with respect to some or all of such person’s shares in compliance with Section 262 will be entitled to vote such shares of Company Shares for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger); provided, however, that if no petition for an appraisal is filed within the time provided in Section 262, or if such person delivers to the Surviving Corporation a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares within 60 days after the effective date of the Merger, then the right of such person to an appraisal of the shares subject to the withdrawal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a Reservation; provided, however, that the foregoing will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective date of the Merger.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a person’s statutory appraisal rights. In that event, you will be entitled to receive the per share price for your dissenting shares in accordance with the Merger Agreement, without interest and subject to any applicable withholding taxes. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Material U.S. Federal Income Tax Consequences of the Merger to Holders of Company Shares

The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger that may be relevant to holders of Company Shares whose Company Shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to holders that hold their Company Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary of material U.S. federal income tax consequences is not a complete description of all potential U.S. federal income tax consequences of the Merger. This summary does not describe any of the tax consequences arising under the laws of any state, local or non-U.S. tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., estate, gift or alternative minimum tax). In addition, this summary does not address (i) the potential application of the Medicare net investment income surtax, (ii) any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith), (iii) the rules regarding qualified small business stock within the meaning of Section 1202 or 1045 of the Code, or (iv) the U.S. federal income tax consequences to holders of Company Shares that exercise appraisal rights under the DGCL. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder, or both, as the context may require.

This discussion is for general information only and does not address all of the U.S. federal income tax considerations that may be relevant to holders in light of their particular facts and circumstances, including, but not limited to:

•

holders that may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions, tax-exempt organizations, governmental organizations, S corporations, partnerships or any other entities or arrangements treated as pass-through entities or partnerships for U.S. federal income tax purposes (or any investor therein), banks, insurance companies, mutual funds, brokers or dealers in stocks, securities, commodities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, regulated investment companies, real estate investment trusts, or certain former citizens or long-term residents of the United States;

•	holders that are corporations that accumulate earnings to avoid U.S. federal income tax;

•	holders holding their Company Shares as part of a hedging, straddle or other risk reducing transaction or as part of a conversion transaction or other integrated investment;

•	holders deemed to have sold their Company Shares under the constructive sale provisions of the Code;

•	holders that received their Company Shares in compensatory transactions;

•	holders that hold their Company Shares through individual retirement or other tax-deferred accounts;

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•	holders that are required to report income no later than when such income is reported in an “applicable financial statement”;

•	“controlled foreign corporation” or a “passive foreign investment company”;

•	a U.S. expatriate or former citizen or long-term resident of the United States; or

•	holders that own or have owned (actually or constructively) 5% or more of the Company Shares.

If a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Company Shares, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding Company Shares and partners therein should consult their tax advisors regarding the particular tax consequences to them of the Merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR OTHER TAX LAWS.

U.S. Holders

For purposes of this proxy statement, a “U.S. Holder” is a beneficial owner of Company Shares who or that is, or is treated as, for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•

A corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for Company Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Company Shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the Company Shares. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such Company Shares is more than one year at the time of the consummation of the Merger. If a U.S. Holder acquired different blocks of Company Shares at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Company Shares. A reduced tax rate on capital gains generally will apply to long-term capital gains of non-corporate U.S. Holders, including individuals. There are limitations on the deductibility of capital losses.

Payments made to a U.S. Holder in exchange for Company Shares pursuant to the Merger may be subject to information reporting to the IRS and backup withholding at a rate of 24%. To avoid backup withholding on such payments, U.S. Holders that do not otherwise establish an exemption must complete and return to the exchange agent a properly executed IRS Form W-9 certifying under penalties of perjury that such holder is a United States person for U.S. federal income tax purposes, that the taxpayer identification number provided on such IRS Form W-9 is correct and that such holder is not subject to backup withholding. Certain types of U.S. Holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules generally will be allowed as a refund or a credit against such U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

For purposes of this proxy statement, the term “Non-U.S. Holder” means a beneficial owner of Company Shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local, non-U.S. and other tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be subject to United States federal income tax on a net income basis with respect to such gain in the same manner as if such Non-U.S. Holder were a resident of the United States, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower rate specified under an applicable tax treaty);

•

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate specified under an applicable tax treaty), which may be offset by U.S.-source capital losses of such Non-U.S. Holder recognized in the same taxable year (if any) provided the Non-U.S. Holder timely files U.S. federal income tax returns with respect to such losses; or

•

Company Shares held by such Non-U.S. Holder constitute a United States real property interest (a “USRPI”) by reason of Brightcove’s status as a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (a “USRPHC”), at any time during the shorter of the five-year period ending on the date of the Effective Time or the period that the Non-U.S. Holder held the applicable Company Shares.

With respect to the third bullet point above, Brightcove believes it is not a USRPHC. Because the determination of whether Brightcove is a USRPHC depends, however, on the fair market value of its USRPIs relative to the fair market value of its non-U.S. real property interests and other business assets, there can be no assurance Brightcove is not a USRPHC. Even if Brightcove is a USRPHC, gain arising from the sale or other taxable disposition of Company Shares by a Non-U.S. Holder will not be subject to U.S. federal income tax if Company Shares is “regularly traded” on an “established securities market,” as both terms are defined by applicable Treasury Regulations and such Non-U.S. Holder owned, actually and constructively, 5% or less of Company Shares throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Payments made to Non-U.S. Holders in exchange for Company Shares pursuant to the Merger may be subject to information reporting to the IRS and backup withholding at a rate of 24%. Non-U.S. Holders generally can avoid information reporting and backup withholding by providing the exchange agent with the applicable and properly completed and executed IRS Form W-8 certifying that the Non-U.S. Holder is not a United States person or by otherwise establishing an exemption to information reporting and backup withholding requirements. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Regulatory Approvals Required for the Merger

General Efforts

Subject to the terms and conditions of the Merger Agreement, Brightcove, Bending Spoons and Guarantor agree to use their respective reasonable best efforts to (i) obtain all necessary actions or non-actions, clearances, authorizations, waivers, consents, approvals, and waiting period expirations or terminations from governmental authorities and make all necessary registrations and filings (including filings with governmental authorities, if any) and take all steps as may be necessary to obtain an approval, clearance, authorization, consent or waiver from, or to avoid a proceeding by, any governmental authorities in connection with the consummation of the Merger and the other Transactions, (ii) deliver required notices to, and obtain required consents or waivers from, third parties (provided that Brightcove is not obligated to make any payment or commercial concession to any third party, or incur any liability, as a condition to (or in connection with) obtaining any such consent or waiver, unless such payment, concession or liability is requested by Bending Spoons and is conditioned and effective only upon the Closing), and (iii) execute and deliver any additional instruments necessary to consummate the Merger and to fully carry out the purposes of the Merger Agreement.

HSR Act; Competition Laws

Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the Merger cannot be consummated until Brightcove and Bending Spoons each file a notification and report form with the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period thereunder has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. Brightcove and Bending Spoons filed their respective HSR Act notifications on December 9, 2024. The waiting period under the HSR Act is set to expire at 11:59 p.m., Eastern Time, on January 8, 2025. The DOJ or the FTC may extend the 30 day waiting period by issuing a Request for Additional Information and documentary materials (a “Second Request”). If either agency issues a Second Request, the waiting period will be extended until 30 days after the parties substantially comply with the request.

Brightcove, Bending Spoons and Guarantor (and their respective affiliates, if applicable) have each agreed to as promptly as reasonably practicable provide information as may reasonably be requested by the DOJ or FTC under the HSR Act or by any other governmental authority under applicable antitrust laws in connection with the Merger and the other Transactions, including any information required to be submitted to comply with a request for additional information in order to commence or end a statutory waiting period.

In addition, under the Merger Agreement, consummation of the Merger also is subject to receipt of certain additional consents under the UK NSI. Bending Spoons and Brightcove filed the applicable notifications and reports required under the UK NSI on December 9, 2024.

At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC or foreign governmental authorities could take such action under applicable antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the consummation of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under its applicable antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under applicable antitrust laws under certain circumstances.

Delisting and Deregistration of Company Shares

If the Merger is consummated, following the Effective Time, the Company Shares will cease trading on Nasdaq and will be deregistered under the Exchange Act. As such, we would no longer file periodic reports with the SEC.

THE MERGER AGREEMENT

The discussion of the terms of the Merger Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is included as Annex A attached hereto. The Merger Agreement has been included to provide Company Stockholders with information regarding its terms. It is not intended to provide any other factual information about Brightcove, Parent, Merger Sub, Guarantor or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to Brightcove’s stockholders. Brightcove’s stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in Brightcove’s public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Brightcove and its business. See the section of this proxy statement captioned “Where You Can Find More Information.”

Effect of the Merger

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into Brightcove in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease, and Brightcove will continue as the Surviving Corporation in the Merger. At the Effective Time, as a result of the Merger, the Surviving Corporation will become a wholly-owned subsidiary of Parent, and the Company Shares will no longer be publicly traded. In addition, after the Effective Time, the Company Shares will be delisted from Nasdaq and will be deregistered under the Exchange Act. The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such other time as Brightcove, Parent and Merger Sub may agree and specify in the certificate of merger).

Closing and Effective Time

The Closing will take place as soon as practicable (and, in any event, within three business days, following the satisfaction or waiver of all conditions to the Closing (as described in the section of this proxy statement captioned “—Conditions to the Closing of the Merger”)) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless the Merger Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties to the Merger Agreement. On the Closing Date, the parties will execute and deliver a certificate of merger with the Secretary of State for the State of Delaware for filing as provided under the DGCL. The Merger will become effective upon the filing and acceptance for record of the certificate of merger, or at such other time as may be agreed by the parties in writing and specified in the certificate of merger.

Directors and Officers; Certificate of Incorporation; Bylaws

From and after the Effective Time, all rights, privileges, immunities, powers and franchises of Brightcove and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities and duties of Brightcove and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Under the Merger Agreement, the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation from and after the Effective Time, and the officers of Brightcove immediately prior to the Effective Time will be the officers of the Surviving Corporation from and after the Effective Time, each to hold office until the earlier of their death, resignation, removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable law. At the Effective Time, the certificate of incorporation of Brightcove will be amended and restated to read in its entirety as set forth in Exhibit A to the Merger Agreement, and the by-laws of Brightcove will be amended and restated to read in their entirety as set forth in Exhibit B to the Merger Agreement, and each will govern the Surviving Corporation until, subject to the indemnification requirements provided by the Merger Agreement, amended in accordance with applicable law.

Merger Consideration

Company Shares

At the Effective Time, other than the Excluded Shares, each Company Share issued and outstanding immediately prior to the Effective Time will be automatically canceled and converted into the right to receive the Merger Consideration. As of the Effective Time, all such Company Shares will no longer be issued and outstanding and will automatically be canceled and will cease to exist, and each holder of such Company Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the Merger Agreement.

At the Effective Time, each Company Share held in the treasury of Brightcove and any Company Shares owned by Guarantor, Parent or Merger Sub immediately prior to the Effective Time will automatically be canceled and cease to exist and no consideration will be delivered in exchange therefor.

At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

Treatment of Equity Awards

Treatment of Brightcove Stock Options

Each outstanding In-the-Money Brightcove Stock Option will be automatically canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, equal to the product obtained by multiplying (a) the excess, if any, of the Merger Consideration over the per share exercise price of such Brightcove Stock Option, by (b) the aggregate number of Company Shares underlying such Brightcove Stock Option immediately prior to the Effective Time. The payments described in this paragraph will be made by the Surviving Corporation as promptly as practicable, and in any event, no later than the first regular payroll date that is at least five business days following the Effective Time.

Treatment of Brightcove RSU Awards

Each outstanding Brightcove RSU Award, whether or not vested, will be canceled, extinguished and converted into the right to receive RSU Consideration. For any Brightcove RSU Award that includes performance-based vesting conditions, the holder will be entitled to RSU Consideration only to the extent the Brightcove RSU Award becomes vested in accordance with its terms at or prior to the Effective Time. From and after the Effective Time, the holder of any canceled Brightcove RSU Award will be entitled to receive only the RSU Consideration in respect of such canceled Brightcove RSU Award. The payments described in this paragraph will be made by the Surviving Corporation as promptly as practicable, and in any event, no later than the first regular payroll date that is at least five business days following the Effective Time.

Exchange and Payment Procedures

Prior to the Effective Time, Parent will appoint a bank or trust company reasonably acceptable to Brightcove to act as the payment agent (the “Payment Agent”). Prior to or concurrently with the Effective Time, Parent will deposit (or cause to be deposited) with the Payment Agent the aggregate per share Merger Consideration for each Company Share outstanding as of immediately prior to the Effective Time.

Promptly after the Effective Time (and in any event no later than five business days after the Effective Time), Parent will send (or cause the Payment Agent to send) to each record holder of Company Shares at the Effective Time whose shares were converted into the right to receive the Merger Consideration a letter of transmittal and instructions in forms reasonably satisfactory to Brightcove (which will specify that delivery will be effected, and risk of loss and title will pass, only upon delivery or transfer of the Certificates (or affidavits of loss in lieu of the Certificates) to the Exchange Agent).

Each Company Stockholder that has converted into the right to receive the Merger Consideration will be entitled to receive the Merger Consideration in respect of the Company Shares represented by a Certificate, as promptly as reasonably practicable, upon (1) surrender to the Payment Agent of a Certificate, together with a completed and executed letter of transmittal, or (2) receipt of an “agent’s message” by the Payment Agent (or such other evidence of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Company Shares and, in each case, delivery to the Payment Agent of such other documents as may reasonably be requested by the Payment Agent.

Any cash deposited with the Exchange Agent not claimed by the Company Stockholders 12 months after the Effective Time, will be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged Company Shares for the Merger Consideration in accordance with the exchange procedures in the Merger Agreement prior to that time will thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of Brightcove and Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by Brightcove are qualified as to materiality or Company Material Adverse Effect. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event, occurrence, effect, condition or development (each, an “Effect”) that (x) has had or reasonably would be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of the operations of Brightcove and its subsidiaries, or (y) prevents or materially delays Brightcove from consummating the Merger; provided, however, that, none of the following (alone or in combinations) will constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

1.

the negotiation, execution, announcement or performance of the Merger Agreement or the pendency or consummation of the Merger (including any loss of or adverse change in the relationship of Brightcove and its subsidiaries with their respective employees, investors, contractors, lenders, customers, technology and other partners, suppliers, vendors, governmental authorities or other third parties related thereto), except that this clause (1) will not apply to representations and warranties contained in the Merger Agreement that specifically address the consequences of entry into the Merger Agreement or the consummation of the Merger;

2.

the identity of Parent or any of its affiliates as the acquiror of Brightcove, or any facts or circumstances concerning Parent or any of its affiliates, including any communication by any of them regarding plans, proposals or projections with respect to Brightcove, its subsidiaries or their employees;

3.

general business, economic or political conditions, or the capital, credit, banking, debt, financial or currency markets in the United States or elsewhere in the world, or changes therein, including changes in interest or exchange rates or any suspension of trading in securities on any securities exchange or other market;

4.

general conditions in any industry in which Brightcove and its subsidiaries operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world, or changes therein;

5.	any changes or proposed changes in GAAP or other accounting standards (or the enforcement or interpretation thereof);

6.

any changes or proposed changes in applicable law (or the enforcement or interpretation thereof), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or the enforcement or interpretation thereof) by any governmental authority, or any panel or advisory body empowered or appointed thereby;

7.	the taking of any action at the express written consent of Parent or Merger Sub, or the taking of any action, or failure to take any action, by Parent, Merger Sub or any of their affiliates;

8.

any claim, demand or proceeding (including any class action or derivative litigation) asserted, commenced or threatened by, on behalf of or in the name of, against or otherwise involving Brightcove, the Board, any committee thereof and/or any of Brightcove’s directors or officers relating directly or indirectly to the Merger Agreement, the Merger or any related transaction (including any such claim, demand or proceeding based on allegations that Brightcove’s entry into the Merger Agreement or the terms and conditions of the Merger Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Board, any member of the board of directors of any of the Brightcove’s subsidiaries or any officer of Brightcove or any of its subsidiaries) (“Transaction Litigation”) or any demand or proceeding for appraisal of the fair value of any shares of Brightcove common stock pursuant to the DGCL in connection with the Merger Agreement;

9.

any outbreak, continuation or escalation of acts of terrorism, hostilities, sabotage, cyberattacks or war, hurricanes, volcanoes, tornados, floods, earthquakes, tsunamis, mudslides, weather-related events, epidemics, pandemics (including COVID-19), plagues, other outbreaks of illness or public health events, fires or natural or man-made disaster or act of God, including any worsening of such conditions existing as of the date hereof; or

10.

any failure by Brightcove to meet, or changes to, internal or analysts’ estimates, projections, expectations, budgets or forecasts of operating statistics, revenue, earnings, cash flow or any other financial or performance measures (whether made by Brightcove or any third parties), any change in Brightcove’s credit ratings, or any change in the price or trading volume of shares of the Brightcove common stock (it being understood that the underlying causes of such failures or changes in this clause may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such underlying cause would otherwise be excepted by this definition).

Except that, with respect to bullets 3, 4, 5, 6 and 9 above, such effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent that such Effect has a materially disproportionate adverse effect on Brightcove and its subsidiaries, taken as a whole, compared to other participants in the industry in which Brightcove and its subsidiaries operate, in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

In the Merger Agreement, Brightcove made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and qualification to conduct business with respect to Brightcove and its subsidiaries;

•	Brightcove’s requisite corporate power and authority to enter into the Merger Agreement and the enforceability of the Merger Agreement;

•	the necessary approval of the Board;

•	the requisite vote of Company Stockholders in connection with the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•

the absence of any conflict or violation of any organizational documents of Brightcove, certain existing contracts of Brightcove and its subsidiaries, applicable law or order to Brightcove or its subsidiaries or the resulting creation of any lien upon the properties or assets of Brightcove or its subsidiaries due to the execution and delivery of the Merger Agreement and performance thereof;

•	the capital structure of Brightcove as well as the ownership and capital structure of its subsidiaries;

•	the absence of any contract relating to the voting of, requiring registration for sale of, any shares of capital stock of Brightcove or any of its subsidiaries;

•	the accuracy and completeness of Brightcove’s SEC filings;

•	the compliance with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, including the absence of any outstanding or unresolved SEC comment letter;

•	Brightcove’s financial statements;

•	Brightcove’s disclosure controls and procedures;

•	Brightcove’s internal accounting controls and procedures;

•	the conduct of the business of Brightcove and its subsidiaries in the ordinary course and the absence of any Company Material Adverse Effect, in each case, since December 31, 2023;

•	the absence of specified undisclosed liabilities;

•	legal proceedings;

•	Brightcove’s and its subsidiaries’ compliance with laws since December 31, 2022;

•	Brightcove’s and its subsidiaries’ possession of necessary governmental authorizations;

•	Committee on Foreign Investment in the United States related matters;

•	sanctions, trade controls and anti-money laundering laws matters since December 31, 2019;

•	compliance and internal controls and procedures with respect to any government contracts;

•

the existence, validity and enforceability of specified categories of Brightcove’s and its subsidiaries’ material contracts, and any notices with respect to violation, termination, material decrease in the amount of business or intent not to renew those material contracts therefrom;

•	tax matters;

•	employee benefit plans;

•	labor and employment matters;

•	insurance matters;

•	environmental matters;

•	trademarks, patents, copyrights and other intellectual property matters;

•	information technology systems;

•	real property leased or subleased by Brightcove and its subsidiaries;

•	data security and privacy matters;

•	payment of fees to brokers in connection with the Merger Agreement; and

•	the rendering of Lazard’s fairness opinion to the Brightcove Board.

In the Merger Agreement, the Parent and Merger Sub made customary representations and warranties to Brightcove that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to the Parent and Merger Sub;

•	both the Parent’s and Merger Sub’s authority to enter into and perform the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement and performance thereof;

•

the absence of any conflict or violation of the Parent’s and Merger Sub’s organizational documents, existing contracts, applicable law or order or the resulting creation of any lien upon the Parent’s and Merger Sub’s properties or assets due to the execution and delivery of the Merger Agreement and performance thereof;

•	the capital structure and operations of Merger Sub;

•	the absence of any required vote or approval of holders of voting interests in the Parent;

•	the absence of legal proceedings and orders;

•	matters with respect to Parent’s financing and sufficiency of funds;

•	the solvency of Parent, Merger Sub and the Surviving Corporation and their respective subsidiaries as of the Effective Time and immediately after the Closing;

•

the absence of agreements (other than those contemplated by the Merger Agreement) between the Parent and Merger Sub or any of their respective affiliates, and members of Brightcove’s management or directors;

•	the absence of any stockholder or management arrangements related to the Merger;

•	lack of ownership of capital stock of Brightcove; and

•	payment of fees to brokers in connection with the Merger Agreement.

The representations and warranties contained in the Merger Agreement will not survive the Effective Time.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except for matters (1) expressly contemplated by the Merger Agreement, (2) as disclosed in the confidential disclosure letter to the Merger Agreement, (3) as required by applicable law or the rules or regulations of Nasdaq or (4) undertaken with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed) during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Brightcove will, and will cause each of its subsidiaries to:

•	conduct its business in all material respects in the ordinary course, consistent with past practice; and

•

use its commercially reasonable efforts to preserve intact the business organization, goodwill and material business relationships of Brightcove and its subsidiaries including its relationships with its current officers, employees, consultants, independent contractors, vendors, suppliers, customers, resellers licensors, licensees, and governmental authorities.

In addition, Brightcove has also agreed that, without limiting the foregoing, except (1) expressly contemplated by the Merger Agreement, (2) as disclosed in the confidential disclosure letter to the Merger Agreement, (3) as required by applicable law or the rules or regulations of Nasdaq, or (4) undertaken with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Brightcove will not, and will cause each of its subsidiaries not to, among other things:

•

amend Brightcove’s certificate of incorporation or by-laws, or amend in a manner materially adverse to Brightcove, any certificate of incorporation or by-laws, or other comparable charter or organizational documents, of its subsidiaries;

•

declare, set aside or pay any dividend or other distribution in respect of, or enter into any agreement with respect to the voting of, any capital stock of Brightcove or any of its subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Brightcove to its parent;

•

split, combine or reclassify any capital stock of Brightcove or its subsidiaries, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of Brightcove or of any of its subsidiaries, or purchase, redeem or otherwise acquire any Brightcove securities or Brightcove subsidiary securities, except for acquisition of Company Shares by Brightcove in satisfaction by holders of Brightcove Stock Options or Brightcove RSU Awards (together, “Brightcove Equity Awards”) of the applicable exercise price or withholding taxes with respect to such Brightcove Equity Award;

•

issue, deliver, sell or grant any Brightcove securities or Brightcove subsidiary securities, other than the issuance of Company Shares upon the exercise of Brightcove Stock Options or pursuant to the terms of Brightcove RSU Awards that are outstanding on the date hereof or issued not in violation of the Merger Agreement, in each case in accordance with the applicable terms of such Brightcove Equity Award;

•	adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring or recapitalization of Brightcove or any of its subsidiaries;

•

except as required to be made pursuant to the terms of the Brightcove employee plans or labor agreement, (A) increase the salary, wages, benefits, bonuses, or other compensation payable to employees or other individual service providers of Brightcove or any of its subsidiaries, except for increases in base salary or wage rates and target cash incentive compensation opportunities for employees with an annual base cash compensation (whether as a result of annual base salary or base wage rate) of less than $300,000, in each case made in the ordinary course of business consistent with past practice, (B) establish, adopt, terminate, enter into or materially amend any Brightcove employee plan (or arrangement that would be a Brightcove employee plan if in effect on the date hereof) other than offer letters entered into in the ordinary course of business consistent with past practice for employees with an annual base cash compensation (whether as a result of annual base salary or base wage rate) of $300,000 or less that are terminable “at will” (or following a notice period imposed by applicable law) without any contractual obligation on the part of Brightcove or any subsidiary of Brightcove to make any severance, termination, change in control, or similar payment and that do not provide for any employee benefits or compensation arrangements (other than base salary or base wage rate and target cash incentive compensation opportunities) not otherwise included in the Disclosure Schedules, (C) accelerate the vesting, payment or funding of any compensation, or (D) hire or engage, or terminate (other than for cause) the services of, any employee or individual service provider with an annual base cash compensation (whether as a result of annual base salary or base wage rate) of more than $300,000;

•

acquire any business, assets or capital stock of any person or division thereof, other than one or more acquisitions in the ordinary course of business (1) of inventory, supplies, intellectual property assets, raw materials, equipment or similar assets or (2) that, individually or in the aggregate, involve a purchase price of not more than $500,000;

•

sell, assign, lease, license, sublicense, pledge, transfer, subject to any lien, abandon, allow to lapse or otherwise dispose of any material intellectual property owned or purported to be owned by Brightcove or any of its subsidiaries (“Company Intellectual Property”), material assets or material properties except (1) pursuant to contracts or commitments existing as of the date of the Merger Agreement, (2) non-exclusive licenses of Company Intellectual Property to customers, contractors, technology and other partners or suppliers of Brightcove and its subsidiaries in the ordinary course of business, consistent with past practice, (3) sales of inventory or used equipment in the ordinary course of business, consistent with past practice, or (4) permitted liens;

•

agree to any covenant materially limiting the ability of Brightcove or any of its affiliates or subsidiaries to compete or engage in any line of business or to compete with any Person in any geographic area, or pursuant to which any material benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its affiliates after the Effective Time;

•

change any of the accounting methods used by Brightcove materially affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in Brightcove’s reports filed with the SEC;

•

except for borrowings under Brightcove’s current credit facilities in the ordinary course of business and except for intercompany loans between Brightcove and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiaries of the Company made in the ordinary course of business consistent with past practice, (1) incur, issue or otherwise become liable for additional indebtedness in excess of $500,000, (2) modify in a manner materially adverse to Brightcove or its subsidiaries the terms of any material indebtedness existing as of the date of the Merger Agreement, or (3) assume, guarantee or endorse the obligations of any Person (other than a wholly-owned subsidiary of the Company) in excess of $500,000;

•

assign, amend or otherwise modify or terminate (other than any material contract that has expired according to its terms) any material contract or any material real property lease, other than any amendment or modification entered into in the ordinary course of business and containing terms, taken as a whole, not materially less favorable to Brightcove or any of its subsidiaries than the terms of such contract in effect as of the date of the Merger Agreement;

•	settle, pay, discharge or satisfy any proceeding, other than any proceeding that involves only the payment of monetary damages not in excess of $50,000 individually or $100,000 in the aggregate;

•

implement or announce any employee layoffs, facility closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could reasonably be expected to implicate notification requirements or actually does implicate the notification requirements of the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”), enter into, negotiate, modify, terminate or implicate labor protection payments under any Labor Agreement, or recognize any union as the bargaining unit of any employee of Brightcove or any subsidiary of Brightcove;

•

make, change or revoke any material tax election, change any tax accounting period, make any material change in any of its methods of tax accounting, settle or compromise any material tax claim, audit or assessment, amend any tax return with respect to any material tax, enter into any closing agreement relating to any material tax, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material tax (excluding, for this purpose, any customary automatic extension to file a tax return not requiring the consent of any taxing authority), surrender any right to a material tax refund other than through the passage of time, or initiate any proceeding under any voluntary tax disclosure, tax amnesty or similar program;

•

make any material amendments to Brightcove’s insurance policies, or fail to use commercially reasonable efforts to maintain Brightcove’s insurance policies or comparable replacement policies with respect to the material assets, operations and activities of Brightcove and its subsidiaries; or

•	authorize, commit or agree to take any of the foregoing actions.

Solicitation of Other Offers

For purposes of this proxy statement and the Merger Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing confidentiality and use terms not materially less restrictive in the aggregate to the counterparty thereto than the confidentiality and use terms of the confidentiality agreement between Brightcove and Guarantor dated as of September 9, 2024 (the “Confidentiality Agreement”) (it being agreed that such confidentiality agreement need not prohibit the making, or amendment, of any Acquisition Proposal); provided, however, that such confidentiality agreement will contain provisions that permit Brightcove to comply with the provisions of Article 6 of the Merger Agreement. For the avoidance of doubt, a confidentiality agreement previously entered into with Brightcove relating to a potential acquisition of, or business combination with, Brightcove may qualify as an Acceptable Confidentiality Agreement so long as (i) such confidentiality agreement’s confidentiality and use terms are not materially less restrictive in the aggregate to the counterparty thereto than the confidentiality and use terms of the Confidentiality Agreement and (ii) such confidentiality agreement contains (or is amended by Brightcove and the counterparty thereto to contain) terms that permit Brightcove to comply with the terms of Article 6 of the Merger Agreement.

“Acquisition Proposal” means any bona fide written offer or proposal from any third party for (1) any acquisition or purchase by such third party, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of Brightcove, or any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of outstanding voting or equity securities of Brightcove, (2) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving such third party and Brightcove or any of its subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of Brightcove and its subsidiaries, taken as a whole, (3) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Brightcove or any of its subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of Brightcove and its subsidiaries, taken as a whole, or (4) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving such third party and Brightcove, pursuant to which the stockholders of Brightcove immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction.

“Intervening Event” means any material fact, event, change, development or circumstance not known by the Board as of the date of the Merger Agreement (or, if known, the consequences of which were not known nor reasonably foreseeable) and not relating to any Acquisition Proposal.

“Superior Proposal” means any bona fide written Acquisition Proposal that the Board determines in good faith (after consultation with Lazard, or another Company Financial Advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the Acquisition Proposal and the third party making the Acquisition Proposal, would, if consummated, result in a transaction that is more favorable to the Company’s stockholders than the Merger from a financial point of view (including any revisions to the terms of the Merger Agreement proposed by Parent in writing prior to the time of such determination); provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20% or more” or “less than 80%” will be deemed to be references to “more than 50%” or “less than 50%,” respectively.

No-Shop Period

From the date of the Merger Agreement until the earlier to occur of the Effective Time or the termination of the Merger Agreement, Brightcove will not, and will not permit any of its subsidiaries to, nor will Brightcove authorize or knowingly permit any of its representatives or any of its subsidiaries’ representatives to (and Brightcove will expressly instruct its representatives and its subsidiaries’ representatives not to), directly or indirectly:

•	solicit, initiate, knowingly facilitate or knowingly encourage any proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding an Acquisition Proposal or furnish to any third party information or provide to any third party access to the businesses, properties, assets or personnel of Brightcove or any of its subsidiaries, in each case for the purpose of knowingly encouraging or knowingly facilitating an Acquisition Proposal;

•

enter into any letter of intent, merger agreement, acquisition agreement, or other similar agreement (other than an Acceptable Confidentiality Agreement pursuant to no-shop provisions of the Merger Agreement) with respect to an Acquisition Proposal or enter into any agreement requiring Brightcove to abandon, terminate or fail to consummate the Transactions contemplated by the Merger Agreement; or

•

approve any transaction (other than the Merger and other Transactions contemplated by the Merger Agreement) under, or any person (other than Parent, Merger Sub and their respective affiliates) becoming an “interested stockholder” under, Section 203 of the DGCL.

In addition, from the date of the Merger Agreement until the earlier to occur of the Effective Time or the termination of the Merger Agreement, Brightcove will, and will cause its subsidiaries to, and will expressly direct Brightcove’s and its subsidiaries’ representatives to (1) immediately cease and terminate any existing discussions or negotiations with any third party theretofore conducted by Brightcove, its subsidiaries or their respective representatives with respect to an Acquisition Proposal and (2) promptly request that all non-public information previously provided by or on behalf of Brightcove or any of its subsidiaries to any such third party be returned or destroyed in accordance with the applicable confidentiality agreement in place with such third party.

Notwithstanding these restrictions, if, at any time prior to obtaining the Stockholder Approval, (1) Brightcove receives a bona fide written Acquisition Proposal from a third party, (2) such Acquisition Proposal did not result from a breach of the no-shop provisions of the Merger Agreement and (3) the Brightcove Board determines in good faith, after consultation with a Company Financial Advisor and outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then Brightcove may (x) furnish information and data with respect to Brightcove and its subsidiaries to the third party making such Acquisition Proposal and afford such third party access to the businesses, properties, assets and personnel of Brightcove and its subsidiaries and (y) enter into, maintain and participate in discussions or negotiations with the third party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations (including by entering into a customary confidentiality agreement with such third party for the purpose of receiving non-public information relating to such third party); provided, however, that Brightcove (1) will not, and will not permit its subsidiaries or its or their representatives to, furnish any non-public information except pursuant to such confidentiality agreement and (2) will promptly (and in any event within 24 hours) provide to Parent any non-public information concerning Brightcove or its subsidiaries provided to such third party, which was not previously provided to Parent. Brightcove will provide to Parent any non-public information concerning Brightcove or its subsidiaries provided to such third party, which was not previously provided to Parent, prior to or substantially concurrently with the time it is provided to such third party.

From and after the date of the Merger Agreement, Brightcove will as promptly as practicable (and in any event within twenty-four hours) notify Parent in writing of Brightcove’s or any of its representatives’ receipt of any Acquisition Proposal, which notification will include a copy of the applicable written Acquisition Proposal (or, if oral, the material terms and conditions of such Acquisition Proposal) and the identity of the third party making such Acquisition Proposal. Brightcove will thereafter keep Parent reasonably informed on a prompt basis of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of all documentation and material correspondence relating thereto that is exchanged between the third party (or its representatives) making such Acquisition Proposal and Brightcove (or its representatives) within twenty-four hours after receipt thereof.

From the date of the Merger Agreement until the earlier to occur of the valid termination of the Merger Agreement in accordance with its terms and the Effective Time, Brightcove will be required to enforce, and will not be permitted to waive, terminate, amend or otherwise modify, any provision of any standstill or similar provision that prohibits or purports to prohibit a proposal being made to the Board; provided, that Brightcove will be permitted to waive, terminate, amend or otherwise modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar agreement if the Board determines in good faith (after consultation with its outside legal counsel), that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Recommendation Changes

As described above, and subject to the provisions described below, the Board has made the recommendation that Company Stockholders vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement prohibits the Board (or any committee thereof) from effecting an Adverse Recommendation Change (as defined below) except as described below.

•	Neither the Board nor any committee thereof, will take any of the following actions (any such action, an “Adverse Recommendation Change”):

○

fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify in any manner adverse to Parent or Merger Sub, the recommendation that the Company Stockholders adopt the Merger Agreement (the “Brightcove Recommendation”);

○	adopt or recommend, or publicly propose to adopt or recommend, an Acquisition Proposal;

○	fail to recommend against acceptance of any third party tender offer or exchange offer for Company Shares within ten business days after commencement of such offer;

○

approve or recommend, or publicly propose to approve or recommend, or cause or permit Brightcove or any of its subsidiaries to execute or enter into any letter of intent, merger agreement, acquisition agreement, or other similar agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement);

○	fail to publicly reaffirm the Brightcove Recommendation within 10 business days after Parent so requests in writing after the occurrence of a material event or development; or

○	resolve or publicly propose to take any action described in the above.

Notwithstanding the restrictions described above, at any time prior to obtaining the Stockholder Approval, the Board may, if it determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, (1) make an Adverse Recommendation Change in response to either a Superior Proposal or an Intervening Event and/or (2) cause Brightcove to terminate the Merger Agreement in accordance with the termination provisions of the Merger Agreement and authorize Brightcove to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal (which agreement will be entered into promptly following such termination). Brightcove will not be entitled to effect an Adverse Recommendation Change or terminate the Merger Agreement if it received an Acquisition Proposal attributable to, as a result of, or in connection with its breach of certain sections of the Merger Agreement.

•	In the case of a Superior Proposal, (1) no Adverse Recommendation Change may be made and (2) no termination of the Merger Agreement may be made:

○

until after the fifth business day following written notice from Brightcove advising Parent that the Board, intends to make an Adverse Recommendation Change and/or terminate the Merger Agreement and specifying the reasons therefor (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal will require a new notice, which will require a new notice period of three business days);

○

unless during such five business day period (or three business day period following an amended proposal), Brightcove will, and will cause its representatives to, to the extent requested by Parent, make itself available to negotiate with Parent in good faith to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Board to maintain the Brightcove Recommendation and not make an Adverse Recommendation Change or terminate the Merger Agreement;

○

unless, prior to the expiration of such five business day period (or three business day period following an amended proposal), Parent does not make a written proposal to adjust the terms and conditions of the Merger Agreement that the Board determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel) to be at least as favorable to Brightcove’s stockholders as the Superior Proposal from a financial point of view; and

○

unless, following the expiration of such five business day period (or three business day period following an amended proposal), the Board determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel), taking into consideration any amendment to the Merger Agreement proposed in writing by Parent, that the failure to make an Adverse Recommendation Change in response to the Superior Proposal and/or cause Brightcove to terminate the Merger Agreement would be inconsistent with its fiduciary duties under applicable law.

•	In the case of an Intervening Event, no Adverse Recommendation Change may be made:

○

until after the fifth business day following written notice from Brightcove advising Parent that the Board intends to take such action and specifying the material facts underlying the determination by the Board a committee thereof that an Intervening Event has occurred, and the reason for the Adverse Recommendation Change, in reasonable detail;

○

unless during such five business day period, Brightcove will, and will cause its representatives to, to the extent requested by Parent, make itself available to negotiate with Parent in good faith to enable Parent to amend the Merger Agreement in such a manner that obviates the need for an Adverse Recommendation Change; and

○

unless, prior to the expiration of such five business day period, the Board determines in good faith, taking into consideration any amendments to the Merger Agreement proposed in writing by Parent (after consultation with a Company Financial Advisor and outside legal counsel), that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law.

Nothing contained in the Merger Agreement will prohibit Brightcove from (1) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (2) making any disclosure to the Brightcove’s stockholders if, in the good faith judgment of the Board, after consultation with outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable law or any disclosure requirements under applicable law, or (3) making any disclosure that constitutes a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act, which actions will not constitute or be deemed to constitute an Adverse Recommendation Change; provided, that, solely with respect to (1) and (2), any such action taken, statement made or disclosure that relates to an Acquisition Proposal will be deemed to be an Adverse Recommendation Change unless the Board expressly reaffirms the Brightcove Recommendation in such statement or in connection with such action.

Employee Matters

For a period of no less than twelve months following the Closing Date, Parent will, or will cause the Surviving Corporation to, provide each employee of Brightcove or its subsidiaries immediately before the Effective Time who continues employment with Parent, the Surviving Corporation, or any subsidiary of Parent or the Surviving Corporation (each a “Continuing Employee”) with: (1) an aggregate base salary or base hourly rate, as applicable, and target cash incentive compensation opportunity (including bonuses and commissions) that is no less than was provided to each such Continuing Employee immediately prior to the Effective Time; provided, however that during such twelve-month period, in no event will the base salary or base hourly rate, as applicable, for any Continuing Employee be reduced by more than 10% and (2) employee benefits (including health and welfare and defined contribution retirement plans, but excluding equity incentive compensation, change in control, transaction, retention and similar non-recurring compensation) that are no less favorable in the aggregate than those provided to each such Continuing Employee and (3) severance benefits equal to the benefits provided under certain Brightcove agreements or arrangements.

From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, ensure that each Continuing Employee receives full credit for eligibility to participate, vesting, and, with respect to vacation entitlement and severance benefits only, level of benefits for service with Brightcove and its subsidiaries (or predecessor employers to the extent Brightcove provides such past service credit) under the comparable employee benefit plans, programs, and policies of the Surviving Corporation, as applicable, in which such employees become participants; provided, that the foregoing will not apply with respect to (1) benefit accrual under any defined benefit pension plan or retiree welfare plan or to the extent that its application would result in a duplication of benefits result in a duplication of benefits or (2) equity or equity-based incentives or benefits in place before the Effective Time. As of the Effective Time, Parent will, or will cause the Surviving Corporation to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable company employee plan as of the Effective Time, which will be subject to accrual limits and forfeiture conditions comparable to those applicable at Brightcove immediately prior to the Effective Time.

From and after the Effective Time, with respect to each benefit plan maintained by Parent or any of its subsidiaries that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Parent Welfare Plan”) in which any Continuing Employee is or becomes eligible to participate, Parent will use commercially reasonable efforts to cause each such Parent Welfare Plan to (1) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Welfare Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding plan of Brightcove under which such Continuing Employee was a participant immediately prior to commencement of participation in such Parent Welfare Plan and (2) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Welfare Plan in satisfying any applicable co-payment, deductible or out-of-pocket maximum requirements under such Parent Welfare Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable company employee plan.

From and after the Closing Date, Parent will cause the Surviving Corporation and their respective subsidiaries to honor, in accordance with its terms, the Brightcove employee plans.

Conditions to the Closing of the Merger

The obligation of each of the parties to the Merger Agreement to consummate the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable law), at or prior to Closing, of each of the following conditions:

•	the obtaining of the Stockholder Approval;

•

no governmental authority having jurisdiction over any party to the Merger Agreement or any of Brightcove’s subsidiaries will have issued, enforced or entered any order, or taken any other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the Closing and no applicable law will have been adopted or be in effect that makes consummation of the Merger illegal or otherwise prohibited;

•

the expiration or termination of the applicable waiting period (and any voluntary extensions thereof pursuant to any agreement with any governmental authority) under the HSR Act (which waiting period will expire at 11:59 p.m., Eastern Time, on January 8, 2025, unless extended); and

•	the issuance of an approval decision pursuant to the UK NSI.

In addition, the obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction or waiver by Parent of each of the following additional condition:

•

the representations and warranties of Brightcove relating to certain aspects of Brightcove’s corporate existence and power, corporate authorization, capitalization and brokers’ fees provisions being true and correct in all material respects on the date of the Merger Agreement and the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty being true and correct in all material respects only as of such earlier date);

•

the representations and warranties of Brightcove relating to certain aspects of Brightcove’s capitalization being true and correct in all respects on the date of the Merger Agreement and the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects only as of such earlier date);

•

the other representations and warranties of Brightcove being true and correct on the date of the Merger Agreement and the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect;

•	Brightcove having performed or complied in all material respects with all obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Closing;

•	since November 24, 2024, no Company Material Adverse Effect having occurred; and

•

the receipt by Parent of a certificate of Brightcove, signed on behalf of Brightcove by the Chief Executive Officer or the Chief Financial Officer of Brightcove, certifying that the foregoing conditions to the obligations of the Parent and Merger Sub to consummate the Merger have been satisfied.

In addition, the obligation of Brightcove to consummate the Merger is subject to the satisfaction or waiver by Brightcove of each of the following additional conditions:

•

the representations and warranties of the Parent and Merger Sub set forth in the Merger Agreement being true and correct on the date of the Merger Agreement and the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the Transactions contemplated by the Merger Agreement;

•

the Parent and Merger Sub having each have performed or complied in all material respects with all obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Closing; and

•

the receipt by Brightcove of a certificate of Parent, signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the foregoing conditions to the obligations of Brightcove to effect the Merger have been satisfied.

Indemnification and Insurance

The Merger Agreement provides that, for six years after the Effective Time, the Parent will, or Parent will cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts, errors or omissions occurring prior to the Effective Time covering each such person currently covered by the Brightcove’s and its subsidiaries’ officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement. Neither Parent nor the Surviving Corporation will be obligated to pay annual premiums in excess of 300% of the amount per annum Brightcove paid in its last full fiscal year, and if such premiums for such insurance at any time exceeds such amount, then the Surviving Corporation will cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium not exceeding such amount.

Brightcove may obtain, and at Parent’s request will use commercially reasonable efforts to obtain, prepaid “tail” or “runoff” policies prior to the Effective Time, after reasonable consultation with Parent, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six years with respect to claims arising from acts, errors or omissions that occurred on or before the Effective Time, including in respect of the Transactions contemplated by the Merger Agreement.

From and after the Effective Time for six years, the Surviving Corporation will: (i) indemnify (including advancement of expenses) and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of Brightcove or its subsidiaries (each an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which will be advanced as they are incurred), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or incurred by such Indemnified Party in connection with or arising out of any action, suit or other proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer or an employee or agent of Brightcove or any subsidiary of Brightcove or otherwise in connection with any action taken or not taken at the request of Brightcove or its subsidiaries or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of Brightcove, in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Effective Time, to the fullest extent permitted under applicable law; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification agreement in effect as of the date of the Merger Agreement between Brightcove and any Indemnified Party; and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the certificate of incorporation or by-laws of Brightcove as in effect on the date of the Merger Agreement; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period will continue until the final disposition of such claim. The Surviving Corporation will pay all expenses, including reasonable attorneys’ fees and expenses, that may be incurred by Indemnified Parties in connection with their enforcement of their rights provided under the Merger Agreement.

During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) cause the organizational documents of the Surviving Corporation to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable to those subject to those provisions as the indemnification, exculpation and advancement of expenses provisions set forth in the organizational documents of Brightcove as of the date of the Merger Agreement.

In addition, if the Parent, Surviving Corporation or any of its successors or assigns (1) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (2) transfers or conveys all or substantially all of its properties and assets to any person, then the successors and assigns of Parent or the Surviving Corporation, as the case may be, will assume the above obligations.

For more information, please see “The Merger—Interests of the Directors and Executive Officers of Brightcove in the Merger” beginning on page 66 of this proxy statement.

Other Covenants

Regulatory Efforts

Brightcove, Guarantor and Parent will use their respective reasonable best efforts to (i) obtain all necessary actions or non-actions, clearances, authorizations, waivers, consents, approvals, and waiting period expirations or terminations from Governmental Authorities and make all necessary registrations and filings (including filings with governmental authorities, if any) and take all steps as may be necessary to obtain an approval, clearance, authorization, consent or waiver from, or to avoid a proceeding by, any governmental authorities in connection with the consummation of the Merger and the other Transactions contemplated by the Merger Agreement, (ii) deliver required notices to, and obtain required consents or waivers from, third parties (provided that Brightcove will not be obligated to make any payment or commercial concession to any third party, or incur any liability, as a condition to (or in connection with) obtaining any such consent or waiver, unless such payment, concession or liability is requested by Parent and is conditioned and effective only upon the Closing), and (iii) execute and deliver any additional instruments necessary to consummate the Merger and to fully carry out the purposes of the Merger Agreement.

Additionally, each of Brightcove, Guarantor and Parent will:

•	make all required filings under the HSR Act with respect to the Merger and the other Transactions contemplated by the Merger Agreement no later than December 9, 2024 and use reasonable best efforts to promptly secure the expiration or termination of any applicable waiting periods under the HSR Act;

•	make all required filings under the UK NSI with respect to the Merger and the other Transactions contemplated by the Merger Agreement no later than December 9, 2024;

•

promptly make all filings, and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable antitrust laws (to the extent required);

•

as promptly as reasonably practicable provide information as may reasonably be requested by the DOJ or the FTC under the HSR Act or by any other Governmental Authority under applicable antitrust laws in connection with the Merger and the other Transactions contemplated by the Merger Agreement, including any information required to be submitted to comply with a request for additional information in order to commence or end a statutory waiting period; and

•

use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Merger and the other Transactions contemplated by the Merger Agreement.

Parent and Guarantor will pay all filing fees under the HSR Act and other applicable antitrust laws, and Brightcove is not required to pay any fees or other payments to any governmental authority in connection with any filings under the HSR Act or such other filings as may be required under applicable antitrust laws, in connection with the Merger or the other Transactions contemplated by the Merger Agreement.

Transaction Litigation

Brightcove will as promptly as reasonably practicable (and in any event within forty-eight (48) hours of learning of any Transaction Litigation) notify Parent in writing of, and will give Parent a reasonable opportunity to participate in the defense and settlement of, any Transaction Litigation, including keeping Parent apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation and considering in good faith any comments or suggestions made by Parent with respect to such Transaction Litigation. Brightcove will not offer or enter into a settlement with respect to any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Guaranty

Guarantor provided a guaranty to the Company, the Surviving Corporation and their successors and assigns, with respect to the covenants, agreements and other obligations of Parent and Merger Sub, including the due, punctual and full payment and performance of Parent’s and Merger Sub’s (including their permitted designees’ and assigns’) obligations under the Merger Agreement when due (including, in connection with any breach of any of Parent’s and Merger Sub’s representations, warranties or covenants in the Merger Agreement), subject to any and all limitations on Parent’s and Merger Sub’s covenants, agreements and other obligations under the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement may only be validly terminated at any time prior to the Closing:

•	By mutual written agreement of Parent and Brightcove (notwithstanding the Stockholder Approval);

•	By either Brightcove or Parent, upon written notice:

○	if the Closing Date has not occurred on or before the End Date; provided, however, that (1) if the Closing has not occurred prior to the End Date and all of the closing conditions, other than

(x) conditions that Brightcove and Parent have mutually agreed to waive to the extent permitted by applicable law and (y) the condition relating to regulatory approvals or the condition relating to the absence of a law, order or injunction prohibiting the Merger (as it relates to any antitrust law), have been satisfied or are capable of being satisfied by the End Date, then the End Date will be automatically extended until November 24, 2025 and (2) the right to terminate the Merger Agreement by Parent or Brightcove if the Closing has not occurred on or before the End Date, will not be available to any party whose material breach of any provision of the Merger Agreement has been the cause of, or has resulted in, the failure of the Merger to be consummated by the End Date;

○

if any governmental authority of competent jurisdiction has issued a final and non-appealable order or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Transactions contemplated by the Merger Agreement (notwithstanding the Stockholder Approval); or

○	if the Stockholder Approval has not been obtained at the Special Meeting (or any adjournment or postponement thereof).

•	By Brightcove:

○

if there has been any breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub, in either case which (1) would cause any of the conditions to the obligations of Brightcove not to be satisfied and (2) such breach has not been cured prior to the earlier of the End Date or the 30th day following Brightcove’s delivery of written notice describing such breach to Parent; provided, however, Brightcove will not be entitled to terminate the Merger Agreement if Brightcove is in breach of its obligations under the Merger Agreement such that Brightcove is entitled to terminate the Merger Agreement for such breach;

○

at any time prior to receipt of the Stockholder Approval, in order for Brightcove to enter into a definitive agreement with respect to a Superior Proposal; provided, that prior to, or substantially concurrently with, such termination Brightcove pays the Company Termination Fee; or

•	By Parent:

○

if there has been any breach of any representation or warranty or failure to perform any covenant or agreement on the part of Brightcove which (1) would cause any of the conditions to the obligations of the Parent and Merger Sub not to be satisfied and (2) such breach has not been cured prior to the earlier of the End Date or the 30th day following Parent’s delivery of written notice describing such breach to Parent; provided, however, Parent will not be entitled to terminate the Merger Agreement if Parent is in breach of its obligations under the Merger Agreement such that Brightcove is entitled to terminate the Merger Agreement for such breach ; or

○	at any time prior to receipt of the Stockholder Approval, if the Brightcove Board or any committee thereof has effected an Adverse Recommendation Change.

Company Termination Fee

If the Merger Agreement is validly terminated in specified circumstances, Brightcove will be required to pay the termination fee of $7,860,000 (the “Company Termination Fee”).

Brightcove must pay the Company Termination Fee if:

•

the Merger Agreement is terminated by Parent at any time prior to receipt of the Stockholder Approval because (1) the Board or any committee thereof has effected an Adverse Recommendation Change or (2) Brightcove has committed a material breach of the provisions of the Merger Agreement relating to the Solicitation of Other Offers and Recommendation Changes as described above;

•

the Merger Agreement is terminated by Brightcove at any time prior to receipt of the Stockholder Approval in order for Brightcove to enter into a definitive agreement with respect to a Superior Proposal; or

•

the Merger Agreement is terminated (1) by either Parent or Brightcove because the Closing Date has not occurred on or before the End Date, (2) by either Parent or Brightcove because the Stockholder Approval has not been obtained at the Special Meeting by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting, or (3) by Parent because of a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Brightcove and (A) after the date of the Merger Agreement, an Acquisition Proposal is made to Brightcove or is otherwise publicly disclosed and, in each case, not withdrawn before (x) receipt of the Stockholder Approval in the case of (2) or (y) termination of the Merger Agreement in the case of (1) or (3) and (B) within nine months after the date of such termination, Brightcove enters into a definitive agreement in respect of such Acquisition Proposal, which Acquisition Proposal is subsequently consummated (provided that for purposes of this determination, each reference to “20% or more” or “80% or less” in the definition of Acquisition Proposal will be deemed to be references to “more than 50%” or “less than 50%,” respectively).

Brightcove will pay to Parent the Company Termination Fee (1) in the case of the first bullet, within three business days after such termination, (2) in the case of the second bullet, substantially concurrently with the termination (or no later than the next business day if such termination occurs on a day that is not a business day), and (3) in the case of the third bullet, substantially concurrently with the consummation of such Acquisition Proposal.

Specific Performance

The parties to the Merger Agreement are entitled, in addition to any remedy to which they are entitled under the Merger Agreement, to an injunction from a court of competent jurisdiction to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms of the Merger Agreement, without bond or other security being required.

Limitations of Liability

In the event that Parent will receive full payment of the Company Termination Fee, Brightcove will have no further liability, whether pursuant to a claim at law or in equity, to Parent, Merger Sub or any of their respective affiliates or any other person in connection with the Merger Agreement (and the termination hereof), the Transactions contemplated by the Merger Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub or any of their respective affiliates or any other person will be entitled to bring or maintain any proceeding against Brightcove or any of its subsidiaries or affiliates for damages or any equitable relief arising out of or in connection with the Merger Agreement (other than equitable relief to require payment of the Company Termination Fee), any of the Transactions contemplated by the Merger Agreement or any matters forming the basis for such termination.

Fees and Expenses

Except in certain specified circumstances, whether or not the Merger is completed, each of the parties to the Merger Agreement are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other Transactions contemplated by the Merger Agreement.

Amendment and Waiver

Any provision of the Merger Agreement may be may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of Brightcove’s stockholders, no such amendment or waiver will be made or given after the Stockholder Approvals that requires the approval of the stockholders of Brightcove under the DGCL unless the required further approval is obtained.

Governing Law

The Merger Agreement is governed by Delaware law.

PROPOSAL NO. 1: APPROVAL OF THE MERGER PROPOSAL

The Merger Proposal

We are asking Company Stockholders to approve a proposal to adopt the Merger Agreement, which we refer to as the “Merger Proposal.” For a detailed discussion of the terms and conditions of the Merger Agreement, see “The Merger Agreement” beginning on page 83 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully and in its entirety. See also “The Merger” beginning on page 34 of this proxy statement.

Vote Required

As described under “The Merger—Recommendation of the Brightcove Board of Directors and Reasons for the Merger” beginning on page 50 of this proxy statement, after considering various factors described in such section, the Board unanimously (1) determined that the Merger Agreement and the Transactions, are in the best interests of Brightcove and the holders of Company Shares, and declared it advisable to enter into the Merger Agreement, (2) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions contemplated thereby, including the Merger, and (3) recommends that you vote “FOR” the Merger Proposal.

Under Delaware law, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote thereon as of the Record Date. Each Company Share issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. If a stockholder signs and returns a proxy card and does not indicate how he, she or it wishes to vote on the Merger Proposal, such stockholder’s Company Shares will be voted in favor of the Merger Proposal.

Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL NO. 2: NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION

The Compensation Proposal

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Brightcove is providing its stockholders with a separate non-binding, advisory vote to approve certain compensation that may be paid or become payable to its named executive officers in connection with the Merger, as described in the table entitled “Quantification of Potential Payments and Benefits to Brightcove’s Named Executive Officers in Connection with the Merger” under “The Merger—Interests of the Directors and Executive Officers of Brightcove in the Merger.”

The Board unanimously recommends that the Company Stockholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Brightcove’s named executive officers in connection with the Merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section entitled “The Merger—Interests of the Directors and Executive Officers of Brightcove in the Merger—Quantification of Potential Payments and Benefits to Brightcove’s Named Executive Officers in Connection with the Merger,” including the footnotes to the table and the related narrative discussion, is hereby APPROVED.”

Vote Required

The Compensation Proposal is a vote separate and apart from the Merger Proposal. Accordingly, you may vote to approve and adopt the Merger Proposal and vote not to approve the Compensation Proposal and vice versa. Because the Compensation Proposal is advisory only, it will not be binding on any of Brightcove or Bending Spoons. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of Company Stockholders.

The above approval of the Compensation Proposal, on a non-binding, advisory basis, requires the affirmative vote of the holders of a majority of the votes properly cast for and against such matter at the Special Meeting. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have no effect on the outcome of the Compensation Proposal.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION PROPOSAL.

PROPOSAL NO. 3: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting, which we refer to as the “Adjournment Proposal.” If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting to solicit additional proxies in favor of the Merger Proposal, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Merger Proposal. In addition, the meeting may be adjourned under the Bylaws by (1) the presiding officer of the Special Meeting if a quorum is not present for the meeting or upon direction from our Board, or, (2) the holders of Company Shares representing a majority of the voting power present at the meeting, if a quorum is not present for the meeting.

Notwithstanding the foregoing, Brightcove’s right to adjourn or postpone the Special Meeting, and the number of times that Brightcove may adjourn or postpone the Special Meeting, and the duration of any such adjournment or postponement, is subject to the terms of the Merger Agreement.

If the Special Meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed. Brightcove does not intend to call a vote on the Adjournment Proposal if the Merger Proposal is approved at the Special Meeting.

The Board believes that it is in the best interests of Brightcove and our stockholders to be able to adjourn the Special Meeting if necessary or appropriate for the purpose of soliciting additional proxies in respect of the Merger Proposal if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.

Vote Required

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes properly cast for and against such matter at the Special Meeting. Each Company Share issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting. If a stockholder signs and returns a proxy card and does not indicate how he, she or it wishes to vote on the Adjournment Proposal, such stockholder’s Company Shares will be voted in favor of the Adjournment Proposal. If a Company Stockholder abstains from voting or fails to vote, it will have no effect on the Adjournment Proposal. Broker non-votes, if any, will have no effect on the Adjournment Proposal.

The vote on the Adjournment Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote against or abstain with respect to the Adjournment Proposal and vice versa.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MARKET PRICES AND DIVIDEND DATA

The Company Shares are listed on Nasdaq under the symbol “BCOV.”

As of [●], which is the Record Date for the Special Meeting, there were [●] Company Shares issued and outstanding, held by approximately [●] stockholders of record.

We have never declared or paid any cash dividends on the Company Shares, and we do not currently intend to pay, nor under the Merger Agreement may we pay without the prior written consent of Bending Spoons, any cash dividends on our capital stock. On November 22, 2024, the last trading day before we publicly announced the execution of the Merger Agreement, the high and low sale prices for the Company Shares as reported on Nasdaq were $3.19 and $3.01 per share, respectively. The closing price of the Company Shares on Nasdaq on November 22, 2024 was $3.19 per share.

On [●], the latest practicable trading day before the printing of this proxy statement, the closing price of the Company Shares on Nasdaq was $[●] per share. You are encouraged to obtain current market quotations for Company Shares.

Upon the consummation of the Merger, there will be no further market for Company Shares and, as promptly as practicable thereafter, the Company Shares will cease trading on and be delisted from Nasdaq and deregistered under the Exchange Act. As a result, following the Merger and such deregistration, we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth certain information known to us with respect to the beneficial ownership of the Company Shares on November 20, 2024, for:

•	each of our directors;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•

each person, or group of affiliated persons, who beneficially owned more than 5% of the Company Shares, as evidenced by filings with the SEC made on or before November 20, 2024, unless otherwise noted.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all Company Shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 45,179,141 Company Shares issued and outstanding as of November 20, 2024 (the “Capitalization Date,” as defined in the Merger Agreement), which does not reflect subsequent vesting events prior to the Record Date. Options to purchase shares of our common stock that are exercisable, and shares of our common stock that may be acquired upon the vesting of RSUs, in each case, within 60 days of November 20, 2024, are deemed to be beneficially owned by the persons holding these options or RSUs, as applicable, for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Brightcove Inc., 281 Summer Street, Boston, MA 02210.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
5% Stockholders
Edenbrook Capital, LLC(1)	6,679,710	14.8%
Beryl Capital Management LLC (2)	4,500,000	10.0%
Lynrock Lake LP (3)	4,307,745	9.5%
The Vanguard Group(4)	3,037,307	6.7%
Barclays PLC(5)	2,450,283	5.4%
Executive Officers and Directors
Marc DeBevoise(6)	808,962	1.8%
John Wagner	—	*
Robert Noreck(7)	260,322	*
David Plotkin(8)	264,296	*
Kristin Frank(9)	103,929	*
Gary Haroian(10)	141,355	*
Diane Hessan(11)	134,633	*
Scott Kurnit(12)	225,182	*
Tsedal Neeley(13)	80,859	*
Thomas E. Wheeler(14)	123,212	*
All current executive officers and directors as a group (10 persons)(15)	2,142,750	4.6%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)

Beneficial ownership is as of November 21, 2024, based solely on a Form 4 filed jointly on November 25, 2024 with the SEC by Edenbrook Capital, LLC (“Edenbrook”) and Jonathan Brolin and includes 6,679,710 shares of our common stock over which Edenbrook and Jonathan Brolin have shared voting power and shared dispositive power. Jonathan Brolin is the Managing Member of Edenbrook. The principal address of Edenbrook and Jonathan Brolin is 116 Radio Circle, Mount Kisco, NY 10549.

(2)

Beneficial ownership is as of November 25, 2024, based solely on a Schedule 13G filed jointly on December 3, 2024 with the SEC by Beryl Capital Management LLC (“Beryl”), Beryl Capital Management LP (“Beryl GP”), Beryl Capital Partners II LP (“Beryl Partnership”) and David A. Witkin (collectively, the “Filers”). Beryl, Beryl GP and Mr. Witkin have shared voting power and shared dispositive power with respect to 4,500,000 shares of our common stock, and Beryl Partnership has shared voting power and shared dispositive power with respect to 3,889,253 shares of our common stock. Beryl is the investment adviser to the funds and other accounts. Beryl is the general partner of Beryl GP, which is the general partner of one or more of the funds. Mr. Witkin is the control person of Beryl. Each Filer disclaims beneficial ownership of the Stock except to the extent of that person’s pecuniary interest therein. The principal address of each Filer is 225 Avenue I, Suite 205, Redondo Beach, CA 90277.

(3)

Beneficial ownership is as of December 31, 2023, based solely on a Schedule 13G/A filed jointly on February 14, 2024 with the SEC by Lynrock Lake LP (“Lynrock”), Lynrock Lake Partners LLC (“Lynrock Lake Partners”) and Cynthia Paul. As of December 31, 2023, Lynrock Lake Master Fund LP (“Lynrock Lake Master”) directly held 4,307,745 shares of our common stock. Lynrock is the investment manager of Lynrock Lake Master, and pursuant to an investment management agreement, Lynrock has been delegated full voting and investment power over our securities held by Lynrock Lake Master. Cynthia Paul, the chief investment officer of Lynrock and sole member of Lynrock Lake Partners, the general partner of Lynrock, may be deemed to exercise voting and investment power over our securities held by Lynrock Lake Master. The principal address of Lynrock, Lynrock Lake Partners and Cynthia Paul is 2 International Drive, Suite 130, Rye Brook, NY 10573.

(4)

Beneficial ownership is as of December 29, 2023, based solely on a Schedule 13G/A filed on February 13, 2024 with the SEC by The Vanguard Group (“Vanguard”) and includes 20,065 shares of our common stock over which Vanguard has shared voting power, 36,523 shares of our common stock over which Vanguard has shared dispositive power and 3,000,784 shares over which Vanguard has sole dispositive power. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Beneficial ownership is as of December 31, 2023, based solely on a Schedule 13G filed jointly on February 14, 2024 with the SEC by Barclays PLC (“Barclays”), Barclays Bank PLC (“Barclays Bank”) and Barclays Capital Inc. (“Barclays Capital”). As of December 31, 2023, Barclays directly held 2,450,283 shares of our common stock over which Barclays has sole voting power and sole dispositive power. As of December 31, 2023, Barclays Bank directly held 789,357 shares of our common stock over which Barclays Bank has sole voting power and sole dispositive power. As of December 31, 2023, Barclays Capital directly held 1,660,926 shares of our common stock over which Barclays Capital has sole voting power and sole dispositive power. The 2,450,283 shares of our common stock being reported on by Barclays, as a parent holding company, are owned, or may be deemed to be beneficially owned, by Barclays Bank, a non-US banking institution registered with the Financial Conduct Authority authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom. Barclays Bank is a wholly-owned subsidiary of Barclays, and Barclays Capital is a wholly-owned subsidiary of Barclays Bank. The principal address of Barclays and Barclays Bank is 1 Churchill Place, London, E14 5HP, England. The principal address of Barclays Capital is 745 Seventh Ave New York, NY 10019.

(6)

Consists of (a) 263,810 shares held by Mr. DeBevoise, (b) 253,485 shares issuable to Mr. DeBevoise upon the exercise of stock options exercisable within 60 days after November 20, 2024 and (c) 291,667 shares issuable to Mr. DeBevoise upon the vesting of restricted stock units on December 20, 2024, as described in the section of this proxy statement titled “The Merger—Interests of the Directors and Executive Officers of Brightcove in the Merger—Brightcove RSU Award Acceleration”.

(7)

Consists of (a) 138,288 shares held by Mr. Noreck and (b) 122,034 shares issuable to Mr. Noreck upon exercise of stock options exercisable within 60 days after November 20, 2024. Mr. Noreck resigned as our Chief Financial Officer effective May 31, 2024.

(8)	Consists of (a) 132,269 shares held by Mr. Plotkin and (b) 132,027 shares issuable to Mr. Plotkin upon exercise of stock options exercisable within 60 days after November 20, 2024.
(9)	Consists of (a) 71,311 shares held by Ms. Frank and (b) 32,618 shares issuable to Ms. Frank upon exercise of stock options exercisable within 60 days after November 20, 2024.
(10)	Consists of (a) 83,240 shares held by Mr. Haroian and (b) 58,115 shares issuable to Mr. Haroian upon exercise of stock options exercisable within 60 days after November 20, 2024.
(11)	Consists of (a) 87,261 shares held by Ms. Hessan and (b) 47,372 shares issuable to Ms. Hessan upon exercise of stock options exercisable within 60 days after November 20, 2024.
(12)	Consists of (a) 167,067 shares held by Mr. Kurnit and (b) 58,115 shares issuable to Mr. Kurnit upon exercise of stock options exercisable within 60 days after November 20, 2024.
(13)	Consists of (a) 62,027 shares held by Ms. Neeley and (b) 18,832 shares issuable to Ms. Neeley upon exercise of stock options exercisable within 60 days after November 20, 2024.
(14)	Consists of (a) 90,594 shares held by Mr. Wheeler and (b) 32,618 shares issuable to Mr. Wheeler upon exercise of stock options exercisable within 60 days after November 20, 2024.
(15)

See footnotes 6 through 14 above. Includes 755,216 shares issuable upon exercise of stock options exercisable within 60 days after November 20, 2024 and 291,667 shares issuable upon vesting of restricted stock units within 60 days after November 20, 2024.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is consummated, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the Merger is not consummated, our stockholders will continue to be entitled to attend and participate in meetings of our stockholders.

We intend to hold an annual meeting of stockholders in 2025 only if the Merger is not consummated.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our Bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Corporate Secretary at 281 Summer Street, Boston, MA 02210, not later than the close of business 90 days, or February 7, 2025 for our 2025 annual meeting of stockholders, nor earlier than the close of business 120 days, or January 8, 2025 for our 2025 annual meeting of stockholders, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the Bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected, such information as we might reasonably require to determine the eligibility of the nominee to serve as a director, and certain information related to the nominating stockholder. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2025 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must have received such proposals no later than November 29, 2024. Such proposals must be delivered to our Corporate Secretary, c/o Brightcove Inc., 281 Summer Street, Boston, MA 02210. We also encourage you to submit any such proposals via email to general_counsel@brightcove.com. To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 7, 2025 and no earlier than January 8, 2025.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our business and financial condition and are incorporated by reference into this proxy statement. Statements contained in this proxy statement, or in any document incorporated by reference into this proxy statement, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

The following Brightcove filings with the SEC are incorporated by reference (in each case excluding any information furnished and not filed):

•	Brightcove’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 22, 2024;

•

Brightcove’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 8, 2024, the quarter ended June 30, 2024, filed with the SEC on August 8, 2024, and the quarter ended September 30, 2024, filed with the SEC on November 12, 2024;

•	Brightcove’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 29, 2024; and

•	Brightcove’s Current Reports on Form 8-K filed with the SEC on February 22, 2024, April 10, 2024, May 9, 2024 and November 25, 2024.

We also incorporate by reference into this proxy statement any documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement (in each case excluding any information furnished and not filed). Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

Stockholders may obtain free copies of the documents filed with the SEC by Brightcove through the SEC’s website, www.sec.gov, or through the “Investors” section of our website, investor.brightcove.com, and the “SEC Filings” section therein. The information included on our website is not incorporated by reference into this proxy statement.

You may obtain any of the documents incorporated by reference into this proxy statement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents, without charge, by requesting them in writing or by telephone from us at the following address:

Brightcove Inc.

281 Summer Street

Boston, Massachusetts 02210

Attention: Corporate Secretary

Call: (888) 882-1880

If you would like to request documents from us, please do so by [●], 2025, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail or another equally prompt method, within one business day after we receive your request.

MISCELLANEOUS

Brightcove has supplied all information relating to Brightcove, and Bending Spoons has supplied, and Brightcove has not independently verified, all of the information relating to Bending Spoons and Merger Sub contained in “Summary—The Companies” beginning on page 12 of this proxy statement and “The Companies” beginning on page 26 of this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference into this proxy statement to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

BRIGHTCOVE INC.,

BENDING SPOONS US INC.,

BLOSSOM MERGER SUB INC.

and (solely for the purposes of Section 6.11, Section 6.13 and Section 9.15)

BENDING SPOONS S.P.A.

November 24, 2024

A-i

A-ii

Exhibit A – Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit B – Form of By-laws of the Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated November 24, 2024, is entered into by and among Brightcove Inc., a Delaware corporation (the “Company”), Bending Spoons US Inc., a Delaware corporation (“Parent”), Bending Spoons S.p.A., an Italian societá per azioni (solely for the purposes of Section 6.11, Section 6.13 and Section 9.15) (“Guarantor”), and Blossom Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Stockholder Meeting;

WHEREAS, the board of directors of Parent has unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole stockholder of Merger Sub; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing confidentiality and use terms not materially less restrictive in the aggregate to the counterparty thereto than the confidentiality and use terms of the Confidentiality Agreement (it being agreed that such confidentiality agreement need not prohibit the making, or amendment, of any Acquisition Proposal); provided, however, that such confidentiality agreement shall contain provisions that permit the Company to comply with the provisions of Article 6. For the avoidance of doubt, a confidentiality agreement previously entered into with the Company relating to a potential acquisition of, or business combination with, the Company may qualify as an Acceptable Confidentiality Agreement so long as (i) such confidentiality agreement’s confidentiality and use terms are not materially less restrictive in the aggregate to the counterparty thereto than the confidentiality and use terms of the Confidentiality Agreement and

(ii) such confidentiality agreement contains (or is amended by the Company and the counterparty thereto to contain) terms that permit the Company to comply with the terms of Article 6.

“Acquisition Proposal” means any bona fide written offer or proposal from any Third Party for (i) any acquisition or purchase by such Third Party, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of outstanding voting or equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving such Third Party and the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iv) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving such Third Party and the Company, pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration” means the sum of the aggregate per share Merger Consideration, plus the aggregate Option Payments, plus the aggregate RSU Payments.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. laws relating to the prevention of corruption and bribery (including laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Official, commercial entity, or any other Person to obtain an improper business advantage), including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and all applicable national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914 and all other applicable federal, state, local or foreign antitrust, competition, premerger notification, trade regulation or foreign investment laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, multinational, national, federal, state, provincial, municipal, foreign or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, or other similar requirement or restriction enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon and applicable to such Person, including any Order.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, Massachusetts or Milan, Italy are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2024 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2024.

“Company Balance Sheet Date” means September 30, 2024.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company and delivered to Parent and Merger Sub prior to or simultaneously with the execution of this Agreement.

“Company Employee Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) each employment, severance or change in control contract, plan, arrangement, or policy and (iii) each other plan, policy, practice, agreement or arrangement providing for compensation (including variable cash compensation and commissions) or benefits, including bonuses, profit-sharing, stock options or other stock-related rights or other forms of incentive or deferred compensation, health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits, and post-employment or retirement benefits (including compensation, pension, health, medical, or life insurance benefits), in each case of clauses (i) through (iii), that is maintained, administered or contributed to by the Company or any Subsidiary of the Company or which respect to which the Company or any Subsidiary is a party or otherwise has any liability but excluding, in each case, those sponsored or maintained by a Governmental Authority.

“Company Equity Awards” means the Company Stock Options and the Company RSU Awards.

“Company Financial Advisor” means Lazard Frères & Co. LLC (“Lazard”) or another independent financial advisor of nationally recognized reputation.

“Company Material Adverse Effect” means any change, event, occurrence, effect, condition or development (i) that has had or reasonably would be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) that prevents or materially delays the Company from consummating the Merger; provided, however, that none of the following (alone or in combination) shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(a) the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the Merger or the other transactions contemplated by this Agreement (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, investors, contractors, lenders, customers, technology and other partners, suppliers, vendors, Governmental Authorities or other Third Parties related thereto), except that this clause (a) shall not apply to representations and warranties that specifically address the consequences of the entry into this Agreement or the consummation of the Merger, including Section 4.04;

(b) the identity of Parent or any of its Affiliates as the acquiror of the Company, or any facts or circumstances concerning Parent or any of its Affiliates, including any communication by any of them regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees;

(c) general business, economic or political conditions, or the capital, credit, banking, debt, financial or currency markets, in the United States or elsewhere in the world, or changes therein, including changes in interest or exchange rates or any suspension of trading in securities on any securities exchange or other market;

(d) general conditions in any industry in which the Company and its Subsidiaries operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world, or changes therein;

(e) any changes or proposed changes in GAAP or other accounting standards (or the enforcement or interpretation thereof);

(f) any changes or proposed changes in Applicable Law (or the enforcement or interpretation thereof), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or the enforcement or interpretation thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby;

(g) the taking of any action at the express written consent of Parent or Merger Sub, or the taking of any action, or failure to take any action, by Parent, Merger Sub or any of their Affiliates;

(h) any Transaction Litigation or any demand or Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;

(i) any outbreak, continuation or escalation of acts of terrorism, hostilities, sabotage, cyberattacks or war, hurricanes, volcanoes, tornados, floods, earthquakes, tsunamis, mudslides, weather-related events, epidemics, pandemics (including COVID-19), plagues, other outbreaks of illness or public health events, fires or natural or man-made disaster or act of God, including any worsening of such conditions existing as of the date hereof; or

(j) any failure by the Company to meet, or changes to, internal or analysts’ estimates, projections, expectations, budgets or forecasts of operating statistics, revenue, earnings, cash flow or any other financial or performance measures (whether made by the Company or any Third Parties), any change in the Company’s credit ratings, or any change in the price or trading volume of shares of the Company Common Stock (it being understood that the underlying causes of such failures or changes in this clause (j) may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such underlying cause would otherwise be excepted by this definition);

provided that in the case of clauses (c), (d), (e), (f) and (i), such effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Return” means any Tax Return of the Company or any of its Subsidiaries.

“Company RSU Award” means each restricted stock unit award with respect to Company Common Stock, whether subject to time or performance vesting conditions, outstanding under any Company Stock Plan or otherwise.

“Company Stock Option” means each option to purchase shares of Company Common Stock outstanding under any Company Stock Plan or otherwise.

“Company Stock Plans” means the Company’s 2022 Inducement Plan, 2021 Stock Incentive Plan, as amended, and the 2012 Stock Incentive Plan, as amended.

“Company Termination Fee” means an amount equal to $7,860,000.

“Contract” means any binding contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind, written or oral.

“COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease, and any further epidemics or pandemics arising therefrom.

“Environmental Law” means any Applicable Law concerning pollution or protection of the natural environment, including any such Applicable Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of any Hazardous Substance.

“Environmental Permits” means any Governmental Authorizations issued under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any international, foreign, federal, national, multi-national, state, provincial, municipal or local government or regulatory commission and any department, authority, agency, board, branch, bureau, division, court, arbitrator, or judicial, arbitral, regulatory, self-regulatory, or administrative body, tribunal, or other political subdivision or instrumentality thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or trans-governmental or supranational entity or authority), minister or instrumentality (including any court, tribunal or arbitral body) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Governmental Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority; (ii) any political party or party official or candidate for political office; or (iii) any official, officer, employee, or representative of a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority.

“Hazardous Substance” means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing product, asbestos-containing material or polychlorinated biphenyl, as listed or regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-the-Money Company Stock Option” means any Company Stock Option (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the Effective Time and that has a per share exercise price that is less than the Merger Consideration.

“Indebtedness” means, as to the Company and its Subsidiaries, without duplication, all (i) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (ii) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes or debentures, (iii) indebtedness of the Company and its Subsidiaries evidenced by letters of credit to the extent drawn and not cash collateralized, (iv) obligations of the Company or any of its Subsidiaries under leases required to be capitalized under GAAP (but excluding the effects of Financial Accounting Standards Board Accounting Standard Codification 842), (v) obligations of the Company or any of its Subsidiaries in respect of interest rate and currency obligation swaps and hedging arrangements, in each case, calculated as if the applicable swap or hedging arrangement was terminated at the Effective Time and (vi) obligations of the Company or any of its Subsidiaries to guarantee the types of payment obligations set forth in clauses (i) through (iii) above on behalf of any Person other than the Company or its Subsidiaries; provided that, notwithstanding the foregoing or anything else to the contrary in this Agreement and for clarification, Indebtedness shall not include (A) any letters of credit to the extent not drawn (or otherwise cash collateralized), (B) surety bonds, performance bonds or other bonds to the extent not drawn (or otherwise cash collateralized), (C) any intercompany indebtedness among the Company and its Subsidiaries (including between Subsidiaries), (D) deferred rent arising from free rental periods at the beginning of any lease, (E) any prepaid amounts, customer deposits or deferred revenue, (F) trade payables or other current liabilities in the ordinary course of business, (G) obligations under operating leases, (H) any fees, costs and expenses to the extent incurred by or at the written direction of Parent or Merger Sub relating to Parent’s, Merger Sub’s or any of their respective Affiliates’ financing for the transactions contemplated by this Agreement or any other liabilities or obligations incurred by Parent, Merger Sub or any of their respective Affiliates in connection with the transactions contemplated by this Agreement or otherwise, (I) short-term deferred revenues, or (J) any Taxes.

“Knowledge of the Company” means the actual knowledge, after reasonably inquiry, of each of the individuals identified in Section 1.01(a) of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance restriction in respect of such property or asset.

“Made Available” or “made available” means that such information, document or material was: (i) publicly available on the SEC EDGAR database prior to 5:00 pm Eastern Time on the day prior to the execution of this Agreement; (ii) delivered to Parent or Parent’s Representatives via electronic mail, in hard copy form or via ShareFile or similar service prior to 5:00 pm Eastern Time on the day prior to the execution of this Agreement; or (iii) made available for review by Parent or Parent’s Representatives prior to 5:00 pm Eastern Time on the day prior to the execution of this Agreement in the virtual data room maintained by or on behalf of the Company in connection with the transactions contemplated by this Agreement.

“Nasdaq” means the Nasdaq Global Market.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, consent decree, writ, stipulation, determination, assessment, fee, fine, citation, arbitration decision or award, other agreement with, ruling or other similar requirement enacted, adopted, promulgated, imposed or applied by a Governmental Authority that is binding upon or applicable to such Person or its property.

“Out-of-the-Money Company Stock Option” means any Company Stock Option (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the Effective Time and that has a per share exercise price equal to or greater than the Merger Consideration.

“Parent Material Adverse Effect” means any change, event, occurrence, effect, condition or development that, individually or in the aggregate, would reasonably be expected to prevent or materially delay Parent, Guarantor or Merger Sub from consummating the Merger.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes, assessments, utilities or other governmental charges or levies that are (A) not yet due and payable (or are due and payable without penalty) or (B) being contested in good faith and for which adequate reserves have been established and maintained in accordance with GAAP, (iii) the interests of lessors and sublessors of any leased properties and other statutory Liens in favor of lessors and sublessors, (iv) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, (v) requirements and restrictions of zoning, building and other laws which are not violated by the current use or occupancy of such property, (vi) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension programs and similar obligations, (vii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business for amounts that are (A) not yet due and payable (or are due and payable without penalty) and which shall be paid in full and released at or prior to the Closing or (B) being contested in good faith and for which adequate reserves have been established and maintained in accordance with GAAP, (viii) nonexclusive licenses and sublicenses of Intellectual Property granted in the ordinary course of business, (ix) Liens pursuant to the SVB Loan, subject to Section 6.19, (x) Liens that do not materially adversely affect the use of or impair the value of the asset or property subject to such Liens, (xi) any Liens that would be discharged or released at or prior to the Closing, and (xii) any Lien securing capital lease obligations or purchase money debt.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority or other government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means information that relates to or is capable, directly or indirectly, of being used to identify, describe, contact or locate, a natural Person and/or is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Privacy Law.

“Privacy Laws” means all laws, rules, and binding guidelines or standards, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to privacy, data security, the Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, the Processing and security of payment card information, wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message, or telephone communications.

“Proceeding” means any suit, claim, complaint, charge, action, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority.

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such Personal Information, and/or is considered “processing” by any Applicable Law.

“Representatives” means, with respect to any Person, the directors, officers, employees, advisors, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting solely in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Information and/or confidential information; (ii) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through the Company’s IT Systems that jeopardizes or impacts the confidentiality, integrity, or availability of the Company’s IT Systems or any Personal Information or confidential information stored or otherwise Processed therein; or (iii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any Applicable Law.

“Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal that the Company Board determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the Acquisition Proposal and the Third Party making the Acquisition Proposal, would, if consummated, result in a transaction that is more favorable to the Company’s stockholders than the Merger from a financial point of view (including any revisions to the terms of this Agreement proposed by Parent in writing prior to the time of such determination); provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20% or more” or “less than 80%” shall be deemed to be references to “more than 50%” or “less than 50%”, respectively.

“Tax” means any and all taxes of any kind or other like governmental assessment or charge (including net income, gross income, gross receipts, profit, severance, property, escheat or unclaimed property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, value-added, goods and services, social security (or similar, including FICA), alternative or add-on minimum, amount payable as a result of a “pass-through entity tax” or “flow-through entity tax” election or any other tax, custom, duty, levy, tariff, governmental fee or other like assessment or charge in the nature of a tax), together with any interest, penalty, addition to tax or additional amount with respect thereto.

“Tax Return” means any report, return, document, declaration or other information required to be filed with or supplied to a Taxing Authority, including information returns, any document accompanying payments of estimated Taxes and any amendments or schedules or attachments thereto.

“Taxing Authority” means any Governmental Authority having jurisdiction with respect to (or otherwise responsible for the imposition of) any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Transaction Litigation” means any claim, demand or Proceeding (including any class action or derivative litigation) asserted, commenced or threatened by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger or any related transaction (including any such claim, demand or Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury and the Internal Revenue Service.

“Willful and Material Breach” means a material breach that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such act, or the failure to cure such breach, would cause or constitute such material breach.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Capitalization Date	4.05(a)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Closing	2.01
Company	Preamble
Company Board	Recitals
Company Common Stock	4.05(a)
Company Intellectual Property	4.20(k)(i)
Company Leased Real Property	4.21(b)
Company Preferred Stock	4.05(a)
Company Proprietary Software	4.20(k)(ii)
Company Real Property Leases	4.21(b)
Company Recommendation	4.02(b)
Company Registered Intellectual Property	4.20(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Subsidiary Securities	4.06(a)
Confidential Information	4.20(f)
Confidentiality Agreement	6.16
Continuing Employee	6.07(a)
Copyrights	4.20(k)(iii)(C)
Current Premium	6.10(a)
Data Partners	4.22(a)
Debt Payoff Letter	6.19
Delaware Courts	9.07
DGCL	Recitals
Divestiture Action	6.11(d)
DOJ	6.11(b)
DPA	4.12(c)
Effective Time	2.02(b)
End Date	8.01(b)
FTC	6.11(b)
Guaranteed Obligations	9.15(a)
Guaranty	9.15(a)
Indemnified Party	6.10(b)

Term	Section
Indemnified Party Proceeding	6.10(b)
Intellectual Property	4.20(k)(iii)
Intervening Event	6.03(b)(i)
IT Systems	4.20(i)
Labor Agreement	4.17(d)
Lazard	1.01(a)
Malicious Code	4.20(j)
Marks	4.20(k)(iii)(B)
Material Contract	4.14(b)
Merger	Recitals
Merger Consideration	2.03(a)
Merger Sub	Preamble
Non-US Plan	4.16(f)
Notice of Intervening Event	6.03(b)(iii)(A)
Notice of Superior Proposal	6.03(b)(ii)(A)
Open Source Software	4.20(k)(iv)
Option Payments	2.06(a)
Parent	Preamble
Parent Welfare Plan	6.07(c)
Patents	4.20(k)(iii)(A)
Payment Agent	2.04(a)
Payment Fund	2.04(a)
Privacy Policy	4.22(a)
Privacy Requirements	4.22(a)
Proxy Statement	6.04(b)
RSU Payments	2.06(b)
Software	4.20(k)(v)
Software Product	4.20(k)(vi)
Solvent	5.09(b)
Stockholder Approval	4.02(c)
Stockholder Meeting	6.04(a)
Surviving Corporation	2.02(c)
SVB Loan	6.19
Third-Party Rights	4.20(c)
Trade Secrets	4.20(k)(iii)(D)
Union	4.17(d)
Voting Agreement	Recitals
WARN Act	4.17(g)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to “executive officer” shall refer to such term as defined in Rule 3b-7 under the Exchange Act. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended from time to time. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, such date. Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP.

ARTICLE 2

THE MERGER

Section 2.01 The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing will take place by electronic exchange of documents.

Section 2.02 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL.

(b) The Merger shall become effective on such date and at such time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such other time and date as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).

(c) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

Section 2.03 Conversion of Shares. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Guarantor, Merger Sub, the Company or the holders of any capital stock of Parent, Merger Sub or the Company:

(a) except as otherwise provided in Section 2.03(b) or Section 2.05, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive $4.45 in cash without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Agreement;

(b) each share of Company Common Stock held in the treasury of the Company and any shares of Company Common Stock owned by Guarantor, Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(c) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”) for the purpose of exchanging for the Merger Consideration certificates representing shares of Company Common Stock (the “Certificates”); provided, however, that any references herein to “Certificates” are deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock. Prior to or concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Payment Agent the aggregate per share Merger Consideration (the “Payment Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of the Merger Consideration, Parent shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. The Payment Fund shall be invested by the Payment Agent as directed by Parent; provided that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article 2 or affect the amount of Merger Consideration payable hereunder, and following any losses Parent shall promptly provide additional funds to the Payment Agent in the amount of any such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days, or guaranteed by, and backed by the full faith and credit of, the United States. Any and all interest or other amounts earned with respect to such funds shall become part of the Payment Fund. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Payment Agent, in connection with the exchange of shares of Company Common Stock and the payment of the Merger Consideration in respect of such shares of Company Common Stock.

(b) Promptly after the Effective Time, and in any event no later than five (5) Business Days after the Effective Time, Parent shall send, or shall cause the Payment Agent to send, to each record holder of shares of Company Common Stock at the Effective Time whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.03(a) a letter of transmittal and instructions in forms reasonably satisfactory to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates (or affidavits of loss in lieu of the Certificates pursuant to Section 2.04(e)) to the Payment Agent for use in such exchange). Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by a Certificate, as promptly as reasonably practicable, upon (i) surrender to the Payment Agent of a Certificate, together with a duly completed and validly executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of shares of Company Common Stock, and, in each case, delivery to the Payment Agent of such other documents as may reasonably be requested by the Payment Agent. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Payment Agent any transfer Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Payment Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this Article 2.

(e) If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Payment Agent, including, if necessary, the posting by such Person of a bond, in such customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Payment Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

(f) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration.

Section 2.05 Dissenting Shares. Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing, who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL, following which such shares shall automatically be canceled and shall cease to exist; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such share. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in, direct and control all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06 Company Equity Awards.

(a) Immediately prior to the Effective Time, without any action on the part of the holders thereof, each In-the-Money Company Stock Option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the Effective Time, shall be automatically canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option, by

(ii) the aggregate number of shares of Company Common Stock underlying such Company Stock Option immediately prior to the Effective Time (such product, the “Option Payments”). From and after the Effective Time, the holder of any canceled In-the-Money Company Stock Option shall be entitled to receive only the Option Payment in respect of such canceled In-the-Money Company Stock Option. Prior to the Effective Time, to the extent such amounts are not otherwise expected to be paid out of cash-on-hand of the Company, Parent shall deposit, or cause to be deposited, funds sufficient to pay the aggregate Option Payments to an account identified by the Company prior to the Effective Time. The Option Payments described in this Section 2.06(a) shall be made by the Surviving Corporation as promptly as practicable, and in any event no later than the first regular payroll date that is at least five (5) Business Days after the Effective Time, without interest. All payments provided pursuant to this Section 2.06(a) shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.08. Immediately prior to the Effective Time, each Out-of-the-Money Company Stock Option shall be automatically canceled without payment of any consideration.

(b) Immediately prior to the Effective Time, without any action on the part of the holders thereof, each outstanding Company RSU Award, whether or not vested, shall be canceled and extinguished and, in exchange therefor, each former holder of any such Company RSU Award shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the aggregate number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time (such product, the “RSU Payments”); provided, however, that with respect to any Company RSU Award that includes performance-based vesting conditions, the holder thereof shall be entitled to RSU Payments only to the extent the Company RSU Award becomes vested in accordance with its terms at or prior to the Effective Time. From and after the Effective Time, the holder of any canceled Company RSU Award shall be entitled to receive only the RSU Payment in respect of such canceled Company RSU Award. Prior to the Effective Time, to the extent such amounts are not otherwise expected to be paid out of cash-on-hand of the Company, Parent shall deposit, or shall cause to be deposited, funds sufficient to pay the aggregate RSU Payments to an account identified by the Company prior to the Effective Time. The RSU Payments described in this Section 2.06(b) shall be made by the Surviving Corporation as promptly as practicable, and in any event no later than the first regular payroll date that is at least five (5) Business Days after the Effective Time, without interest; provided that such payment shall be made at such other time or times following the Effective Time consistent with the terms of the Company RSU Award to the extent necessary to preserve the income tax treatment of such Company RSU Award. All payments provided pursuant to this Section 2.06(b) shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.08. For the avoidance of doubt, any Company RSU Award (or portion thereof) that is forfeited in accordance with its terms because the applicable performance condition is not satisfied at or prior to the Effective Time shall be automatically canceled as of the Effective Time without payment of any consideration.

(c) As soon as reasonably practicable following the date hereof and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions and take all other actions that are necessary for the treatment of the Company Equity Awards pursuant to this Section 2.06.

Section 2.07 Adjustments. If, during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted; provided, however, that nothing in this Section 2.07 shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

Section 2.08 Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law or under any agreement between the Company and the Person entitled to such payment. To the extent that amounts are so deducted and withheld and are paid to the applicable Taxing Authority by Parent, Merger Sub, the Surviving Corporation or the Payment Agent, as the case may be, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation or the Payment Agent, as the case may be, made such deduction and withholding. Prior to Parent, Merger Sub, the Surviving Corporation or the Payment Agent, as applicable, making any deduction or withholding determined to be required under applicable Tax law (other than any such deduction or withholding required in respect of compensatory payments), the parties hereto shall cooperate in good faith to eliminate or reduce any such deduction or withholding to the extent permitted under Applicable Law (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth in Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 6.10, amended in accordance with Applicable Law.

Section 3.02 By-laws. The Company Board will take such actions as are reasonably necessary to cause the by-laws of the Company to be amended and restated at the Effective Time to read in their entirety as set forth in Exhibit B, and as so amended and restated shall be the by-laws of the Surviving Corporation until, subject to Section 6.10, amended in accordance with Applicable Law.

Section 3.03 Directors and Officers. Parent and the Company will take such actions as are reasonably necessary such that, from and after the Effective Time, until the earlier of their death, resignation, removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents (other than information that is contained (i) in the risk factors sections of such Company SEC Documents, except to the extent such information consists solely of factual and/or historical statements, and (ii) in any forward-looking statements in such Company SEC Documents that are of a nature that they speculate about future developments) or (b) as set forth in the Company Disclosure Schedule (it being agreed that disclosure of any item in any Section or Subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other Section or Subsection of the Company Disclosure Schedule to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has Made Available to Parent complete and correct copies of the certificate of incorporation and by-laws of the Company as currently in effect.

Section 4.02 Corporate Authorization.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) The Company Board at a duly held meeting has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”), which Company Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof, and directed that such matter be submitted for consideration of the stockholders of the Company at the Stockholder Meeting.

(c) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Stockholder Approval”) is the only vote of holders of securities of the Company that is required to approve this Agreement and consummate the transactions contemplated hereby, including the Merger.

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any other applicable Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, or the rules or regulations of Nasdaq, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both): (i) result in any violation or breach of any provision of the certificate of incorporation or by-laws of the Company; (ii) assuming compliance with the matters referred to in Section 4.03 and that the Stockholder Approval is obtained, result in a violation or breach of any provision of any Applicable Law, Order or Privacy Requirement; (iii) require any consent or approval under, violate, result in any breach of or default under, result in the acceleration of any obligation under, or result in termination or give to others any right of termination of, any Material Contract or Governmental Authorizations; or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock of the Company, par value $0.001 per share (the “Company Common Stock”), and (ii) 5,000,000 shares of undesignated preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on November 20, 2024 (the “Capitalization Date”): (A) 45,179,141 shares of Company Common Stock were issued and outstanding; (B) an aggregate of 1,904,276 shares of Company Common Stock were subject to outstanding Company Stock Options; (C) an aggregate of 7,579,892 shares of Company Common Stock were subject to outstanding Company RSU Awards (including 500,000 shares of Company Common Stock subject to performance-based vesting conditions); (D) an aggregate of 135,000 shares of Company Common Stock were held in the treasury of the Company; and (E) zero shares of Company Preferred Stock were issued and outstanding.

(b) Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, a complete and correct list of (i) each outstanding Company Stock Option, including the number of shares of Company Common Stock subject to such Company Stock Option, the Company Stock Plan under which such Company Stock Option was issued, the name of the holder, the grant date, the vesting schedule, and the exercise price per share and (ii) each outstanding Company RSU Award, the Company Stock Plan under which such Company RSU Award was issued, the number of shares of Company Common Stock subject to such Company RSU Awards, the name of the holder, the grant date, and the vesting schedule (including information on performance-vesting conditions). No Company RSU Awards that are subject to performance-based vesting conditions will vest in connection with the Merger based on the Merger Consideration. All Company RSU Awards and Company Stock Options were issued under Company Stock Plans, and no awards other than Company RSU Awards and Company Stock Options are outstanding under any Company Stock Plan.

(c) Except as set forth in this Section 4.05 and for changes since the Capitalization Date resulting from the exercise or settlement of Company Equity Awards outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) with respect to the Company being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any of its Subsidiaries. There are no outstanding obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. No Subsidiary of the Company owns any Company Securities.

(d) All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Equity Award will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable, and free of preemptive rights.

(e) Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.11, no “business combination,” “control share,” “fair price,” “moratorium” or other anti-takeover law, including Section 203 of the DGCL, or anti-takeover provision in the organizational documents of the Company or any of its Subsidiaries applies or will apply with respect to this Agreement or the transactions contemplated hereby. The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar law are not applicable to this Agreement and the transactions hereby, including the Merger. The Company is not party to and does not have in force any stockholder rights agreement or “poison pill” or similar anti-takeover agreement or plan.

Section 4.06 Subsidiaries.

(a) Section 4.06(a) of the Company Disclosure Schedule sets forth a complete and correct list of each of the Company’s Subsidiaries and the authorized, issued and outstanding interests of each such Subsidiary. All of the issued and outstanding equity interests of each of the Company’s Subsidiaries are fully paid, non-assessable, free of preemptive rights and are owned by the Company, directly or through its Subsidiaries, free and clear of any Liens, other than Permitted Liens. Except for securities held by the Company in connection with its ordinary course treasury investment activities, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interest in, any other Person. Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, there are no outstanding (i) shares of capital stock or voting securities of any of the Company’s Subsidiaries, (ii) securities of any of the Company’s Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any of the Company’s Subsidiaries, (iii) options, warrants or other rights or arrangements to acquire from any of the Company’s Subsidiaries, or other obligations or commitments of any of the Company’s Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, any of the Company’s Subsidiaries or (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any of the Company’s Subsidiaries (the items in clauses (i)-(iv) with respect to any of the Company’s Subsidiaries being referred to collectively as the “Company Subsidiary Securities”).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Subsidiary of the Company: (i) is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted and (ii) is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both) result in any violation or breach of any provision of the certificate of incorporation or by-laws of any of the Company’s Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has Made Available to Parent complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2022 and December 31, 2023, (ii) its proxy or information statements relating to meetings of the stockholders of the Company since December 31, 2023 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2023 (the documents referred to in this Section 4.07(a), together with all amendments thereto, are collectively referred to as the “Company SEC Documents”).

(b) Since December 31, 2022, the Company has filed with the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed by the Company at or prior to the time so required. No Subsidiary of the Company is required to file any report, statement, schedule, form or other document with the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), no Company SEC Document filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) As of the date hereof, (i) there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f) Each required form, report and document containing financial statements that has been filed with the SEC by the Company since December 31, 2022 was accompanied by the certifications required to be filed by the Company’s principal executive officer and principal financial officer, as applicable, pursuant to the Sarbanes-Oxley Act and, at the time of filing of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. To the Knowledge of the Company, neither the Company, nor any current or former executive officer of the Company, has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date hereof.

Section 4.08 Financial Statements; Internal Controls.

(a) The consolidated financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of certain information and footnotes), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods presented therein (subject to normal recurring adjustments in the case of any unaudited interim financial statements).

(b) The Company’s system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and that (i) records are maintained in a manner that in reasonable detail accurately and fairly reflects the transactions and dispositions of the Company’s assets, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) receipts and expenditures are being made only in accordance with authorizations of the Company’s management and directors, and (iv) any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be prevented or detected in a timely manner. There were no material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness, identified in the management of the Company’s assessment of internal controls as of and for the year ended December 31, 2022 (nor has any such material weakness been identified since such date through the date hereof).

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that (i) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) such information is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

Section 4.09 Absence of Certain Changes. Since December 31, 2023 (except in connection with the transactions contemplated by this Agreement), (a) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice, (b) there has not been any event, change, occurrence, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a material breach of clauses (i), (ii), (vii), (x) or (xvi) of Section 6.01(b).

Section 4.10 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities or obligations disclosed or provided for in the Company SEC Documents; (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; (c) liabilities or obligations arising under Contracts to which the Company or any of its Subsidiaries is a party; (d) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement (including the Merger); and (e) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) there is no Proceeding pending against or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any of their respective properties, assets, products or services, or any Person whose liability or obligation the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law and (b) none of the Company or any of its Subsidiaries, or any of their respective properties, assets, products or services, or any Person whose liability or obligation the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, is subject to any outstanding Order. As of the date hereof, there is no pending Proceeding or outstanding Order that challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation, of the Merger.

Section 4.12 Compliance with Applicable Law.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and, since December 31, 2022, has been, in compliance with all Applicable Laws. Neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice since December 31, 2022 that remains unresolved (i) of any administrative, civil or criminal investigation or material audit by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries is not in compliance with any Applicable Law, except for such notices described in clauses (i) and (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has in effect all Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted and (ii) there have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancelation of, any such Governmental Authorizations.

(c) Neither the Company nor any of its Subsidiaries: (i) produces, designs, tests, manufactures, fabricates or develops one (1) or more “critical technologies,” within the meaning of such term in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (ii) performs any of the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure,” within the meaning of such term in the DPA; or (iii) maintains or collects, directly or indirectly, “sensitive personal data,” within the meaning of such term in the DPA, of U.S. citizens.

Section 4.13 Certain Business Practices.

(a) Since December 31, 2019, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries, nor any of the Company’s or the Subsidiaries’ respective officers, directors, or employees, and to the Knowledge of the Company, none of their other Representatives on their behalf, has, directly or indirectly: (i) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value to any employee or official of any Governmental Authority or any other Person in violation of any Anti-Corruption Laws or (ii) otherwise taken any action that would constitute a violation of any Anti-Corruption Laws.

(b) Since December 31, 2019, none of the Company nor any of its Subsidiaries, nor any of the Company’s or the Subsidiaries’ respective officers, directors, or employees has: (i) received from any Governmental Authority any written or, to the Knowledge of the Company, unwritten notice, inquiry, or allegation; (ii) entered into any settlement, memorandum of understanding or similar with a Governmental Authority; (iii) made any voluntary or involuntary disclosure to a Governmental Authority; (iv) received any whistleblower reports; or (v) conducted any internal investigation or audit, in each case (i)-(v) concerning any actual, potential or alleged violation or wrongdoing related to any applicable Anti-Corruption Laws.

(c) Since December 31, 2019, the Company and its Subsidiaries have maintained and enforced policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws by the Company and its Subsidiaries, including their respective Representatives, and any other Person acting on behalf of the Company.

Section 4.14 Material Contracts.

(a) Except (i) as filed as exhibits to the Company SEC Documents, (ii) for this Agreement and the other agreements entered into in connection with the transactions contemplated hereby and (iii) for Company Employee Plans, as of the date hereof, neither the Company nor any Subsidiary of the Company is a party to or is bound by any Contract:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) that is with the twenty-five (25) largest customers of the Company and its Subsidiaries, taken as a whole by revenue during the twelve (12) months ended September 30, 2024 (as determined based on revenue recognized during the applicable time period);

(iii) that is with the twenty-five (25) largest vendors of the Company and its Subsidiaries, taken as a whole by annual expense during the twelve (12) months ended September 30, 2024 (as determined based on vendor expense recognized during the applicable time period);

(iv) containing a covenant limiting in any material respect the ability of the Company or any Affiliate or Subsidiary of the Company to compete or engage in any line of business or to compete with any Person in any geographic area;

(v) relating to or evidencing Indebtedness of the Company or any Subsidiary of the Company in excess of $500,000 (excluding, for the avoidance of doubt, intercompany loans between the Company and any of its wholly-owned Subsidiaries or between or among any wholly-owned Subsidiaries of the Company);

(vi) containing a license granted by the Company or any Subsidiary of the Company to Company Intellectual Property, other than non-exclusive licenses of Company Intellectual Property granted to third parties in the ordinary course of business;

(vii) containing a license granted to the Company or any Subsidiary of the Company to Third Party Intellectual Property, other than non-exclusive licenses of Third Party Intellectual Property granted to Company or any Subsidiary of the Company in the ordinary course of business;

(viii) relating to or evidencing a capital expenditure or obligation to make any capital commitment that is effective as of the date hereof and in an amount in excess of $500,000 in the aggregate;

(ix) relating to the acquisition of any interest in another entity (whether by merger, consolidation, recapitalization, share exchange, sale of stock, sale of assets or otherwise), in each case, under which there are any continuing “earn out” or other contingent payment or indemnification obligations on the part of the Company or its Subsidiaries;

(x) relating to the disposition of any material assets of the Company or any of its Subsidiaries (other than sales of inventory in the ordinary course of business), in each case, under which there are any continuing “earn out” or other contingent payment or indemnification obligations on the part of the Company or its Subsidiaries;

(xi) involving any material partnership, joint venture or similar arrangement or that prohibits the payment of dividends or distributions in respect of the equity interests of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries;

(xii) containing (A) “most favored nation,” “exclusivity” or similar provisions, (B) a right of first refusal or right of first offer or similar right that limits the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of assets, rights or properties or (C) a minimum purchase or minimum volume obligation of the Company and its Subsidiaries, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(xiii) that is with any Governmental Authority, whose revenue during the twelve (12) months ended September 30, 2024 (as determined based on revenue recognized during such time period) exceeded $360,000;

(xiv) that is a Labor Agreement;

(xv) that would be required to be disclosed by Section 404(a) of Regulation S-K under the Exchange Act; and

(xvi) any material amendments, supplements and/or modifications in respect of any of the foregoing.

(b) Each Contract of the type described above in Section 4.14(a), whether or not set forth in Section 4.14(a) of the Company Disclosure Schedule, is referred to herein as a “Material Contract”, and complete and correct copies of each such Material Contract have been Made Available to Parent. Except for Material Contracts that have expired or terminated by their terms, all of the Material Contracts are (A) valid and binding on the Company or the applicable Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto, and (B) in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any Subsidiary of the Company has, and, to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act under, and no event or condition exists, which (with or without notice, lapse of time or both) would constitute a default under, the provisions of any Material Contract, except in each case for those violations, acts (or failures to act) and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and, neither the Company nor any Subsidiary of the Company has received written notice or, to the Knowledge of the Company, oral notice of any of the foregoing.

Section 4.15 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) (i) all Company Returns required to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Laws and (ii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and owing (whether or not shown on any such Company Return);

(b) (i) no deficiencies for Taxes of the Company or any of its Subsidiaries have been assessed by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, (ii) there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in respect of any Tax and (iii) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that it is or may be subject to taxation by that jurisdiction;

(c) there are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(d) since December 31, 2019 through the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code;

(e) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(f) (i) neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company or one of its Subsidiaries is or was the common parent) and (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any member of an affiliated group of which the Company or one of its Subsidiaries is or was the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law), or as a transferee or successor;

(g) there are no Tax sharing agreements (other than customary commercial or financial arrangements entered into in the ordinary course of business and the primary subject of which is not Tax), with respect to which the Company or any of its Subsidiaries is a party;

(h) the Company and each of its Subsidiaries has timely withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid by them in connection with amounts paid or owing to any employee, independent contractor or other Person;

(i) the Company and each of its Subsidiaries has (i) collected and remitted all sales, use, value added and similar Taxes with respect to sales made or services provided by it to its customers and (ii) received and retained any appropriate Tax exemption certificates or other documentation for all such sales made or services provided without charging or remitting material amounts of sales, use, value added or similar Taxes that qualify as exempt from sales or similar Taxes;

(j) neither the Company nor any of its Subsidiaries conducts a trade or business, has a permanent establishment (within the meaning of an applicable Tax treaty), operates or conducts business through any branch, or is otherwise subject to Taxation in any country other than the country of its formation;

(k) neither the Company nor any of its Subsidiaries (i) has ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code or (ii) in the case of any non-U.S. Subsidiary, was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant Treasury Regulations Section 301-.7701-5(a);

(l) the Company and each of its Subsidiaries have complied with Applicable Law with respect to transfer pricing, including preparing, obtaining or retaining all required documentation;

(m) neither the Company nor any of its Subsidiaries will be required to make any payment after the Closing in respect of Section 965 of the Code;

(n) no closing agreements, private letter rulings, Tax holidays, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued by or requested from any Governmental Authority with or in respect of the Company or any of its Subsidiaries;

(o) neither the Company nor any of its Subsidiaries is the beneficiary of any Tax incentive, deferral, holiday, abatement or similar arrangement with any Governmental Authority that would be subject to any recapture, clawback, rescission, termination or similar adverse consequence as a result of the Merger; and

(p) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date (i) under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding state, local or foreign Tax laws) by reason of a change in method of accounting in any taxable period ending on or before the Closing Date, (ii) pursuant to the provisions of any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Applicable Law) executed on or prior to the Closing Date, (iii) as a result of an installment sale or open transaction entered into prior to the Closing or (iv) as a result of any prepaid amount or deferred revenue accrued or received on or prior to the Closing Date that is outside the ordinary course of business.

Section 4.16 Employee Benefit Plans.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a correct and complete list of each Company Employee Plan other than any offer letter that (x) is terminable “at will” (or following a notice period imposed by Applicable Law) without any contractual obligation on the part of the Company or any Subsidiary of the Company to make any severance, termination, change in control, or similar payment, and (y) does not provide any material employee benefits or compensation arrangements (other than base salary or base wage rate and target cash incentive compensation opportunities) not otherwise included on Section 4.16(a) of the Company Disclosure Schedule. With respect to each material Company Employee Plan, the Company has made available to Parent true, correct and complete copies of, as applicable (i) the plan document and all amendments thereto (or, in the context of an unwritten Company Employee Plan, the material terms and conditions thereof), (ii) the summary plan description and all summaries of material modifications thereto, (iii) the most recently filed Form 5500, (iv) the determination, opinion or advisory letter from the Internal Revenue Service, and (v) all non-routine communications with a Governmental Authority during the preceding six (6) years. No Company Employee Plan is, and none of the Company, any of its Subsidiaries or any ERISA Affiliate sponsors, maintains, contributes, or is obligated to contribute to, or has in the past six (6) years sponsored, maintained, contributed, or been obligated to contribute to, or otherwise has any liability with respect to, an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is a multiemployer plan within the meaning of Section 3(37) of ERISA. No Company Employee Plan is, and none of the Company or any of its Subsidiaries has any liability with respect to, a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(b) Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a currently effective favorable determination or opinion letter and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to result in such a Company Employee Plan not being so qualified. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company or any of its Subsidiaries: (i) each Company Employee Plan has been maintained at all times in compliance with its terms and with Applicable Laws, including ERISA and the Code; (ii) no litigation, arbitration, or other claim is pending with respect to any Company Employee Plan (other than routine claims for benefits) and, to the Knowledge of the Company, no such litigation, arbitration or other claim is threatened; (iii) there are no governmental audits, examinations or investigations pending or, to the Knowledge of the Company, threatened in connection with any Company Employee Plan, (iv) there has been no breach of fiduciary responsibilities with respect to any Company Employee Plan, and (v) none of the Company or any of its Subsidiaries has any liability (whether or not assessed) for a Tax under Chapter 43 of the Code (including on account of an indemnification obligation).

(c) Except as provided in this Agreement or as required under Applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) result in, or cause the accelerated vesting, funding, or delivery of, or increase the amount or value of, any payment, benefit or other compensation to any current or former employee, officer, director, or other service provider of the Company or any Subsidiary of the Company. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) (i) result in any “parachute payment” (as defined in Section 280G(b)(2) of the Code), or (ii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any current or former employee, director or consultant of the Company or any Subsidiary of the Company.

(d) No Company Employee Plan provides, or is obligated to provide, for post-retirement or post-termination health, life insurance or other welfare benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Applicable Law (or through the end of the month in which a termination of employment occurs pursuant to the terms of an existing Company Employee Plan in effect as of the date hereof).

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company or any of its Subsidiaries or any current or former employee or other service provider of the Company or any of its Subsidiaries, each Company Employee Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has at all times been operated and maintained in compliance with the requirements of Section 409A of the Code.

(f) With respect to each Company Employee Plan that is subject to laws outside of the United States (a “Non-US Plan”), except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company or any of its Subsidiaries: (i) if required to have been approved by any non-U.S. Governmental Authority (or permitted to have been approved to obtain any beneficial tax or other status), such Non-US Plan has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the Knowledge of Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto; (ii) if intended to be funded and/or book reserved, such Non-US Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. No Non-US Plan is a defined benefit plan or similar arrangement.

(g) Neither the Company nor any Subsidiary of the Company is or has at any time been an “employer,” or is or within the last six (6) years has been “connected with” or an “associate of” an “employer” (as those terms are used in the United Kingdom Pensions Act 2004) of a pension scheme or arrangement in the United Kingdom that provides benefits which are calculated on a defined benefit basis.

(h) No current or former employee, director or officer of the Company or any Subsidiary of the Company has previously transferred to a member of the Company or any Subsidiary of the Company pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, as amended, who at any time prior to such transfer was a member of a defined benefit pension plan in the United Kingdom, in circumstances where the Company or any Subsidiary of the Company has inherited any obligation (whether contingent or otherwise) to fund, or otherwise meet the cost of, any enhanced early retirement or redundancy benefits, which are derived from such former employer’s pension plan.

Section 4.17 Labor and Employment Matters.

(a) The Company has provided to Parent a true, correct, and complete list of all employees of the Company or any Subsidiary of the Company, showing for each employee, each as applicable, (i) name or identification number, (ii) job title, (iii) location (city, state (where applicable), and country), (iv) date of hire, (v) hourly rate or annual salary or other basis of compensation, including commission, bonus or other incentive-based compensation payments, (vi) full-time or part-time status, (vii) exempt or non-exempt status under applicable wage and hour laws, (viii) paid-time off accrued as of the last payroll period prior to the date of this Agreement, (ix) employing entity, and (x) employment status as active or on leave (including type of leave and anticipated date of return). The Company has also provided to Parent a true, correct, and complete list of all independent contractors (other than those employed or retained by third party corporate entities), consultants, and all other individuals who provide services to the Company or any Subsidiary of the Company either personally or through a single member corporate entity and receive a Form 1099, of the Company or any Subsidiary of the Company.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in and have been in compliance since December 31, 2022, with (i) all Applicable Laws respecting employment and employment practices, including Applicable Laws regarding terms and conditions of employment, hiring, background checks worker classification, collective bargaining, disability rights or benefits, accommodations, privacy, identity and employment eligibility verification, immigration and authorization to work, occupational health and safety, child labor, reductions in force, plant closings, mass layoffs, termination of employment, group terminations, wages, compensation, hours and benefits, payment, working time, overtime, meal and rest breaks, harassment, employment discrimination, retaliation, pay equity, equal opportunity, pay transparency, affirmative action, record retention, notice, leaves of absence, workers’ compensation, unemployment compensation, and the collection and payment of withholding or payroll taxes and similar taxes, and (ii) there are no arrearages in the payment of wages, remuneration, overtime pay, wage premiums, payments, severance, termination payments, fees, salaries, commissions, bonuses, or other direct or indirect compensation to any current or former employees, consultants or independent contractors for any services or amounts required to be reimbursed or otherwise paid.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof and since December 31, 2022, (A) there have been no, and neither the Company nor any Subsidiary of the Company has received written notice of any, Proceedings pertaining to labor, employment, or employment practices of the Company or any Subsidiary of the Company, (B) to the Knowledge of the Company, no written complaints relating to labor, employment, or employment practices of the Company or any Subsidiary of the Company have been made to any Governmental Authority or submitted to the Company or any Subsidiary of the Company.

(d) Neither the Company nor any Subsidiary of the Company is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding (including all addenda, side letters, memoranda of understanding, and ancillary agreements thereto) with a trade or labor union, works council, employee association, labor organization, other bargaining unit representative (each a “Union” and such an agreement or arrangement with a Union, a “Labor Agreement”), nor are there any negotiations or discussions currently pending or occurring between the Company or any Subsidiary of the Company and any Union regarding any Labor Agreement or any other work rules or polices. There have been no decertifications of any Unions and no terminations of any Labor Agreements pertaining to the Company or any Subsidiary of the Company that resulted in any liability to the Company or any Subsidiary of the Company that remains outstanding. Neither the Company nor any Subsidiary of the Company are required to notify, consult with, negotiate with, or bargain with any Union relating to the transactions contemplated by this Agreement. There are no Unions representing or purporting to represent any employee of the Company or any Subsidiary of the Company nor are there any Labor Agreements that pertain to any employee of the Company.

(e) As of the date hereof, and since December 31, 2022, neither the Company nor any Subsidiary of the Company is or has been subject to any (A) unfair labor practice charges, labor disputes or grievances (other than routine immaterial individual grievances), labor arbitration or other Proceedings in any forum, (B) demands for recognition, representation Proceeding or petition seeking a representation Proceeding or to compel, require or demand the Company or any Subsidiary of the Company to bargain with any Union nor are any such demands, petitions, or Proceeding threatened involving any employee or groups of employees of the Company or any Subsidiary of the Company, or (C) pending or threatened labor strike, picketing, slowdowns, handbilling, work stoppages, lockout, or other labor dispute or disruption by its employees.

(f) Since December 31, 2022, no allegations of sexual harassment, sexual assault, or sexual misconduct have been made or threatened by or against any current or former officer, director, manager, executive or employee of or other individual service provider of the Company or any Subsidiary of the Company, and neither the Company nor any Subsidiary of the Company has entered into any settlement or separation agreements related to allegations or claims of sexual harassment, sexual assault, or sexual misconduct by or against any employee, manager, director, executive, officer or other individual service provider. There have been prompt, thorough, and impartial investigations of all allegations of sexual harassment or discriminatory harassment of which the Company or any Subsidiary of the Company is or was aware. The Company or any Subsidiary of the Company has taken all reasonable and necessary corrective actions with respect to such allegations that is reasonably calculated to prevent further discrimination and harassment with respect to each allegation with potential merit.

(g) Since December 31, 2022, neither the Company nor any Subsidiary of the Company has implemented or effectuated a “mass layoff” or “plant closing” as defined under the Worker Adjustment and Retraining Notification Act of 1988 or by any equivalent foreign or state Applicable Law (the “WARN Act”) or other employment decision sufficient in number to trigger application of the WARN Act. In the past ninety days, the Company has not implemented or effectuated any “employment loss” (as that term is defined in an applicable WARN Act).

Section 4.18 Insurance. True, correct and complete copies of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries have been Made Available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid; (b) neither the Company nor any of its Subsidiaries is in breach of or default under any of such insurance policies; and (c) since December 31, 2022, the Company has not received any written notice of termination or cancelation or denial of coverage with respect to any insurance policy.

Section 4.19 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are in compliance with all Environmental Laws;

(b) the Company and its Subsidiaries hold all Environmental Permits required for the operation of the business of the Company and its Subsidiaries as currently conducted and are in compliance with the terms and conditions of such Environmental Permits;

(c) no claim or written notice is pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is in material violation of, or has material liability under, any Environmental Law; and

(d) to the Knowledge of the Company, since December 31, 2022 through the date hereof, no Hazardous Substance has been released as a result of the operation of the business of the Company and its Subsidiaries.

Section 4.20 Intellectual Property.

(a) Section 4.20(a) of the Company Disclosure Schedule contains a complete list as of the date hereof of all Patents, pending applications to register Patents, registered Marks, pending applications to register Marks and registered Copyrights and pending applications to register Copyrights, in each such case that are included in the Company Intellectual Property (collectively, the “Company Registered Intellectual Property”). The Company and its Subsidiaries own the Company Intellectual Property listed on Section 4.20(a) of the Company Disclosure Schedule, free and clear of all Liens, other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All Company Registered Intellectual Property material to the operation of the business of the Company and its Subsidiaries has been duly maintained (including the payment of maintenance fees) and are not expired, canceled or abandoned. All such Company Registered Intellectual Property is valid, subsisting, and, to Knowledge of the Company, enforceable. No Proceeding is pending or, to Knowledge of the Company, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of any such Company Registered Intellectual Property. Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice challenging such legality, validity, enforceability, registration, use or ownership.

(c) Since December 31, 2022, there have been, and as of the date hereof there are, no legal disputes or claims pending or threatened in writing alleging infringement or misappropriation of any Intellectual Property of any Person (“Third-Party Rights”) by the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The operation of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, dilute or otherwise violate any Third-Party Right, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) To the Knowledge of the Company, there is no infringement, misappropriation, dilution or other violation by any Person of any of the Company Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has made or asserted any written charge, complaint, claim, demand or notice since December 31, 2022 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation.

(f) The Company and its Subsidiaries have maintained commercially reasonable security measures to protect the confidentiality of any and all (i) Trade Secrets included in the Company Intellectual Property and (ii) all confidential information provided by any third party to the Company or any of its Subsidiaries.

(g) The source code that embodies any material Company Intellectual Property contained in the Company Proprietary Software is and has been maintained in confidence by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or otherwise make available such source code to any escrow agent or other Person.

(h) The Company and its Subsidiaries are in material compliance with all terms and conditions of any license for Open Source Software that is contained in, incorporated into, lined or called by, distributed with, or otherwise used by the Company and its Subsidiaries. To the Knowledge of the Company, no Company Proprietary Software contains, incorporates, links or calls to any Open Source Software in a manner that obligates the Company or its applicable Subsidiary to disclose, make available, offer or deliver any portion of the source code of such Company Proprietary Software or component thereof to any third party, other than the applicable Open Source Software.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the computer systems, servers, network equipment and other computer hardware owned, leased or licensed by the Company and its Subsidiaries (“IT Systems”) are adequate and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company, since December 31, 2023 through the date hereof, there has been no material failures, security breach of, unauthorized access to, unauthorized use of, or continued substandard performance of, any of the IT Systems of the Company or any of its Subsidiaries. The Company and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities and uses commercially reasonable efforts to act in compliance therewith. To the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of such IT Systems or other adverse events affecting the Company or one of its Subsidiaries which require notification of individuals, law enforcement, or any Governmental Authority.

(j) To the Knowledge of the Company, neither the IT Systems nor the Software Products contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code intentionally designed to perform any of the following functions: disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed (collectively, “Malicious Code”). The Company and its Subsidiaries have implemented reasonable measures designed to prevent the introduction of Malicious Code into the Software Products and IT Systems (if within the control of the Company), including firewall protections and regular virus scans.

(k) For purposes of this Agreement:

(i) “Company Intellectual Property” means all material Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(ii) “Company Proprietary Software” means all Software owned or purported to be owned by the Company or any of its Subsidiaries, including all Software under development by or for the Company or any of its Subsidiaries.

(iii) “Intellectual Property” means all intellectual property rights in any jurisdiction, including:

(A) patents and patent applications (collectively, “Patents”);

(B) trade names, trade dress, logos, slogans, Internet domain names, brand names, corporate names, registered and unregistered trademarks and service marks, and other indicia or origin and all applications and registrations in connection therewith (collectively, “Marks”);

(C) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); and

(D) trade secrets and other intellectual property rights in confidential and proprietary information, including inventions, discoveries and invention disclosures, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies and prototypes (collectively, “Trade Secrets”).

(iv) “Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

(v) “Software” means all software (including assemblers, applets, compilers, source code, object code, intermediate/byte code, executable code, systems, specifications, embodiments of algorithms, tools, user interfaces, data, databases (including scripts required to build and/or maintain such databases), firmware, and related documentation), together with any error corrections, updates, modifications or enhancements thereto, in both machine-readable form and human-readable form.

(vi) “Software Product” means Company Proprietary Software currently licensed, offered as a service or otherwise made available by the Company or any of its Subsidiaries to any customer.

Section 4.21 Properties.

(a) No real property is owned in fee by the Company or any of its Subsidiaries.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”), (ii) the address for each Company Leased Real Property and (iii) any ongoing tenant or landlord improvements or alterations or other capital improvements with respect to the Company Leased Real Property. The Company has made available to Parent true and complete copies of each lease, sublease, license or occupancy agreement in effect as of the date hereof granting rights in the Company Leased Real Property and any and all amendments, modifications, guaranties and side letters relating thereto (each a “Company Real Property Lease”). The Company Leased Real Property constitutes all of the material real property used or necessary for use in connection with the conduct of the business of the Company and its Subsidiaries as presently conducted.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have a valid leasehold interest in the Company Leased Real Property as necessary to permit the Company and its Subsidiaries to conduct their business in the ordinary course as currently conducted, free and clear of all Liens except Permitted Liens.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all terms and conditions of each Company Real Property Lease, and neither the Company nor any of its Subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure, and to the Knowledge of the Company, there is no existence of any default, or event or circumstance that, with notice or lapse of time, or both, that would constitute a default or permit the termination, modification or acceleration of rent under such Company Real Property Lease by the party that is the lessee or lessor of such Company Leased Real Property.

(e) Except as set forth on Section 4.21(e) of the Company Disclosure Schedule, (i) the transactions contemplated by this Agreement do not require the consent of any other party to any Company Real Property Lease, will not result in a breach of or default under any Company Real Property Lease, or otherwise cause such Company Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, (ii) to the Knowledge of the Company, there are no disputes with respect to any Company Real Property Lease (or sublease), (iii) neither the Company nor any Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Company Real Property Lease, (iv) the Company or Subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy any Company Leased Real Property or any portion thereof and (v) neither the Company nor any Subsidiary has received any notice of any proceedings in eminent domain, condemnation or other similar proceedings with respect to any Company Leased Real Property.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have title to, or a valid leasehold interest in, all material tangible personal property as necessary to permit the Company and its Subsidiaries to conduct their business in the ordinary course as currently conducted.

Section 4.22 Data Privacy.

(a) The Company and each Subsidiary comply and have at all times complied in all material respects, since December 31, 2022, with all applicable (i) Privacy Laws, (ii) written policies, notices, and/or statements related to privacy, security or the Processing of Personal Information (each, a “Privacy Policy”), and (iii) contractual commitments related to privacy, security, or the Processing of Personal Information (collectively, the “Privacy Requirements”). To the Knowledge of the Company, in connection with its activities involving the processing of Personal Information on behalf of the Company and/or its Subsidiaries, the Data Partners have not violated applicable Privacy Laws in any material respect. All Company Privacy Policies are accurate, consistent and complete and not misleading or deceptive, including by omission, in all material respects.

(b) The Company and each Subsidiary have contracts in place with all third parties Processing Personal Information on behalf of the Company and/or sharing Personal Information with the Company (collectively, “Data Partners”), as required by the Privacy Requirements, which impose on such Data Partners appropriate obligations related to privacy, security, and the Processing of Personal Information and otherwise comply with the Privacy Requirements.

(c) Since December 31, 2022, the Company and each Subsidiary have implemented, maintained and complied in material respects with technical, physical, and organizational measures designed to protect Personal Information and confidential information against Security Incidents. Neither the Company nor any Subsidiary, nor to the Knowledge of the Company, any Data Partner, has experienced any material Security Incidents.

(d) In relation to any Security Incident and/or actual or alleged violation of a Privacy Requirement, neither the Company nor any Subsidiary has (i) notified or been required to notify any Person, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person.

Section 4.23 Brokers’ Fees. Except for Lazard, there are no investment bankers, brokers or finders that have been retained by or are authorized to act on behalf of the Company or any of its Subsidiaries who are entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement. The Company has, prior to the execution and delivery of this Agreement, made available to Parent and Merger Sub a true, correct, and complete copy of the Company’s engagement letter (and any amendments thereto) with Lazard.

Section 4.24 Opinion of Financial Advisor. The Company Board has received from Lazard an opinion, dated as of the date hereof, to the effect that, as of such date and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the consideration to be received in the Merger by the holders of Company Common Stock (other than Parent, Guarantor, Merger Sub, and their respective direct or indirect Subsidiaries, and any holders of Company Common Stock that have properly and validly exercised and not withdrawn their statutory rights of appraisal in respect of such shares of Company Common Stock under Section 262 of the DGCL) pursuant to this Agreement is fair, from a financial point of view, to such holders.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate powers required to carry on its business as now conducted and to consummate the transactions contemplated by this Agreement.

Section 5.02 Corporate Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (x) the HSR Act and (y) any other Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both) (a) result in any violation or breach of any provision of the certificate of incorporation or by-laws (or similar governing documents) of Parent or the certificate of incorporation or by-laws of Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, result in a violation or breach of any provision of any Applicable Law or Order, or (c) require any consent or approval under, violate, result in any breach of or default under, result in the acceleration of any obligation under, or result in termination or give to others any right of termination of, any Contract to which Parent, Guarantor, Merger Sub or any other Subsidiary of Parent is a party, or by which any of their respective properties or assets are bound, with such exceptions, in the case of each of clauses (b) and (c) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05 Capitalization and Operation of Merger Sub. All of the outstanding equity interests of Merger Sub have been duly authorized and validly issued. All of the issued and outstanding capital stock of Merger Sub is, and at the Closing Date will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Closing Date will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

Section 5.06 No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement or to approve the Merger or the other transactions contemplated by this Agreement. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 5.07 Litigation. As of the date hereof, there is no Proceeding pending, or, to the knowledge of Parent, threatened in writing, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.08 Financing. Parent has available to it, and (assuming satisfaction, or waiver in accordance with Section 9.03, of the conditions of Parent’s and Merger Sub’s obligations to consummate the Merger) will have on the Closing Date, the funds necessary to (i) consummate the transactions contemplated by this Agreement and to make all of the payments contemplated by this Agreement; (ii) pay any and all fees and expenses required to be paid at Closing by Parent and Merger Sub in connection with the Merger; and (iii) satisfy all of the other payment obligations of Parent and Merger Sub contemplated hereunder.

Section 5.09 Solvency. Assuming (i) satisfaction of the conditions of Parent’s and Merger Sub’s obligations to consummate the Merger, and after giving effect to the consummation of the Merger and (ii) the accuracy in all material respects of the representations and warranties of the Company set forth in Article 4:

(a) each of Parent, Guarantor, Merger Sub, the Surviving Corporation and their respective Subsidiaries will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement; and

(b) no transfer of property is being made by Parent, Merger Sub, the Surviving Corporation or any their respective Subsidiaries (or is contemplated being made) and no obligation is being incurred (or is contemplated being incurred) by Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement (or any series of related transactions or any other transactions in close proximity with the transactions contemplated by this Agreement) (i) with the intent to hinder, delay or defraud either present or future creditors of the Company, the Surviving Corporation, Parent, Merger Sub, any Affiliate of Parent or any of their respective Subsidiaries, (ii) that could render the Company, the Surviving Corporation, Parent, Merger Sub, any Affiliate of Parent or any of their respective Subsidiaries not Solvent (or in the zone of insolvency) or (iii) have a material adverse effect on the long term financial sustainability or operability of the Company, the Surviving Corporation, Parent, Merger Sub, any Affiliate of Parent or any of their respective Subsidiaries.

For purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (x) the amount of the “fair saleable value” of the assets and property of such Person, in each case, will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (y) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (z) such Person will be able to pay its liabilities, including contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent, subordinated and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.10 Absence of Certain Agreements. As of the date hereof, none of Parent, Guarantor, Merger Sub or any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which any stockholder of the Company would be entitled to receive, in respect of any share of Company Common Stock, consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (ii) pursuant to which any stockholder of the Company or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent, Guarantor or Merger Sub in connection with the transactions contemplated by this Agreement. As of the date hereof, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Parent, Guarantor, Merger Sub, or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement. None of Parent, Guarantor, Merger Sub nor any of their respective Affiliates has entered into any Contract with any Person prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction involving the Company or any of its Subsidiaries in connection with the Merger.

Section 5.11 Stock Ownership. None of Parent, Guarantor or Merger Sub owns any shares of capital stock of the Company. None of Parent, Merger Sub, nor any of their respective Affiliates is an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL.

Section 5.12 Brokers’ Fees. There is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacities as officers or directors, who is entitled to any advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS

Section 6.01 Conduct of the Company.

(a) Except for matters (i) expressly contemplated by this Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Schedule, (iii) required by Applicable Law or the rules or regulations of Nasdaq, or (iv) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the ordinary course, consistent with past practice, and (y) use its commercially reasonable efforts to preserve intact the business organization, goodwill, and material business relationships of the Company and its Subsidiaries including, but not limited to, its relationships with its current officers, employees, consultants, independent contractors, vendors, suppliers, customers, resellers, licensors, licensees and Governmental Authorities.

(b) Without limiting the generality of the foregoing, except for matters (i) expressly contemplated by this Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Schedule, (iii) required by Applicable Law or the rules or regulations of Nasdaq, or (iv) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to:

(i) amend the Company’s certificate of incorporation or by-laws, or amend in a manner materially adverse to the Company, any certificate of incorporation or by-laws, or other comparable charter or organizational documents, of the Company’s Subsidiaries;

(ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent;

(iii) (A) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (B) except as otherwise provided in Section 6.01(b)(iv), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries, or (C) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, except for acquisitions of shares of Company Common Stock by the Company in satisfaction by holders of Company Equity Awards of the applicable exercise price or withholding taxes with respect to such Company Equity Awards;

(iv) issue, deliver, sell or grant any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or pursuant to the terms of Company RSU Awards that are outstanding on the date hereof or issued not in violation of this Agreement, in each case in accordance with the applicable terms of such Company Equity Award;

(v) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring or recapitalization of the Company or any of its Subsidiaries;

(vi) except as required to be made pursuant to the terms of Company Employee Plans, or Labor Agreement, in effect as of the date hereof (A) increase the salary, wages, benefits, bonuses, or other compensation payable or to become payable to employees or other individual service providers of the Company or any of its Subsidiaries, except for increases in base salary or wage rates and target cash incentive compensation opportunities for employees with an annual base cash compensation (whether as a result of annual base salary or base wage rate) of less than $300,000, in each case made in the ordinary course of business consistent with past practice, (B) establish, adopt, terminate, enter into or materially amend any Company Employee Plan (or arrangement that would be a Company Employee Plan if in effect on the date hereof) other than offer letters entered into in the ordinary course of business consistent with past practice for employees with an annual base cash compensation (whether as a result of annual base salary or base wage rate) of $300,000 or less that are terminable “at will” (or following a notice period imposed by Applicable Law) without any contractual obligation on the part of the Company or any Subsidiary of the Company to make any severance, termination, change in control, or similar payment and that do not provide for any employee benefits or compensation arrangements (other than base salary or base wage rate and target cash incentive compensation opportunities) not otherwise included on Section 4.16(a) of the Company Disclosure Schedule, (C) accelerate the vesting, payment or funding of any compensation, or (D) hire or engage, or terminate (other than for cause) the services of, any employee or individual service provider with an annual base cash compensation (whether as a result of annual base salary or base wage rate) of more than $300,000;

(vii) acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than one or more acquisitions in the ordinary course of business (i) of inventory, supplies, intellectual property assets, raw materials, equipment or similar assets or (ii) that, individually or in the aggregate, involve a purchase price of not more than $500,000;

(viii) sell, assign, lease, license, sublicense, pledge, transfer, subject to any Lien, abandon, allow to lapse or otherwise dispose of any material Company Intellectual Property, material assets or material properties except (i) pursuant to contracts or commitments existing as of the date hereof, (ii) non-exclusive licenses of Company Intellectual Property to customers, contractors, technology and other partners or suppliers of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, (iii) sales of inventory or used equipment in the ordinary course of business consistent with past practice, or (iv) Permitted Liens;

(ix) agree to any covenant materially limiting the ability of the Company or any of its Affiliates or Subsidiaries to compete or engage in any line of business or to compete with any Person in any geographic area, or pursuant to which any material benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the Effective Time;

(x) change any of the accounting methods used by the Company materially affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Company’s reports filed with the SEC;

(xi) except for borrowings under the Company’s current credit facilities in the ordinary course of business and except for intercompany loans between the Company and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiaries of the Company made in the ordinary course of business consistent with past practice, (i) incur, issue, or otherwise become liable for additional Indebtedness in excess of $500,000, (ii) modify in a manner materially adverse to the Company or its Subsidiaries the terms of any material Indebtedness existing as of the date hereof, or (iii) assume, guarantee or endorse the obligations of any Person (other than a wholly-owned Subsidiary of the Company) in excess of $500,000;

(xii) assign, amend or otherwise modify or terminate (other than any Material Contract that has expired in accordance with its terms) any Material Contract or any material Company Real Property Lease, other than any amendment or modification entered into in the ordinary course of business and containing terms, taken as a whole, not materially less favorable to the Company or any of its Subsidiaries than the terms of such Contract in effect as of the date of this Agreement;

(xiii) enter into any Contract (other than Contracts with customers that are entered into in the ordinary course of business consistent with past practice) that, if existing on the date hereof, would be a Material Contract or material Company Real Property Lease;

(xiv) settle, pay, discharge or satisfy any Proceeding, other than any Proceeding that involves only the payment of monetary damages not in excess of $50,000 individually or $100,000 in the aggregate;

(xv) implement or announce any employee layoffs, facility closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could reasonably be expected to implicate notification requirements or actually does implicate the notification requirements of the WARN Act, enter into, negotiate, modify, terminate or implicate labor protection payments under any Labor Agreement, or recognize any Union as the bargaining unit of any employee of the Company or any Subsidiary of the Company;

(xvi) make, change or revoke any material Tax election, change any Tax accounting period, make any material change in any of its methods of Tax accounting, settle or compromise any material Tax claim, audit or assessment, amend any Tax Return with respect to any material Tax, enter into any closing agreement relating to any material Tax, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax (excluding, for this purpose, any customary automatic extension to file a Tax Return not requiring the consent of any Taxing Authority), surrender any right to a material Tax refund other than through the passage of time, or initiate any proceeding under any voluntary Tax disclosure, Tax amnesty or similar program;

(xvii) make any material amendments to the Company’s insurance policies, or fail to use commercially reasonable efforts to maintain the Company’s insurance policies or comparable replacement policies with respect to the material assets, operations and activities of the Company and the Company Subsidiaries; or

(xviii) authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. In addition, notwithstanding the foregoing, nothing in this Section 6.01 shall restrict the Company and its Subsidiaries from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Company and its wholly-owned Subsidiaries.

Section 6.02 Unsolicited Proposals.

(a) Subject to Section 6.03(b) and Section 6.03(c) and except as permitted by this Section 6.02, until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 8.01, beginning on the date hereof:

(i) the Company shall not, nor shall the Company permit any of its Subsidiaries to, nor shall the Company authorize or knowingly permit any of its Representatives or any of its Subsidiaries’ Representatives to (and the Company shall expressly instruct such Representatives not to), directly or indirectly, (A) solicit, initiate, knowingly facilitate or knowingly encourage any proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding an Acquisition Proposal, or furnish to any Third Party information or provide to any Third Party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of knowingly encouraging or knowingly facilitating an Acquisition Proposal, (C) enter into any letter of intent, merger agreement, acquisition agreement, or other similar agreement (other than an Acceptable Confidentiality Agreement pursuant to this Section 6.02) with respect to an Acquisition Proposal or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or (D) approve any transaction (other than the Merger and other transactions contemplated by this Agreement) under, or any Person (other than Parent, Merger Sub and their respective Affiliates) becoming an “interested stockholder” under, Section 203 of the DGCL; and

(ii) the Company shall, and shall cause its Subsidiaries to, and shall expressly direct the Company’s and its Subsidiaries’ Representatives to, immediately cease and terminate any existing discussions or negotiations with any Third Party theretofore conducted by the Company, its Subsidiaries or their respective Representatives with respect to an Acquisition Proposal, and promptly following the date hereof, the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such Third Party be returned or destroyed in accordance with the applicable confidentiality agreement in place with such third party.

(b) Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to obtaining the Stockholder Approval, (i) the Company receives a bona fide written Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not result from a breach of this Section 6.02 and (iii) the Company Board determines in good faith, after consultation with a Company Financial Advisor and outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company may (A) furnish information and data with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal and afford such Third Party access to the businesses, properties, assets and personnel of the Company and its Subsidiaries and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations (including by entering into a customary confidentiality agreement with such Third Party for the purpose of receiving non-public information relating to such Third Party); provided, however, that the Company (1) will not, and will not permit its Subsidiaries or its or their Representatives to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement and (2) will promptly (and in any event within twenty-four (24) hours) provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such Third Party, which was not previously provided to Parent. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may direct any Persons making inquiry regarding a potential Acquisition Proposal to this Agreement, including the specific provisions of this Section 6.02.

(c) The Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Parent in writing of the Company’s or any of its Representatives’ receipt of any Acquisition Proposal, which notification shall include a copy of the applicable written Acquisition Proposal (or, if oral, the material terms and conditions of such Acquisition Proposal) and the identity of the Third Party making such Acquisition Proposal. The Company shall thereafter keep Parent reasonably informed on a prompt basis of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of all documentation and material correspondence relating thereto that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) within twenty-four (24) hours after receipt thereof.

(d) From the date of this Agreement until the earlier to occur of the valid termination of this Agreement in accordance with its terms and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate, amend or otherwise modify, any provision of any standstill or similar provision that prohibits or purports to prohibit a proposal being made to the Company Board; provided, that the Company shall be permitted to waive, terminate, amend or otherwise modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar agreement if the Company Board determines in good faith (after consultation with its outside legal counsel), that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.

(e) The Company agrees that any breach of this Section 6.02 by any of its Subsidiaries or Representatives will be deemed to be a breach of this Agreement by the Company.

Section 6.03 Company Recommendation.

(a) Subject to Section 6.03(b) and Section 6.03(c), neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in any manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) adopt or recommend, or publicly propose to adopt or recommend, an Acquisition Proposal, (iii) fail to recommend against acceptance of any Third Party tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after commencement of such offer, (iv) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any Subsidiary of the Company to execute or enter into any letter of intent, merger agreement, acquisition agreement, or other similar agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 6.02), (v) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after Parent so requests in writing after the occurrence of a material event or development, or (vi) resolve or publicly propose to take any action described in the foregoing clauses (i) through (v) (each of the foregoing actions described in clauses (i) through (vi) being referred to as an “Adverse Recommendation Change”).

(b)

(i) Notwithstanding Section 6.03(a), at any time prior to obtaining the Stockholder Approval, the Company Board may, if it determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel), that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, (A) make an Adverse Recommendation Change in response to either (1) a Superior Proposal or (2) any material fact, event, change, development or circumstance not known by the Company Board as of the date hereof (or, if known, the consequences of which were not known nor reasonably foreseeable) and not relating to any Acquisition Proposal (such fact, event, change, development, circumstance or consequences thereof, an “Intervening Event”) and/or (B) cause the Company to terminate this Agreement pursuant to Section 8.01(h) and authorize the Company to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal (which agreement shall be entered into promptly following such termination), subject in each case to compliance with the terms of paragraph (ii) or (iii) below, as applicable. The Company shall not be entitled to effect an Adverse Recommendation Change pursuant to this Section 6.03(b)(i) or terminate this Agreement pursuant to Section 8.01(h) if it received an Acquisition Proposal attributable to, as a result of, or in connection with its breach of Section 6.02 or Section 6.03 of this Agreement.

(ii) In the case of a Superior Proposal, (x) no Adverse Recommendation Change pursuant to this Section 6.03(b) may be made and (y) no termination of this Agreement pursuant to Section 8.01(h) may be made:

(A) until after the fifth (5th) Business Day following written notice from the Company advising Parent that the Company Board intends to make an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 8.01(h) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including the terms and conditions of, and the identity of the Third Party making, such Superior Proposal, and a copy of any relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal, which shall require a new notice period of three (3) Business Days, and compliance with this Section 6.03(b) with respect to such new notice);

(B) unless during such five (5) Business Day period (or three (3) Business Day period following an amended proposal), the Company shall, and shall cause its Representatives to, to the extent requested by Parent, make itself available to negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to maintain the Company Recommendation and not make an Adverse Recommendation Change or terminate this Agreement;

(C) unless, prior to the expiration of such five (5) Business Day period (or three (3) Business Day period following an amended proposal), Parent does not make a written proposal to adjust the terms and conditions of this Agreement that the Company Board determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel) to be at least as favorable to the Company’s stockholders as the Superior Proposal from a financial point of view; and

(D) unless, following the expiration of such five (5) Business Day period, (or three (3) Business Day period following an amended proposal), the Company Board determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel), taking into consideration any amendments to this Agreement proposed in writing by Parent, that the failure to make an Adverse Recommendation Change in response to the Superior Proposal and/or cause the Company to terminate this Agreement pursuant to Section 8.01(h) would be inconsistent with its fiduciary duties under Applicable Law.

(iii) In the case of an Intervening Event, no Adverse Recommendation Change pursuant to this Section 6.03(b) may be made:

(A) until after the fifth (5th) Business Day following written notice from the Company advising Parent that the Company Board intends to take such action and specifying the material facts underlying the determination by the Company Board or a committee thereof that an Intervening Event has occurred, and the reason for the Adverse Recommendation Change, in reasonable detail (a “Notice of Intervening Event”);

(B) unless during such five (5) Business Day period, the Company shall, and shall cause its Representatives to, to the extent requested by Parent, make itself available to negotiate with Parent in good faith to enable Parent to amend this Agreement in such a manner that obviates the need for an Adverse Recommendation Change; and

(C) unless, prior to the expiration of such five (5) Business Day period, the Company Board determines in good faith, taking into consideration any amendments to this Agreement proposed in writing by Parent (after consultation with a Company Financial Advisor and outside legal counsel), that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law.

(c) Nothing contained in Section 6.02 or this Section 6.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of

Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under Applicable Law or any disclosure requirements under Applicable Law, or (iii) making any disclosure that constitutes a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act, which actions shall not constitute or be deemed to constitute an Adverse Recommendation Change; provided, that, solely with respect to (i) and (ii), any such action taken, statement made or disclosure that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly reaffirms the Company Recommendation in such statement or in connection with such action; and provided further, that, a customary “stop, look and listen” communication by the Company Board or any committee thereof pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not, in and of itself, constitute an Adverse Recommendation Change.

Section 6.04 Approval of Merger Agreement.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall establish a record date (and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith) for a special meeting of the Company’s stockholders (including any adjournment and postponement thereof, the “Stockholder Meeting”) for the purpose of considering and taking action upon the matters requiring Stockholder Approval and, subject to the other provisions of this Agreement, as promptly as reasonably practicable after the filing of the definitive Proxy Statement with the SEC, the Company shall, in accordance with Applicable Law and the Company’s governing documents, call, give notice of, convene and hold the Stockholder Meeting (with the record date and meeting date set in consultation with Parent); provided that the Stockholder Meeting shall be scheduled for a date that is not later than thirty (30) Business Days following the date on which the definitive version of the Proxy Statement is first mailed to the Company’s stockholders; and provided, further, that, notwithstanding anything else to the contrary herein, the Company may postpone or adjourn the Stockholder Meeting only (x) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) or (y) otherwise on not more than two (2) occasions (i) for the absence of a quorum, (ii) after consultation with Parent, to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of shares of Company Common Stock within a reasonable amount of time in advance of the Stockholder Meeting, (iii) to allow additional time for the solicitation of votes, if necessary, in order to obtain the Stockholder Approval, or (iv) if, in the good faith judgment of the Company Board (after consultation with outside legal counsel), the failure to adjourn or postpone the Stockholder Meeting would be inconsistent with its fiduciary duties under Applicable Law; provided, further, that, without the prior written consent of Parent, the Stockholder Meeting shall not be postponed or adjourned to a date that is more than ten (10) Business Days after the date for which the Stockholder Meeting was originally scheduled. The Company shall use its commercially reasonable efforts to (A) cause the definitive Proxy Statement to be mailed to the Company’s stockholders, (B) solicit from stockholders of the Company proxies in favor of the adoption of this Agreement, and (C) take all other action necessary or advisable to secure the vote of the holders of shares of Company Common Stock required by Applicable Law to effect the Merger. Except with the prior written consent of Parent, (i) the adoption of this Agreement, (ii) the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, (iii) adjournment of the Stockholder Meeting, and (iv) other matters as required by Applicable Law shall be the only matters which the Company shall propose to be acted on by the holders of Company Common Stock at the Stockholder Meeting. The Company shall provide updates to Parent with respect to the proxy solicitation for the Stockholder Meeting (including interim results) as reasonably requested by Parent.

(b) As promptly as reasonably practicable, and in any event no later than December 20, 2024, the Company shall prepare a proxy statement in preliminary form for the Stockholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) and file it with the SEC and the Company, Guarantor and Parent shall cooperate with each other in connection with the preparation of the foregoing, including to cause their respective Affiliates, as applicable, to cooperate with the preparation of the foregoing. The Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments received from the SEC or its staff concerning the Proxy Statement. The Company shall cause the definitive Proxy Statement to be filed with the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable after the preliminary Proxy Statement has been filed with the SEC pursuant to this Section 6.04(b) and either the SEC has indicated that it does not intend to review such Proxy Statement or the SEC has indicated that its review of such Proxy Statement has been completed and, accordingly, the SEC staff advises that it has no further comments to such Proxy Statement. The Company shall notify the other parties hereto promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the others with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Parent, Guarantor and Merger Sub shall cooperate, and shall cause their Affiliates and advisors to cooperate, with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to Parent, Merger Sub and their respective Affiliates as may be required, or otherwise reasonably requested by the Company, to be set forth in the Proxy Statement under Applicable Law. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent and its counsel with a reasonable opportunity to review and comment on such document or response and shall consider Parent’s comments (including any reasonable additions, deletions or changes suggested thereto by Parent or its counsel) in good faith and (ii) obtain Parent’s written consent (not to be unreasonably withheld, conditioned or delayed) with respect to any statements contained therein that reference Parent or its Affiliates.

(c) Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger (i) will not, on the date it is first filed with the SEC, on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company on the one hand, and Parent, Guarantor and Merger Sub on the other hand, each assumes no responsibility with respect to information supplied by or on behalf of, respectively, Parent or Merger Sub or their Affiliates, or the Company or its Affiliates, for inclusion or incorporation by reference in the Proxy Statement. Parent shall ensure that such information supplied by it and its Affiliates for inclusion in the Proxy Statement will not, on the date it is first filed with the SEC, on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.05 Access to Information. Subject to Applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and Parent’s other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its books, Contracts and records, to the extent customary and appropriate for the purpose of planning for integration and consummation of the Merger. The foregoing shall not require the Company (a) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would in the good faith judgment of the Company based on advice of counsel jeopardize any attorney-client, work product or other legal privilege or protection (it being agreed that, in the case of clause (a), the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection), (b) to provide access to or otherwise make available or furnish any information relating to the process conducted by the Company that led to the execution of this Agreement (except to the extent required by Section 6.02), or (c) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information could in the judgment of the Company based on advice of counsel violate any Applicable Law (it being agreed that, in the case of clause (c), the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective commercially reasonable efforts to cause such information to be provided in a manner and to the extent that is compliant with the relevant Applicable Law). Notwithstanding anything herein to the contrary, Parent, Guarantor and Merger Sub shall not, and shall cause their respective Representatives not to, contact any employee of the Company not involved in the negotiation of the transactions contemplated by this Agreement or any customer, technology or other partner, vendor or supplier of the Company in connection with the Merger or any of the other transactions contemplated by this Agreement without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, however, that Parent may (i) contact such parties in the ordinary course of business consistent with past practice regarding matters unrelated to the transactions contemplated by this Agreement and (ii) perform market due diligence on a no-names basis without use of or reference to any Evaluation Information or Transaction Information (each as defined in the Confidentiality Agreement), and Parent, Guarantor and Merger Sub acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company. All requests for information made pursuant to this Section 6.05 shall be directed to the Chief Legal Officer or other Person designated by the Company. All such information shall be deemed Evaluation Material (as defined in the Confidentiality Agreement) under and be governed by the terms of the Confidentiality Agreement.

Section 6.06 Notice of Certain Events. Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (a) with respect to the Company, has had or would reasonably be expected have a Company Material Adverse Effect, (b) with respect to Parent or Merger Sub, has had or would reasonably be expected to have a Parent Material Adverse Effect and/or (c) is reasonably likely to result in any of the conditions set forth in Article 7 not being able to be satisfied prior to the End Date. No notification given by any party pursuant to this Section 6.06 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement.

Section 6.07 Employee Matters.

(a) For a period of not less than twelve (12) months after the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide each employee of the Company or its Subsidiaries immediately before the Effective Time who continues employment with Parent, the Surviving Corporation, or any Subsidiary of Parent or the Surviving Corporation following the Closing Date (each a “Continuing Employee”) with (i) an aggregate base salary or base hourly rate, as applicable, and target cash incentive compensation opportunity (including bonuses and commissions) that is no less than was provided to each such Continuing Employee immediately prior to the Effective Time; provided, however, that, during such 12-month period, in no event shall the base salary or base hourly rate, as applicable, for any Continuing Employee be reduced by more than 10% and (ii) employee benefits (including health and welfare and defined contribution retirement plans, but excluding equity incentive compensation, change in control, transaction, retention and similar non-recurring compensation) that are no less favorable in the aggregate than those provided to each such Continuing Employee as of immediately prior to the Effective Time and (iii) severance benefits equal to the benefits provided under any agreement or arrangement set forth in Section 6.07(a) of the Company Disclosure Schedule.

(b) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, ensure that each Continuing Employee receives full credit for eligibility to participate, vesting, and, with respect to vacation entitlement and severance benefits only, level of benefits for service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs, and policies of the Surviving Corporation, as applicable, in which such employees become participants; provided, that the foregoing shall not apply with respect to (i) benefit accrual under any defined benefit pension plan or retiree welfare plan or to the extent that its application would result in a duplication of benefits or (ii) equity or equity-based incentives or benefits in place before the Effective Time.

As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Employee Plan as of the Effective Time, which shall be subject to accrual limits and forfeiture conditions comparable to those applicable at the Company immediately prior to the Effective Time.

(c) From and after the Effective Time, with respect to each benefit plan maintained by Parent or any of its Subsidiaries that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Parent Welfare Plan”) in which any Continuing Employee is or becomes eligible to participate, Parent shall use commercially reasonable efforts to cause each such Parent Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations, and exclusions with respect to participation and coverage requirements applicable under such Parent Welfare Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations, and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to such Continuing Employee’s commencement of participation in such Parent Welfare Plan; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Welfare Plan in satisfying any applicable co-payment, deductible or out-of-pocket maximum requirements under such Parent Welfare Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Employee Plan.

(d) From and after the Closing Date, Parent shall cause the Surviving Corporation and their respective Subsidiaries to honor, in accordance with its terms, each Company Employee Plan set forth on Section 6.07(d) of the Company Disclosure Schedule. Parent acknowledges that the transaction contemplated hereby shall constitute a “change in control”, “change of control”, and/or “sale event” (or a term of similar import) for purposes of each Company Employee Plan set forth on Section 4.16(a) of the Company Disclosure Schedule that uses such term (or a term of similar import).

(e) The provisions of this Section 6.07 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.07 shall create such rights in any such individuals. Nothing in this Section 6.07 shall be deemed to: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective Subsidiaries to terminate the employment of any Continuing Employee; (ii) amend any Parent Welfare Plan or other employee benefit plan or arrangement; or (iii) require Parent, the Surviving Corporation, or any of their Affiliates to continue or amend any particular benefit plan before or after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

Section 6.08 State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective boards of directors shall grant such approvals and take such actions within their respective authority as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.09 Obligations of Merger Sub. Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby on the terms and conditions set forth in this Agreement. Without limiting the foregoing, immediately after the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

Section 6.10 Director and Officer Liability.

(a) For six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts, errors or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s and the Company’s Subsidiaries’ officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.10(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date hereof (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company (and the Company may obtain, and at Parent’s request shall use commercially reasonable efforts to obtain, such prepaid “tail” or “runoff” policies) prior to the Effective Time, after reasonable consultation with Parent, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six (6) years with respect to claims arising from acts, errors or omissions that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement.

(b) From and after the Effective Time, the Surviving Corporation shall: (i) indemnify (including advancement of expenses) and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or incurred by such Indemnified Party in connection with or arising out of any action, suit or other Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer or an employee or agent of the Company or any Subsidiary of the Company or otherwise in connection with any action taken or not taken at the request of the Company or any Subsidiary of the Company or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Effective Time (including any Indemnified Party Proceeding relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under Applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification agreement set forth on Section 6.10(b) of the Company Disclosure Schedule in effect as of the date hereof between the Company and any Indemnified Party; and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the certificate of incorporation or by-laws of the Company as in effect on the date hereof. The Surviving Corporation shall pay all expenses, including reasonable attorneys’ fees and expenses, that may be incurred by Indemnified Parties in connection with their enforcement of their rights provided under this Section 6.10. The Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause the organizational documents of the Surviving Corporation to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable to those subject to those provisions as the indemnification, exculpation and advancement of expenses provisions set forth in the organizational documents of the Company as of the date hereof.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

The provisions of this Section 6.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or by-laws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by Applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Section 6.10).

Section 6.11 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company, Guarantor and Parent shall use their respective reasonable best efforts to (i) obtain all necessary actions or non-actions, clearances, authorizations, waivers, consents, approvals, and waiting period expirations or terminations from Governmental Authorities and make all necessary registrations and filings (including filings with Governmental Authorities, if any) and take all steps as may be necessary to obtain an approval, clearance, authorization, consent or waiver from, or to avoid a Proceeding by, any Governmental Authorities in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (ii) deliver required notices to, and obtain required consents or waivers from, Third Parties (provided that the Company shall not be obligated to make any payment or commercial concession to any Third Party, or incur any liability, as a condition to (or in connection with) obtaining any such consent or waiver, unless such payment, concession or liability is requested by Parent and is conditioned and effective only upon the Closing), and (iii) execute and deliver any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of the Company, Guarantor and Parent (and their respective Affiliates, if applicable) shall: (i) promptly, but in no event later than ten (10) Business Days after the date hereof, make or cause to be made all required filings under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement and shall use reasonable best efforts to promptly secure the expiration or termination of any applicable waiting periods under the HSR Act; (ii) promptly, but in no event later than ten (10) Business Days after the date hereof, make or cause to be made all required filings under the United Kingdom National Security and Investment Act 2021 with respect to the Merger and the other transactions contemplated by this Agreement; (iii) promptly make all filings, and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable Antitrust Laws (to the extent required); (iv) as promptly as reasonably practicable provide information as may reasonably be requested by the U.S. Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) under the HSR Act or by any other Governmental Authority under applicable Antitrust Laws in connection with the Merger and the other transactions contemplated by this Agreement, including any information required to be submitted to comply with a request for additional information in order to commence or end a statutory waiting period; and (v) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Merger and the other transactions contemplated by this Agreement. Parent and Guarantor shall pay all filing fees under the HSR Act and other applicable Antitrust Laws, and the Company shall not be required to pay any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws, in connection with the Merger or the other transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, but without limiting Parent’s and Merger Sub’s obligations set forth in this Section 6.11, Parent shall, on behalf of the parties, control and direct all communications and strategy in dealing with any Governmental Authority under the HSR Act or other Antitrust Laws; provided that Parent shall consider in good faith the views and comments of the Company and its outside counsel with respect to such communications and strategies.

(c) Without limiting the generality of anything contained in this Section 6.11, each party hereto shall use reasonable best efforts to: (i) give the other parties prompt notice of the making or commencement of any request, inquiry or Proceeding by any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry or Proceeding; (iii) promptly inform the other parties of any communication to or from the FTC, DOJ or any other Governmental Authority to the extent regarding the Merger and the other transactions contemplated by this Agreement, or regarding any such request, inquiry or Proceeding, and provide a copy of all written communications; (iv) pull and re-file any notice under the HSR Act at Parent’s reasonable request; and (v) otherwise cooperate with the other parties in connection with any filing and in connection with resolving any investigation or other inquiry of any Governmental Authority. Subject to Applicable Law, in advance and to the extent practicable, each of Parent or the Company, as the case may be, will consult the other on all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement and shall incorporate all comments reasonably proposed by Parent or the Company, as the case may be; provided, however, that if any of the information is deemed competitively sensitive by the providing party, such information shall be provided solely to those individuals acting as outside antitrust counsel for the other parties (provided that such counsel shall not disclose such information to such other parties and shall enter into a joint defense agreement with the providing party); provided, further, that competitively sensitive materials provided to the other party may be redacted to remove references concerning the competitively sensitive information. In addition, except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any such request, inquiry or Proceeding in respect of the Merger and the other transactions contemplated by this Agreement, each party hereto will permit authorized Representatives of the other party to be present at each meeting or conference relating to such request, inquiry or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry or Proceeding.

(d) In furtherance and not in limitation of the foregoing, Parent and Guarantor agree to use their reasonable best efforts to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Authority, so as to enable the parties hereto to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable (and in any event no later than three (3) Business Days prior to the End Date), including (i) committing to or effecting, by consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, transfer, assignment or other disposition of assets or businesses of the Company or its Subsidiaries, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, licenses, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of the Company or its Subsidiaries and (iii) creating or consenting to create or enter into any agreements, licenses, collaborations, relationships, ventures, contractual rights, obligations, behavioral undertakings or other arrangements (and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an Order or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets); (each action contemplated by clauses (i) through (iii) a “Divestiture Action”) as may be necessary or required, to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order that would otherwise have the effect of preventing consummation of the Merger and the other transactions contemplated by this Agreement, and to ensure that no Governmental Authority with the authority to clear, authorize or otherwise approve consummation of the Merger and the other transactions contemplated by this

Agreement, fails to do so as promptly as practicable and in any event no later than three (3) Business Days prior to the End Date; provided, however, that (A) the Company shall not offer to commit, take or effect, or otherwise commit, take or effect, any Divestiture Action without the prior written consent of Parent, (B) any Divestiture Action shall be conditioned upon consummation of the Merger and the other transactions contemplated by this Agreement, and (C) Parent shall not be required to take any Divestiture Action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Parent, Guarantor and the Company shall cooperate in any proposal, negotiation, or offer to commit and to effect, by consent decree, hold separate order or otherwise, any and all Divestiture Actions or otherwise to offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any Divestiture Action as may be required to resolve any Governmental Authority’s objections to the Merger and the other transactions contemplated by this Agreement.

(e) In the event that any Proceeding is commenced challenging the Merger and the other transactions contemplated by this Agreement and such Proceeding seeks, or would reasonably be expected to seek, to prevent consummation of the Merger and the other transactions contemplated by this Agreement, each of the Company, Parent, Guarantor and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement.

(f) None of Parent, Guarantor or Merger Sub shall acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner) any business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to (x) impose any material delay in the obtaining of, or otherwise materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Merger and the other transactions contemplated by this Agreement, (y) materially increase the risk of any Governmental Authority entering an Order prohibiting the transactions contemplated by this Agreement, or (z) materially delay the consummation of the transactions contemplated by this Agreement.

Section 6.12 Transaction Litigation. The Company shall as promptly as reasonably practicable (and in any event within forty-eight (48) hours of learning of any Transaction Litigation) notify Parent in writing of, and shall give Parent a reasonable opportunity to participate in the defense and settlement of, any Transaction Litigation. For purposes of this Section 6.12, “participate” means that the Company shall keep Parent apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation, and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith. The Company shall not offer or enter into a settlement with respect to any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any Transaction Litigation.

Section 6.13 Public Announcements. The initial press release relating to the execution of this Agreement shall be a joint press release issued by the Company and Parent, and the Company shall file one or more current reports on Form 8-K with the SEC attaching the announcement press release and a copy of this Agreement as exhibits. The Company will provide Parent and Guarantor with a draft of such Form 8-K and attachments for Parent’s and Guarantor’s review prior to such filing, and shall consider in good faith any comments provided by Parent and Guarantor. Thereafter Parent, Guarantor and the Company shall consult with each other before issuing any press release or making any other public announcements, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or make any such other public announcement without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement may be required by Applicable Law or any listing agreement under which or rule of any national securities exchange or association upon which the securities of the Company are listed, in which case the party required to make the release or announcement shall use commercially reasonable efforts to consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance. Notwithstanding the foregoing and for the avoidance of doubt, the restrictions set forth in this Section 6.13 shall not apply to (A) issuing any press release or making any other public statement containing factual statements (x) with respect to an Adverse Recommendation Change effected by the Company in accordance with Section 6.03 (including any press release or other public statement containing factual statements made or proposed to be made by Parent or Guarantor in response thereto) or (y) as otherwise permitted under Section 6.03, including with respect to the Company’s receipt and consideration of any Acquisition Proposal, Superior Proposal or “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (B) the Company disseminating any communications principally directed to employees, customers, technology or other partners or vendors so long as such communications are consistent with this Agreement or previous releases, public disclosures, public statements or other communications made by the parties not in violation of this Section 6.13 or (C) issuing any press release or making any public statement containing factual statements in connection with any Proceeding between the parties regarding this Agreement or the transactions contemplated hereby.

Section 6.14 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.15 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably required to cause any dispositions of shares of Company Common Stock and Company Equity Awards resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Section 6.16 Confidentiality. Parent, Guarantor and the Company hereby agree to continue to be bound by the letter agreement dated as of September 9, 2024 between Guarantor and the Company (the “Confidentiality Agreement”) (it being acknowledged and agreed, for the avoidance of doubt, that Parent and Merger Sub are Affiliates of Guarantor for purposes of the Confidentiality Agreement). All information provided by or on behalf of the Company or its Subsidiaries pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement.

Section 6.17 Director Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.18 Listing Matters. Each of the Company and Parent agrees to cooperate with the other party in taking, or causing to be taken, all action necessary to delist the shares of Company Common Stock from Nasdaq and terminate the Company’s registration under the Exchange Act, provided that such delisting and termination shall not be effective until the Effective Time.

Section 6.19 Existing Indebtedness. The Company shall use commercially reasonable efforts to (a) obtain customary pay-off letters (in form and substance reasonably acceptable to Parent) (the “Debt Payoff Letters”) and lien terminations to the extent necessary for the release of all Liens related to, and the prepayment, payoff, discharge and termination in full of, all obligations outstanding under the Loan and Security Agreement, dated as of March 30, 2011, between Silicon Valley Bank, a California corporation, and the Company (the “SVB Loan”) and any other Indebtedness for borrowed money to which the Company or any of its Subsidiaries is a party; (b) provide Parent with a draft of such Debt Payoff Letters at least three (3) Business Days prior to the Closing Date and a copy of such fully executed Debt Payoff Letters at least one (1) Business Day prior to the Closing Date; and (c) timely give any necessary notices (including notices of prepayment and/or notice of commitment termination, but excluding notices for any items that have waived a notice requirement) to allow for the prepayment, payoff, discharge and termination in full of such Indebtedness at the Closing.

Section 6.20 FIRPTA Certificate and Notice. Prior to the Closing, Parent shall deliver to the Company a statement and accompanying notice, dated as of the Closing Date and in form and substance reasonably acceptable to Parent, pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3)(i), certifying that the stock of the Company is not a United States real property interest within the meaning of Section 897 of the Code, along with written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of the Company following the Closing Date.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of, at or prior to Closing, of the following conditions:

(a) the Stockholder Approval shall have been obtained;

(b) no Governmental Authority having jurisdiction over any party hereto or any of the Company Subsidiaries shall have issued, enforced or entered any Order, or taken any other action, that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law shall have been adopted or be in effect that makes consummation of the Merger illegal or otherwise prohibited; and

(c) the applicable waiting period (and any voluntary extensions thereof pursuant to any agreement with any Governmental Authority, subject to Section 6.12) applicable to the Merger under the HSR Act shall have expired or been terminated, and all consents required under any other Antitrust Law of the jurisdictions set forth on Section 7.01(c) of the Company Disclosure Schedule shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction, or waiver by Parent, at or prior to Closing, of the following conditions:

(a) (i) the representations and warranties of the Company set forth in (A) the first sentence of Section 4.01, (B) Section 4.02, (C) clauses (b), (d) and (e) of Section 4.05 and (D) Section 4.23 shall be true and correct in all material respects on the date hereof and on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date), (ii) Section 4.05(a) and (c) shall be true and correct (except for de minimis inaccuracies) in all respects on the date hereof and on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects only as of such earlier date), and (iii) the other representations and warranties of the Company set forth in Article 4 of this Agreement shall be true and correct on the date hereof and on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) the Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(d) have been satisfied; and

(d) since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

Section 7.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, or waiver by the Company, at or prior to Closing, of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in Article 5 of this Agreement shall be true and correct on the date hereof and on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement;

(b) Parent and Merger Sub shall each have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing; and

(c) the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

ARTICLE 8

TERMINATION

Section 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Company and Parent (notwithstanding any approval of this Agreement by the stockholders of the Company);

(b) by either Parent or the Company, upon written notice to the other party, if the Closing Date has not occurred on or before August 24, 2025 (the “End Date”) (notwithstanding any approval of this Agreement by the stockholders of the Company); provided that the End Date shall be automatically extended until November 24, 2025 if the only conditions that have not been satisfied (other than those conditions that the Company and Parent have mutually agreed to waive, if and to the extent that such waiver is permitted by Applicable Law, and other than those conditions that by their nature can only be satisfied at or immediately prior to the Effective Time) are one or more of the conditions set forth in Section 7.01(b) (if the Order or Applicable Law relates to Antitrust

Laws) or Section 7.01(c) as of the close of business on the Business Day immediately prior to the End Date; and provided further that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the End Date;

(c) by either Parent or the Company, upon written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (notwithstanding any approval of this Agreement by the stockholders of the Company);

(d) by either Parent or the Company, upon written notice to the other party, if the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent, upon written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.02 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the thirtieth (30th) day following Parent’s delivery of written notice describing such breach to the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if either Parent or Merger Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.01(f);

(f) by the Company, upon written notice to Parent, in the event of a breach by Parent or Merger Sub of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.03 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the (30th) day following the Company’s delivery of written notice describing such breach to Parent; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.01(e);

(g) by Parent, upon written notice to the Company, at any time prior to receipt of the Stockholder Approval, (i) if the Company Board or any committee thereof shall have effected an Adverse Recommendation Change (it being understood and agreed that any written notice of the Company’s intention to make an Adverse Recommendation Change in accordance with Section 6.03(b) shall not result in Parent having any termination rights pursuant to this Section 8.01(g)) or (ii) the Company shall have committed a material breach of Section 6.02 or Section 6.03; or

(h) by the Company, upon written notice to Parent, at any time prior to receipt of the Stockholder Approval in accordance with Section 6.02(b), in order for the Company to enter into a definitive agreement with respect to a Superior Proposal; provided, however, that the Company shall prior to or substantially concurrently with, and as a condition to, such termination, pay the Company Termination Fee to Parent pursuant to Section 9.04.

Section 8.02 Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of (i) this Section 8.02, (ii) the last sentence of Section 6.04(b), (iii) the last sentence of Section 6.05, (iv) the last sentence of Section 6.11(b), (v) Article 7 and (vi) Article 9 shall survive any termination hereof pursuant to Section 8.01. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by such party or such party’s equity holders (taking into consideration relevant matters, including the Aggregate Merger Consideration, other combination opportunities and the time value of money), which shall be deemed to be damages of such party) arising out of its Willful and Material Breach of any provision of this Agreement or any other agreement delivered in connection herewith. For the avoidance of doubt, the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided that confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by e-mail (provided that confirmation of e-mail receipt is obtained), in each case as follows:

if to Parent, Guarantor or Merger Sub, to:

c/o Bending Spoons S.p.A.

Via Nino Bonnet 10

Milan, MI 20215

Italy

Attention: Accounting, Finance & Legal

Email: [***]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attention:   Bradley Faris

       Jason Morelli

Email:     Bradley.Faris@lw.com

       Jason.Morelli@lw.com

if to the Company, to:

Brightcove Inc.

281 Summer Street, 6th Floor

Boston, Massachusetts 02210

Attention:   David Plotkin, Chief Legal Officer

       Christopher Keenan

       Bijan Razzaghi

Email: [***]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention:   Joseph C. Theis, Jr.

       Joshua M. Zachariah

Tevia K. Pollard

E-Mail:  jtheis@goodwinlaw.com;

jzachariah@goodwinlaw.com;

tpollard@goodwinlaw.com

Section 9.02 Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time, except that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

Section 9.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given after the Stockholder Approval that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04 Fees and Expenses.

(a) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) In the event that:

(i) this Agreement is terminated pursuant to Section 8.01(g);

(ii) this Agreement is terminated pursuant to Section 8.01(h); or

(iii) this Agreement is terminated pursuant to Section 8.01(b), Section 8.01(d) or Section 8.01(e) and (A) after the date hereof, an Acquisition Proposal is made to the Company or is otherwise publicly disclosed and, in each case, not withdrawn before (x) receipt of the Stockholder Approval in the case of Section 8.01(d) or (y) termination of this Agreement in the case of Section 8.01(b) or Section 8.01(e) and (B) within nine (9) months after the date of such termination, the Company enters into a definitive agreement in respect of such Acquisition Proposal, which Acquisition Proposal is subsequently consummated (provided that for purposes of this subsection (iii), each reference to “20% or more” or “80% or less” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%” or “less than 50%”, respectively);

then the Company shall pay to Parent the Company Termination Fee by wire transfer of same-day funds (x) in the case of Section 9.04(b)(i) within three (3) Business Days after such termination, (y) in the case of Section 9.04(b)(ii), substantially concurrently with the termination of this Agreement pursuant to Section 8.01(h) (or no later than the next Business Day if such termination occurs on a day that is not a Business Day) and (z) in the case of Section 9.04(b)(iii), substantially concurrently with the consummation of such Acquisition Proposal. For the avoidance of doubt, any payment made by the Company under this Section 9.04(b) shall be payable only once with respect to this Section 9.04(b) and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that Parent shall receive full payment of the Company Termination Fee pursuant to this Section 9.04(b), the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, the Company shall have no further liability, whether pursuant to a claim at law or in equity, to Parent, Merger Sub or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub or any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company or any of its Subsidiaries or Affiliates for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Company Termination Fee), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination.

Section 9.05 Assignment; Benefit. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for the provisions of Article 2 concerning payment of the Aggregate Merger Consideration after the Effective Time, Section 6.10 and Section 8.02, which provisions shall inure to the benefit of the Persons or entities benefiting therefrom who shall be third-party beneficiaries thereof and who may enforce the covenants contained therein.

Section 9.06 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 9.07 Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware (the “Delaware Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.09 Specific Performance.

(a) The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such harm. The parties hereto agree that unless and until this Agreement is terminated in accordance with Section 8.01 and any dispute over the right to termination has been finally resolved, (i) the parties hereto shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 9.07 to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any remedy to which they are entitled pursuant to Section 8.02 or Section 9.04, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the Merger, and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other of such parties has an adequate remedy at law.

(b) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.09 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.09 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.09 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Proceeding pursuant to this Section 9.09 or anything set forth in this Section 9.09 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.

(c) Notwithstanding anything herein to the contrary and for the avoidance of doubt, nothing in this Section 9.09 nor Section 9.04 shall limit in any way the remedies of the parties under the Confidentiality Agreement.

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Parent Guarantee. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 9.11 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.12 Entire Agreement; No Reliance; Access to Information.

(a) This Agreement, the Confidentiality Agreement, the exhibits and schedules to this Agreement, the Company Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

(b) Parent and Merger Sub agree that, except for the representations and warranties contained in Article 4 of this Agreement, the Company makes no other representations or warranties and hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the parties in this Agreement, each of Parent and Merger Sub agrees that none of the Company or any of its Subsidiaries make or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including the information in the electronic data room of the Company, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made in Article 4 of this Agreement.

(c) Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and received answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company contained in Article 4 of this Agreement. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and, for the avoidance of doubt, that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

Section 9.13 Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 9.14 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.15 Guaranty.

(a) Guarantor, in order to induce the Company to execute and deliver this Agreement, hereby absolutely, unconditionally and irrevocably guarantees, as principal and not merely as surety (the “Guaranty”), to the Company, the Surviving Corporation and their successors and assigns, with respect to each and every covenant, agreement and other obligation of Parent and Merger Sub, including the due, punctual and full payment and performance of Parent’s and Merger Sub’s (including their permitted designees’ and assigns’) obligations hereunder when due (and including, for the avoidance of doubt, in connection with any breach of any of Parent’s and Merger Sub’s representations, warranties or covenants herein) (the “Guaranteed Obligations”), subject to any and all limitations on Parent’s and Merger Sub’s covenants, agreements and other obligations hereunder. Any breach or nonperformance of any such obligations of Parent or Merger Sub (or any of their successors or assigns) shall also be deemed to be a default of Guarantor. So long as this Section 9.15 is in effect, Guarantor shall not exercise any right or remedy arising by reason of its performance of the Guaranty (subject to any and all limitations on Parent’s and Merger Sub’s covenants, agreements and other obligations hereunder), whether by subrogation, reimbursement, indemnification, contribution or otherwise, against the Company, the Surviving Corporation or their successors and assigns or any express intended third party beneficiary described in Section 9.05 of any Guaranteed Obligations, or any other guarantor of the Guaranteed Obligations or any security therefor.

(b) This Guaranty is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this Guaranty is full and unconditional, and no release or extinguishment of Parent’s and/or Merger Sub’s and/or their respective designees’ or assigns’ obligations hereunder (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this Guaranty. Guarantor hereby waives (i) any right to require the Company, as a condition of payment or performance by Guarantor of any obligations of Parent or Merger Sub hereunder, to proceed against Parent or Merger Sub or pursue any other remedy whatsoever in the event that Parent or Merger Sub fails to perform its obligations hereunder or that any other action be taken or not taken as a condition to Guarantor’s liability for the Guaranteed Obligations or as a condition to the enforcement of this Agreement or the Guaranteed Obligations against Guarantor, and (ii) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law which limit the liability of or exonerate guarantors or sureties. If and whenever Parent or Merger Sub defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, Guarantor shall, subject to any and all limitations on Parent’s and Merger Sub’s covenants, agreements and other obligations hereunder, as soon as reasonably practicable following demand, unconditionally perform (or procure the performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits are conferred on the Company, the Surviving Corporation, their successors and assigns and any third party beneficiary as such person would have received if the Guaranteed Obligations had been duly performed and satisfied by Parent and Merger Sub.

(c) Guarantor represents and warrants to the Company that (i) Guarantor is duly organized or formed, validly existing and in good standing pursuant to the Applicable Laws of its jurisdiction of organization or formation, and has all requisite corporate power and authority necessary to execute and deliver this Guaranty and to perform its obligations hereunder, (ii) the execution, delivery and performance by Guarantor of this Guaranty have been approved by all requisite corporate action and, assuming the due authorization, execution and delivery of this Agreement by the Company, the execution and delivery of this Guaranty by Guarantor constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, (iii) no other action on the part of Guarantor or any holder of capital stock of, or other equity or voting interest in, Guarantor is necessary to authorize the execution, delivery and performance by Guarantor of this Guaranty, and (iv) Guarantor will have as of the Closing available funds sufficient to perform its obligations under this Section 9.15. Except for the representations and warranties of Guarantor expressly set forth in this Section 9.15(c) and of Parent and Merger Sub expressly set forth in Article 5, or in a certificate delivered pursuant to this Agreement, none of Guarantor, Parent, Merger Sub or any other person on behalf of Guarantor, Parent or Merger Sub makes any express or implied representation or warranty with respect to Guarantor, Parent, Merger Sub or with respect to any other information provided to the Company or any of its Affiliates in connection with the transactions contemplated hereby.

(d) Without limiting in any way the foregoing Guaranty, but subject in all respects to any and all limitations on Parent’s and Merger Sub’s covenants, agreements and other obligations hereunder, Guarantor agrees to cause, and to take all actions to enable, Parent and Merger Sub to adhere to each provision of the Agreement which requires an act or omission on the part of Parent or Merger Sub or any of their respective Affiliates to cause or enable Parent and Merger Sub to comply with their respective obligations under this Agreement.

(e) This Guaranty is to be a continuing guaranty and accordingly is to remain in force until all Guaranteed Obligations have been performed or satisfied. This Guaranty is in addition to and without prejudice to and not in substitution for any rights that the Company, the Surviving Corporation, their successors and assigns and any express intended third-party beneficiary may now or in future have or hold for the performance and observance of the Guaranteed Obligations. The Guaranteed Obligations shall be discharged as a result of (i) indefeasible payment and performance in full of the Guaranteed Obligations in accordance with the terms of this Agreement, or (ii) those defenses to the payment of the Guaranteed Obligations that Parent or Merger Sub has under the specific terms of this Agreement.

(f) As a separate and independent stipulation, Guarantor acknowledges, confirms and agrees that any of the Guaranteed Obligations (including any monies payable) that is or becomes unenforceable against, or not capable of recovery from, Parent or Merger Sub by reason of any legal limitation, disability or incapacity on or of Parent or Merger Sub or any other fact or circumstances (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from Guarantor as though the same had been incurred by Guarantor and Guarantor was the sole or principal obligor in respect of that Guaranteed Obligation. Without limiting the generality of the foregoing, (i) Guarantor hereby waives: (A) notice of acceptance of this Guaranty, and of the creation or existence of any of the Guaranteed Obligations and of any action by the Company in reliance hereon or in connection herewith; and (B) presentment, demand for payment, notice of dishonor or nonpayment, protest and notice of protest with respect to the Guaranteed Obligations; and (ii) the liability of Guarantor under this Agreement and the Guaranty shall be irrevocable and enforceable irrespective of (subject to any and all limitations on Parent’s and Merger Sub’s covenants, agreements and other obligations hereunder): (A) any change in the time, manner, terms, place of payment, or in any other term of all or any of the Guaranteed Obligations, or any other document executed in connection therewith; (B) any release, amendment, waiver, or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations; (C) failure, omission, delay, waiver, or refusal by the Company, the Surviving Corporation, their successors and assigns and any third-party beneficiary to exercise, in whole or in part, any right or remedy held by such person with respect to the Guaranteed Obligations unless and to the extent Guarantor is actually and materially prejudiced by such failure, omission, delay, waiver, or refusal; and (D) any change in the existence, structure, or ownership of Guarantor, Parent or Merger Sub, or any insolvency, bankruptcy, reorganization, or other similar proceeding.

(g) Notwithstanding anything to the contrary set forth herein, the Company hereby acknowledges and agrees that (i) no recourse hereunder may be had against any Representatives, stockholders or affiliates (other than

Parent) of Guarantor, or any of their respective direct or indirect Representatives, stockholders or affiliates (other than Parent), whether by or through attempted piercing of the corporate veil or otherwise, by the enforcement of any judgment or assessment or by any legal or equitable Proceeding, by virtue of any Applicable Law, or otherwise, and (ii) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Representatives, stockholders or affiliates (other than Parent) of Guarantor, or any of their respective direct or indirect Representatives, stockholders or affiliates (other than Parent), under this Section 9.15 or for any claim based on, in respect of or by reason of the Guaranteed Obligations. The Company acknowledges and agrees that Guarantor is agreeing to enter into this Section 9.15 in reliance on the provisions set forth in this Section 9.15(g) and that this Section 9.15(g) shall survive the termination of this Agreement. For the avoidance of doubt, in no event shall the potential liability of Guarantor in connection with this Agreement or the transactions contemplated hereby exceed that of Parent or Merger Sub in connection with this Agreement or the Merger and the transactions contemplated hereby.

(h) The provisions of Section 9.01, Section 9.02, Section 9.03, Section 9.04, Section 9.05, Section 9.06, Section 9.07, Section 9.08, Section 9.09, Section 9.10, Section 9.12, Section 9.13 and Section 9.14 of this Agreement will be deemed to be applicable to this Section 9.15, and for the purposes of such Sections, Guarantor shall be considered a “Party”.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRIGHTCOVE INC.

By:	/s/ Marc DeBevoise
Name: Marc DeBevoise
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

BENDING SPOONS US INC.

By:	/s/ Douglas Marshall
Name: Douglas Marshall
Title: Authorized Officer

BLOSSOM MERGER SUB INC.

By:	/s/ Douglas Marshall
Name: Douglas Marshall
Title: Authorized Officer

BENDING SPOONS S.P.A.
(solely for the purposes of Section 6.11, Section 6.13 and Section 9.15)

By:	/s/ Francesco Patarnello
Name: Francesco Patarnello
Title: Legal Representative

Signature Page to Agreement and Plan of Merger

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BRIGHTCOVE INC.

ARTICLE I

The name of the Corporation is: Brightcove Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is: 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of Common Stock, each of which shall have a par value of $0.01 per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders or by the unanimous vote of the entire board of directors of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot.

ARTICLE VII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the General Corporation Law, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director at the time of such amendment, repeal or modification.

[Signature Page Follows]

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of the ___ day of _________, 202__.

BRIGHTCOVE INC.

By:

EXHIBIT B

BRIGHTCOVE INC.

INCORPORATED UNDER THE LAWS OF

THE STATE OF DELAWARE

AMENDED AND RESTATED BY-LAWS

ARTICLE I.

OFFICES.

The registered office of Brightcove Inc. (the “Corporation”) shall be located in the state of Delaware and shall be at such address as shall be set forth in the Certificate of Incorporation. The registered agent of the Corporation at such address shall be as set forth in the Certificate of Incorporation. The Corporation may also have such other offices at such other places, within or without the State of Delaware, as the Board of Directors may from time to time designate or the business of the Corporation may require.

ARTICLE II.

STOCKHOLDERS.

Section 1. Annual Meeting. The annual meeting of stockholders for the election of directors and the transaction of any other business shall be held on such date and at such time and in such place, either within or without the State of Delaware, as shall from time to time be designated by the Board of Directors. At the annual meeting any business may be transacted and any corporate action may be taken, whether stated in the notice of meeting or not, except as otherwise expressly provided by statute or the Certificate of Incorporation.

Section 2. Special Meetings. Special meetings of the stockholders for any purpose may be called at any time by the Board of Directors, or by the Chief Executive Officer, and shall be called by the Chief Executive Officer at the request of the holders of at least 20% of the outstanding shares of capital stock entitled to vote. Special meetings shall be held at such place or places within or without the State of Delaware as shall from time to time be designated by the Board of Directors. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

Section 3. Notice of Meetings. Written notice of the time and place of any stockholder’s meeting, whether annual or special, shall be given to each stockholder entitled to vote thereat, by personal delivery, any electronic communication, or by mailing the same to him at his address as the same appears upon the records of the Corporation at least ten (10) days but not more than sixty (60) days before the day of the meeting. Notice of any adjourned meeting need not be given except by announcement at the meeting so adjourned, unless otherwise ordered in connection with such adjournment. Such further notice, if any, shall be given as may be required by law.

Section 4. Quorum. Any number of stockholders, together holding at least a majority of the capital stock of the Corporation issued and outstanding and entitled to vote, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business, except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws.

Section 5. Adjournment of Meetings. If less than a quorum shall attend at the time for which a meeting shall have been called, the meeting may adjourn from time to time by a majority vote of the stockholders present or represented by proxy and entitled to vote without notice other than by announcement at the meeting until a quorum shall attend. Any meeting at which a quorum is present may also be adjourned in like manner and for such time or upon such call as may be determined by a majority vote of the stockholders present or represented by proxy and entitled to vote. At any adjourned meeting at which a quorum shall be present, any business may be transacted and any corporate action may be taken which might have been transacted at the meeting as originally called.

Section 6. Voting List. The Secretary (or any other officer of the Corporation in the absence of a Secretary) shall prepare and make, at least ten (10) days before every election of directors, a complete list of the stockholders entitled to vote, arranged in alphabetical order and showing the address of each stockholder and the number of shares of each stockholder. Such list shall be open at the place where the election is to be held for said ten (10) days, to the examination of any stockholder, and shall be produced and kept at the time and place of election during the whole time thereof, and subject to the inspection of any stockholder who may be present.

Section 7. Voting. Each stockholder entitled to vote at any meeting may vote either in person or by proxy, but no proxy shall be voted on or after three years from its date, unless said proxy provides for a longer period. Except as otherwise provided by the Certificate of Incorporation, each stockholder entitled to vote shall at every meeting of the stockholders be entitled to one (1) vote for each share of stock registered in his name on the record of stockholders. At all meetings of stockholders all matters, except as otherwise provided by statute, shall be determined by the affirmative vote of the majority of shares present in person or by proxy and entitled to vote on the subject matter. Voting at meetings of stockholders need not be by written ballot.

Section 8. Record Date of Stockholders. The Board of Directors is authorized to fix in advance a date not exceeding sixty (60) days nor less than ten (10) days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent of stockholders for any purposes, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and, in such case, such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation, after such record date fixed as aforesaid.

Section 9. Action Without Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 10. Conduct of Meetings. The Chairman of the Board of Directors, or if there be none, or in the Chairman’s absence, the Chief Executive Officer shall preside at all regular or special meetings of stockholders. To the maximum extent permitted by law, such presiding person shall have the power to set procedural rules, including but not limited to rules respecting the time allotted to stockholders to speak, governing all aspects of the conduct of such meetings.

ARTICLE III.

DIRECTORS.

Section 1. Number and Qualifications: The Board of Directors shall consist of such number as may be fixed from time to time by resolution of the Board of Directors. The directors need not be stockholders.

Section 2. Election of Directors: The directors shall be elected by the stockholders at the annual meeting of stockholders.

Section 3. Duration of Office: The directors chosen at any annual meeting shall, except as hereinafter provided, hold office until the next annual election and until their successors are elected and qualify.

Section 4. Removal and Resignation of Directors: Except as set forth in the Certificate of Incorporation of the Corporation, as such certificate may be amended by any Certificates of Designation filed by the Corporation, any director may be removed from the Board of Directors, with or without cause, by the holders of a majority of the shares of capital stock entitled to vote, either by written consent or consents or at any special meeting of the stockholders called for that purpose, and the office of such director shall forthwith become vacant.

Any director may resign at any time. Such resignation shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chief Executive Officer or Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless so specified therein.

Section 5. Filling of Vacancies: Any vacancy among the directors, occurring from any cause whatsoever, may be filled by all of the remaining directors, though less than a quorum, provided, however, that the stockholders removing any director may at the same meeting fill the vacancy caused by such removal, and provided further, that if the directors fail to fill any such vacancy, the stockholders may at any special meeting called for that purpose fill such vacancy. In case of any increase in the number of directors, the additional directors may be elected by the directors in office before such increase.

Any person elected to fill a vacancy shall hold office, subject to the right of removal as hereinbefore provided, until the next annual election and until his successor is elected and qualifies.

Section 6. Regular Meetings: The Board of Directors shall hold an annual meeting for the purpose of organization and the transaction of any business immediately after the annual meeting of the stockholders, provided that all of the directors are present. Other regular meetings may be held at such times as may be determined from time to time by resolution of all of the Board of Directors.

Section 7. Special Meetings: Special meetings of the Board of Directors shall only be called by all the members of the Board of Directors.

Section 8. Notice and Place of Meetings: Meetings of the Board of Directors may be held at the principal office of the Corporation, or at such other place as shall be stated in the notice of such meeting. Notice of any special meeting, and, except as the Board of Directors may otherwise determine by resolution, notice of any regular meeting also, shall be mailed to each director addressed to him at his residence or usual place of business at least two (2) days before the day on which the meeting is to be held, or if sent to him at such place by facsimile, telegraph, electronic mail or other electronic means, or cable, or delivered personally or by telephone, not later than the day before the day on which the meeting is to be held. No notice of the annual meeting of the Board of Directors shall be required if it is held immediately after the annual meeting of the stockholders.

Section 9. Business Transacted at Meetings, etc.: Any business may be transacted and any corporate action may be taken at any regular or special meeting of the Board of Directors at which a quorum shall be present, whether such business or proposed action be stated in the notice of such meeting or not, unless special notice of such business or proposed action shall be required by statute.

Section 10. Quorum: The attendance of all of the Board of Directors at any time in office shall constitute a quorum. At any meeting at which a quorum is present, the vote of all members of the Board of Directors shall be the act of the Board of Directors. The members of the Board of Directors shall act only as the Board of Directors and the individual members thereof shall not have any powers as such.

Section 11. Compensation: The directors shall not receive any stated salary for their services as directors, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity, as an officer, agent or otherwise, and receiving compensation therefor.

Section 12. Action Without a Meeting: Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board of Directors or committee.

Section 13. Meetings Through Use of Communications Equipment: Members of the Board of Directors, or any committee designated by the Board of Directors, shall, except as otherwise provided by law, the Certificate of Incorporation or these By-laws, have the power to participate in a meeting of the Board of Directors, or any committee, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

ARTICLE IV.

COMMITTEES.

Section 1. Other Committees: Other committees, whose members need not be directors, must be appointed unanimously by the Board of Directors, which committees shall hold office for such time and have such powers and perform such duties as may from time to time be assigned to them by the Board of Directors.

Any member of such a committee may be removed at any time, with or without cause, by the Board of Directors. Any vacancy in a committee occurring from any cause whatsoever may be filled by the Board of Directors.

Section 2. Resignation: Any member of a committee may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the Chief Executive Officer or Secretary. The acceptance of a resignation shall not be necessary to make it effective unless so specified therein.

Section 3. Quorum: A majority of the members of a committee shall constitute a quorum. The act of a majority of the members of a committee present at any meeting at which a quorum is present shall be the act of such committee. The members of a committee shall act only as a committee, and the individual members thereof shall not have any powers as such.

Section 4. Record of Proceedings, etc.: Each committee shall keep a record of its acts and proceedings, and shall report the same to the Board of Directors when and as required by the Board of Directors.

Section 5. Organization, Meetings, Notices, etc.: A committee may hold its meetings at the principal office of the Corporation, or at any other place which a majority of the committee may at any time agreed upon. Each committee may make such rules as it may deem expedient for the regulation and carrying on of its meetings and proceedings. Unless otherwise ordered by the Board of Directors, any notice of a meeting of such committee may be given by the Secretary of the Corporation (or, the absence of a Secretary, any other officer of the Corporation) or by the chairman of the committee and shall be sufficiently given if mailed to each member at his residence or usual place of business at least two (2) days before the day on which the meeting is to be held, or if sent to him at such place by facsimile, telegraph, cable, electronic mail or other electronic means, or delivered personally or by telephone not later than twenty-four (24) hours before the time at which the meeting is to be held.

Section 6. Compensation: The members of any committee shall be entitled to such compensation as may be allowed them by resolution of the Board of Directors.

ARTICLE V.

OFFICERS.

Section 1. Number: The officers of the Corporation shall be such officers as may be appointed in accordance with the provisions of this Article V. The Board of Directors in its discretion may also elect a Chairman of the Board of Directors.

Section 2. Election, Term of Office and Qualifications: The officers, except as provided in Section 3 of this Article V, shall be chosen annually by the Board of Directors. Each such officer shall, except as herein otherwise provided, hold office until his successor shall have been chosen and shall qualify. Except as otherwise provided by law, any number of offices may be held by the same person.

Section 3. Other Officers: Other officers, including one or more vice-presidents, assistant secretaries, treasurer or assistant treasurers, may from time to time be appointed by the Board of Directors, which other officers shall have such powers and perform such duties as may be assigned to them by the Board of Directors or the officer or committee appointing them.

Section 4. Removal of Officers: Any officer of the Corporation may be removed from office, with or without cause, by a vote of the Board of Directors.

Section 5. Resignation: Any officer of the Corporation may resign at any time. Such resignation shall be in writing and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chief Executive Officer or Secretary. The acceptance of a resignation shall not be necessary in order to make it effective, unless so specified therein.

Section 6. Filling of Vacancies: A vacancy in any office shall be filled by the Board of Directors or by the authority appointing the predecessor in such office.

Section 7. Compensation: The compensation of the officers shall be fixed by the Board of Directors, or by any committee upon whom power in that regard may be conferred by the Board of Directors.

Section 8. Chairman of the Board of Directors: The Chairman of the Board of Directors, if any, shall be a director and shall preside at all meetings of the stockholders and the Board of Directors, and shall have such power and perform such duties as may from time to time be assigned to him by the Board of Directors.

Section 9. Chief Executive Officer: In the absence of the Chairman of the Board of Directors, or if there be none, the Chief Executive Officer shall preside at all meetings of the stockholders and the Board of Directors. He shall have power to call special meetings of the stockholders or of the Board of Directors at any time. He shall be the chief executive officer of the Corporation, and shall have the general direction of the business, affairs and property of the Corporation, and of its several officers, and shall have and exercise all such powers and discharge such duties as usually pertain to the office of Chief Executive Officer.

Section 10. Vice-Presidents: The vice-president, or vice-presidents if there is more than one, shall, subject to the direction of the Board of Directors, at the request of the President or in his absence, or in case of his inability to perform his duties from any cause, perform the duties of the President, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the Chief Executive Officer. The vice-presidents shall also perform such other duties as may be assigned to them by the Board of Directors, and the Board of Directors may determine the order of priority among them.

Section 11. Secretary: The Secretary shall perform such duties as are incident to the office of Secretary, or as may from time to time be assigned to him by the Board of Directors, or as are prescribed by these By-laws.

Section 12. Treasurer: The Treasurer shall perform such duties and have powers as are usually incident to the office of Treasurer or which may be assigned to him by the Board of Directors.

ARTICLE VI.

CAPITAL STOCK.

Section 1. Issue of Certificates of Stock: The certificate for shares of capital stock of the Corporation may be certificated or uncertificated, as provided under the General Corporation Law of the State of Delaware, and the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the capital stock of the Corporation shall be uncertificated shares. To the extent that the shares of the capital stock are certificated with physical stock certificates, they shall be numbered in the order of their issue and shall be signed by the Chairman of the Board of Directors, the Chief Executive Officer or one of the vice-presidents, and the Secretary or an assistant secretary or the treasurer or an assistant treasurer (or, in the absence of such persons, any other officer of the Corporation), and the seal of the Corporation or a facsimile thereof shall be impressed or affixed or reproduced thereon, provided, however, that where such certificates are signed by a transfer agent or an assistant transfer agent or by a transfer clerk acting on behalf of the Corporation and a registrar, the signature of any such Chairman of the Board of Directors, Chief Executive Officer, vice-president, Secretary, assistant secretary, treasurer, assistant treasurer or other officer may be facsimile. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon have not ceased to be such officer or officers of the Corporation.

Section 2. Registration and Transfer of Shares: The name of each person owning a share of the capital stock of the Corporation shall be entered on the books of the Corporation together with the number of shares held by him, her or it, the numbers of the certificates, if any, covering such shares and the dates of acquisition of such shares. The shares of stock of the Corporation held in certificated form shall be transferable on the books of the Corporation by the holders thereof in person, or by their duly authorized attorneys or legal representatives, on surrender and cancellation of certificates for a like number of shares, accompanied by an assignment or power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. The shares of stock of the Corporation that are not held in certificated form shall be transferable on the books of the Corporation by the holders thereof in person, or by their duly authorized attorneys or legal representatives, on delivery of an assignment or power of transfer. A record shall be made of each transfer.

The Board of Directors may make other and further rules and regulations concerning the transfer and registration of certificates for stock and may appoint a transfer agent or registrar or both and may require all certificates of stock to bear the signature of either or both.

Section 3. Lost, Destroyed and Mutilated Certificates: The holder of any stock of the Corporation held in certificated form shall immediately notify the Corporation of any loss, theft, destruction or mutilation of the certificates therefor. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it and alleged to have been lost, stolen or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representatives, to give the Corporation a bond, in such sum not exceeding double the value of the stock and with such surety or sureties as they may require, to indemnify it against any claim that may be made against it by reason of the issue of such new certificate and against all other liability in the premises, or may remit such owner to such remedy or remedies as he may have under the laws of the State of Delaware.

ARTICLE VII.

DIVIDENDS, SURPLUS, ETC.

Section 1. General Discretion of Directors: The Board of Directors shall have power to fix and vary the amount to be set aside or reserved as working capital of the Corporation, or as reserves, or for other proper purposes of the Corporation, and, subject to the requirements of the Certificate of Incorporation, to determine whether any, if any, part of the surplus or net profits of the Corporation shall be declared as dividends and paid to the stockholders, and to fix the date or dates for the payment of dividends.

ARTICLE VIII.

MISCELLANEOUS PROVISIONS.

Section 1. Fiscal Year: The fiscal year of the Corporation shall commence on the first day of January and end on the last day of December.

Section 2. Corporate Seal: The corporate seal shall be in such form as approved by the Board of Directors and may be altered at their pleasure. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 3. Notices: Except as otherwise expressly provided, any notice required by these By-laws to be given shall be sufficient if given by depositing the same in a post office or letter box in a sealed postpaid wrapper addressed to the person entitled thereto at his address, as the same appears upon the books of the Corporation, or by sending via facsimile, telegraphing, cabling, or electronic mailing the same to such person at such addresses; and such notice shall be deemed to be given at the time it is mailed, sent via facsimile, telegraphed, cabled or electronically mailed.

Section 4. Waiver of Notice: Any stockholder or director may at any time, by writing, telegraph, cable, electronic mail or other electronic means, waive any notice required to be given under these By-laws, and if any stockholder or director shall be present at any meeting his presence shall constitute a waiver of such notice.

Section 5. Checks, Drafts, etc.: All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner, as shall from time to time be designated by resolution of the Board of Directors.

Section 6. Deposits: All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such bank or banks, trust companies or other depositories as the Board of Directors may select, and, for the purpose of such deposit, checks, drafts, warrants and other orders for the payment of money which are payable to the order of the Corporation, may be endorsed for deposit, assigned and delivered by any officer of the Corporation, or by such agents of the Corporation as the Board of Directors or the Chief Executive Officer may authorize for that purpose.

Section 7. Voting Stock of Other Corporations: Except as otherwise ordered by the Board of Directors, the Chief Executive Officer or the treasurer shall have full power and authority on behalf of the Corporation to attend and to act and to vote at any meeting of the stockholders of any corporation of which the Corporation is a stockholder and to execute a proxy to any other person to represent the Corporation at any such meeting, and at any such meeting the Chief Executive Officer or the treasurer or the holder of any such proxy, as the case may be, shall possess and may exercise any and all rights and powers incident to ownership of such stock and which, as owner thereof, the Corporation might have possessed and exercised if present. The Board of Directors may from time to time confer like powers upon any other person or persons.

ARTICLE IX.

INDEMNIFICATION.

Section 1. Definitions. For purposes of this Article IX:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) “DGCL” means the General Corporation Law of the State of Delaware;

(c) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;

(d) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(e) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(f) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(g) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(h) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation;

(i) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(j) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

Section 2. Indemnification of Directors and Officers.

(a) Subject to the operation of Section 4 of this Article IX, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(i)

Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(ii)

Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(ii) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(iii)

Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(iv)

Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors of the

Corporation, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these By-laws in accordance with the provisions set forth herein.

Section 3. Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article IX, each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors of the Corporation.

Section 4. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article IX to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

Section 5. Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors of the Corporation, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these By-laws.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article IX shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

Section 6. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

Section 7. Contractual Nature of Rights.

(a) The provisions of this Article IX shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article IX is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article IX nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article IX shall eliminate or reduce any right conferred by this Article IX in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b) If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article IX shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

Section 8. Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article IX shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

Section 9. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article IX.

Section 10. Other Indemnification. The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article IX as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article IX owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

ARTICLE X.

AMENDMENTS.

The Board of Directors shall have the power to make, rescind, alter, amend and repeal these By-laws, provided, however, that the stockholders shall have power to rescind, alter, amend or repeal any By-laws made by the Board of Directors, and to enact By-laws which if so expressed shall not be rescinded, altered, amended or repealed by the Board of Directors. No change of the time or place for the annual meeting of the stockholders for the election of directors shall be made except in accordance with the laws of the State of Delaware.

*   *   *   *   *

Annex B

November 24, 2024

The Board of Directors

Brightcove Inc.

281 Summer Street

Boston, MA 02210

Dear Members of the Board:

We understand that Brightcove Inc., a Delaware corporation (“Company”), Bending Spoons US Inc., a Delaware corporation (“Parent”), Bending Spoons S.p.A., an Italian società per azioni (solely for the purposes of Section 6.11, Section 6.13 and Section 9.15) (“Guarantor”) and Blossom Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of November 24, 2024 (the “Agreement”), pursuant to which Buyer will acquire Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Company and each outstanding share of the common stock, par value $0.001 per share, of Company (“Company Common Stock”), other than shares of (a) Company Common Stock held in treasury of Company, (b) Company Common Stock owned by Guarantor, Parent or Merger Sub and (c) Company Common Stock held by holders who are entitled to appraisal and who properly exercise their appraisal rights for such shares in accordance with Section 262 of the Delaware General Corporation Law (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $4.45 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Company;

(iii)	Reviewed various financial forecasts, including tax asset forecasts and other data provided to us by Company relating to the business of Company;

(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vi)	Reviewed historical stock prices and trading volumes of Company Common Stock; and

(vii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. Management of the Company has advised Lazard that the financial forecasts and tax asset forecasts provided to Lazard in November 2024 reflect their best currently available estimates and judgments as to the future financial performance of the Company; accordingly, you have directed us to use solely such forecasts (and not any other forecasts provided to us) for purposes of our analyses in connection with this opinion. With respect to the financial forecasts and tax asset forecasts utilized in our analyses, we have assumed, with the consent of Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future

The Board of Directors

Brightcove Inc.

November 24, 2024

financial performance of Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based. We note that we did not perform a precedent transactions analysis because we do not believe that there are sufficiently comparable business combinations for purposes of such an analysis.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We further note that volatility in the credit, commodities and financial markets, may have an effect on Company or the Transaction and we are not expressing an opinion as to the effects of such volatility on Company or the Transaction. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Company in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We, in the past two years, were engaged by a company in connection with a potential transaction where Guarantor was a contemplated counterparty, for which we have received compensation from Guarantor, although the transaction with Guarantor was not ultimately consummated. In addition, in the ordinary course, certain of Lazard and its affiliates and its and their employees trade securities for their own accounts and for the accounts of their customers,  and, accordingly, hold and/or may at any time hold a long or short position in securities of Company, and certain of Lazard’s affiliates also trade and hold securities on behalf of clients, which include and/or may at any time include Company, Guarantor and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Company (in its capacity as such) and our opinion is rendered to the Board of Directors of Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

The Board of Directors

Brightcove Inc.

November 24, 2024

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Adrian Duchini
Adrian Duchini
Managing Director

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION        BRIGHTCOVE INC. 281 SUMMER STREET BOSTON, MA 02210 VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [___] [_], 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/BCOV2025SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [__] [_], 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                                   [_]-[_]      KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  BRIGHTCOVE INC.     The Board of Directors recommends you vote FOR the following proposals: For Against Abstain   1. Adoption of the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of November 24, 2024, by and among Bending Spoons US Inc., a Delaware corporation, Bending Spoons S.p.A., an Italian societá per azioni (solely for the purposes of Section 6.11, Section 6.13 and Section 9.15), Blossom Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Bending Spoons US Inc., and Brightcove Inc. (“Brightcove”). ☐ ☐ ☐ 2. Approval of, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Brightcove’s named executive officers in connection with the transactions contemplated by the Merger Agreement. ☐ ☐ ☐ 3. Approval of a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. ☐ ☐ ☐ NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.        Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice of Meeting and Proxy Statement is available at www.proxyvote.com. — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — [_]-[_]-   BRIGHTCOVE INC. Special Meeting of Stockholders [__] [_], 2025 at [_] [a.m.] [Eastern Time] This proxy is solicited on behalf of the Board of Directors of Brightcove Inc. The undersigned stockholder hereby appoints Marc DeBevoise, John Wagner and David Plotkin, or each of them, as proxies and attorneys-in-fact, each with the power to appoint their substitute, and hereby authorizes them to represent and vote all of the shares of common stock of Brightcove Inc. that the stockholder is entitled to vote at the Special Meeting of Stockholders of the Company to be held on [__] [_], 2025 at [_] [a.m.] Eastern Time at www.virtualshareholdermeeting.com/BCOV2025SM, and at any adjournments or postponements thereof, on the matters set forth on the reverse side. WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY MATTER INCIDENTAL TO THE FOREGOING OR ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. CONTINUED AND TO BE SIGNED ON REVERSE SIDE